Exhibit 10.1

AMENDED AND RESTATED RECEIVABLES FUNDING AND ADMINISTRATION AGREEMENT

Dated as of March 15, 2017

by and among

CMI RECEIVABLES FUNDING LLC,

as Borrower,

THE FINANCIAL INSTITUTIONS SIGNATORY HERETO FROM TIME TO TIME,

as Lenders,

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as a Lender, as Swing Line Lender and as Administrative Agent
____________________________________________________________________________

i

ii

EXHIBITS
Exhibit 2.01(a)(ii)	Form of Revolving Note
Exhibit 2.01(b)(ii)	Form of Swing Line Note
Exhibit 2.02(a)	Form of Commitment Reduction Notice
Exhibit 2.02(b)	Form of Commitment Termination Notice
Exhibit 2.03(a)	Form of Borrowing Request
Exhibit 2.03(g)	Form of Repayment Notice
Exhibit 9.03	Form of Power of Attorney
Exhibit 12.02(b)	Form of Assignment Agreement
Exhibit A	Credit and Collection Policy
Exhibit B	Reviewed Markets

Schedule 4.01(b)	Jurisdiction of organization/organizational number; Executive Offices; Collateral Locations; Corporate or Other Names
Schedule 4.01(q)	Deposit and Disbursement Accounts/Borrower

Annex 5.02	Reporting Requirements of the Borrower (including Form of Report)
Annex W	Administrative Agent’s Account/Lenders’ Accounts
Annex X	Definitions and Interpretation
Annex Y-1	Schedule of Documents
Annex Y-2	Schedule of Post-Closing Documents

THIS AMENDED AND RESTATED RECEIVABLES FUNDING AND ADMINISTRATION AGREEMENT (this “Agreement”) is entered into as of March 15, 2017 by and among CMI RECEIVABLES FUNDING LLC, a Delaware limited liability company (the “Borrower”), the financial institutions signatory hereto from time to time as lenders (the “Lenders”), and WELLS FARGO BANK, NATIONAL ASSOCIATION, a Delaware corporation, as a Lender, as swing line lender (in such capacity, the “Swing Line Lender”) and as administrative agent for the Lenders hereunder (in such capacity, the “Administrative Agent”).
RECITALS
A.    The Borrower is a special purpose limited liability company the sole member of which is Cumulus Broadcasting LLC (in such capacity, the “Member”).
B.    The Borrower has been formed for the purpose of purchasing, or otherwise acquiring by capital contribution, Receivables of the Originators party to the Sale Agreement.
C.    The Borrower intends to fund its purchases of the Receivables, in part, by borrowing Advances hereunder and pledging all of its right, title and interest in and to the Receivables as security therefor, and, subject to the terms and conditions hereof, the Lenders intend to make such Advances from time to time.
D.    The Administrative Agent has been requested and is willing to act as administrative agent on behalf of each of the Lenders in connection with the making and financing of such Advances.
E.    The Borrower, the Lenders, the Swing Line Lender and the Administrative Agent (as successor to General Electric Capital Corporation) are parties to the Receivables Funding and Administration Agreement dated as of December 6, 2013 (as amended, restated, supplemented or otherwise modified through the date hereof, the “Existing Receivables Funding and Administration Agreement”).
F.    The parties hereto desire to amend and restate the Existing Receivables Funding and Administration Agreement on the terms and subject to the conditions set forth herein.
AGREEMENT
NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
ARTICLE I.

DEFINITIONS AND INTERPRETATION
Section 1.01.     Definitions. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in Annex X.
Section 1.02.     Rules of Construction. For purposes of this Agreement, the rules of construction set forth in Annex X shall govern. All Appendices hereto, or expressly identified to this Agreement, are incorporated herein by reference and, taken together with this Agreement, shall constitute but a single agreement.
ARTICLE II.

AMOUNTS AND TERMS OF ADVANCES
Section 2.01.     Advances.
(a)    Revolving Credit Advances.
(i)    From and after the Closing Date and until the Commitment Termination Date and subject to the terms and conditions hereof, each Lender (other than the Swing Line Lender) severally agrees to make its Pro Rata Share of advances to the Borrower from time to time (each, a “Revolving Credit Advance”). The Outstanding Principal Amount of all Advances shall not at any time exceed the lesser of (x) the Aggregate Commitment and (y) the Borrowing Base. The Outstanding Principal Amount of Revolving Credit Advances made by each Lender shall not exceed such Lender’s Commitment. The Borrower may from time to time borrow, repay and reborrow Revolving Credit Advances hereunder on the terms and conditions set forth herein.
(ii)    The Borrower shall execute and deliver to each Lender (other than the Swing Line Lender) that makes a request therefor, a note to evidence the Revolving Credit Advances which may be made hereunder from time to time by such Lender. Each such note shall be (x) in the principal amount of the applicable Commitment of the applicable Lender, (y) dated as of the date of issuance thereof, and (z) substantially in the form of Exhibit 2.01(a)(ii) (each, a “Revolving Note”). Each Revolving Note shall represent the obligation of the Borrower to pay the amount of each Lender’s Commitment or, if less, the Lender’s Pro Rata Share of the aggregate Outstanding Principal Amount of all outstanding Revolving Credit Advances made to the Borrower, together with interest thereon as prescribed in Section 2.06. The Outstanding Principal Amount of Revolving Credit Advances and all other accrued and unpaid Borrower Obligations shall be immediately due and payable in full in immediately available funds on the Facility Maturity Date.
(b)    Swing Line Advances. • From and after the Closing Date and until the Commitment Termination Date and subject to the terms and conditions hereof, the Swing Line Lender agrees to make advances (each such advance hereunder, a “Swing Line Advance”) to the Borrower from time to time; provided that if the Swing Line Lender believes in good faith that one or more Lenders is or will be a Non-Funding Lender, the Swing Line Lender may, in its sole discretion, elect not to make the portion of a Swing Line Advance equal to the Pro Rata Share of such Lender or Lenders of the requested amount of the Swing Line Advance unless the Swing Line Lender shall have received Adequate Security with respect to such portion of the requested Swing Line Advance. The aggregate amount of the Swing Line Loan shall not at any time exceed the Swing Line Commitment. The Borrower may from time to time borrow, repay and reborrow Swing Line Advances hereunder on the terms and conditions set forth herein. Unless the Swing Line Lender has received at least one Business Day’s prior written notice from the Lenders instructing it not to make a Swing Line Advance, the Swing Line Lender shall, notwithstanding the failure of any condition precedent set forth in Section 3.01 or 3.02, be entitled to fund such Swing Line Advance, and to have the Lenders make Revolving Credit Advances in accordance with Section 2.01(b)(iii) or purchase participating interests in accordance with Section 2.01(b)(iv). The Borrower shall repay the aggregate outstanding principal amount of the Swing Line Loan in full in immediately available funds on the Facility Maturity Date.
(i)    The Borrower shall execute and deliver to the Swing Line Lender a note to evidence the Swing Line Loan. Such note shall be in the principal amount of the Swing Line Commitment, dated the Restatement Effective Date and substantially in the form of Exhibit 2.01(b)(ii) (the “Swing Line Note”). The Swing Line Note shall represent the obligation of the Borrower to pay the Swing Line Loan, together with interest thereon as prescribed in Section 2.06. The Swing Line Loan and all other accrued and unpaid Borrower Obligations shall be immediately due and payable in full in immediately available funds on the Facility Maturity Date.
(ii)    The Swing Line Lender, at any time and from time to time no less frequently than once per month, shall on behalf of the Borrower (and the Borrower hereby irrevocably authorizes the Swing Line Lender to so act on its behalf) request each Lender (excluding the Swing Line Lender) to make a Revolving Credit Advance to the Borrower in an amount equal to such Lender’s Pro Rata Share of the principal amount of the Swing Line Loan (the “Refunded Swing Line Loan”) outstanding on the date such notice is given. Unless the Commitment Termination Date has occurred (in which event the procedures of subsection (iv) below shall apply) and regardless of whether the conditions precedent set forth in Sections 3.01 and 3.02 to the making of a Revolving Credit Advance are then satisfied, each Lender shall disburse directly to the Administrative Agent, its Pro Rata Share of a Revolving Credit Advance on behalf of the Swing Line Lender, prior to 2:00 p.m. (New York time), in immediately available funds on the Business Day next succeeding the date on which such notice is given. The proceeds of such Revolving Credit Advances shall be immediately paid to the Swing Line Lender and applied to repay the Refunded Swing Line Loan.
(iii)    If, prior to a repayment of a Swing Line Loan with a Revolving Credit Advance pursuant to Section 2.01(b)(iii), the Commitment Termination Date or one of the events described in Sections 8.01(d) or (e) has occurred, then, subject to the provisions of Section 2.01(b)(v) below, each Lender shall, on the date such Revolving Credit Advance was to have been made for the benefit of the Borrower, will be deemed to have purchased from the Swing Line Lender an undivided participation interest in the Swing Line Loan in an amount equal to its Pro Rata Share of such Swing Line Loan. Upon request by the Swing Line Lender, each Lender shall promptly transfer to the Swing Line Lender, in immediately available funds, the amount of its participation interest.
(iv)    Each Lender’s obligation to make Revolving Credit Advances in accordance with Section 2.01(b)(iii) and to purchase participation interests in accordance with Section 2.01(b)(iv) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right that such Lender may have against the Swing Line Lender, the Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of any Termination Event or Incipient Termination Event; (C) any inability of the Borrower to satisfy the conditions precedent to borrowing set forth in this Agreement at any time; or (D) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. If any Lender does not make available to the Administrative Agent or the Swing Line Lender, as applicable, the amount required pursuant to Sections 2.01(b)(iii) or (b)(iv), as the case may be, the Swing Line Lender shall be entitled, in its discretion, (x) to recover such amount on demand from such Lender, together with interest thereon for each day from the date of non-payment until such amount is paid in full at the Federal Funds Rate for the first two Business Days and at the Index Rate thereafter and (y) apply, to the extent and in satisfaction of such amount, any collateral provided by or on behalf of such Lender as Adequate Security.
(v)    Notwithstanding anything herein to the contrary, if the Swing Line Lender elects not to make the portion of a Swing Line Advance in respect of any Lender (a “Specified Lender”) pursuant to the proviso to the first sentence of Section 2.01(b), each other Lender’s obligation to make Revolving Credit Advances in accordance with Section 2.01(b)(iii) and to purchase participation interests in accordance with Section 2.01(b)(iv) in respect of such Swing Line Advance shall be calculated ratably based on the respective Commitments of the Lenders (other than, for the avoidance of doubt, any Lender that is a Specified Lender).
Section 2.02.     Optional Changes in Aggregate Commitment.
(a)    The Borrower may, not more than four times during each calendar year, irrevocably reduce the Aggregate Commitment; provided, that (i) the Borrower shall give five (5) Business Days’ prior written notice of any such reduction to the Administrative Agent substantially in the form of Exhibit 2.02(a) (each such notice, a “Commitment Reduction Notice”), (ii) any partial reduction of the Aggregate Commitment shall be in a minimum amount of $1,000,000 or an integral multiple of $1,000,000 in excess of $1,000,000 and (iii) no such partial reduction shall reduce the Aggregate Commitment below the greater of (x) the Outstanding Principal Amount at such time and (y) $25,000,000. Any such reduction in the Aggregate Commitment shall result in (i) a reduction in each Lender’s Commitment in an amount equal to such Lender’s Pro Rata Share of the amount by which the Aggregate Commitment is being reduced and (ii) a proportional reduction in the Swing Line Commitment; provided, however, that no such partial reduction shall reduce the Swing Line Commitment below the aggregate amount of the Swing Line Loan.
(b)    The Borrower may, at any time, on at least three (3) Business Days’ prior written notice to the Administrative Agent, irrevocably terminate the Aggregate Commitment; provided, that (i) such notice of termination shall be substantially in the form of Exhibit 2.02(b) (the “Commitment Termination Notice”) and (ii) the Borrower shall reduce the Outstanding Principal Amount of Advances to zero, and make all payments required by Section 2.03(g) at the time and in the manner specified therein. Upon such termination, the Borrower’s right to request that (1) any Lender make Revolving Credit Advances or (2) the Swing Line Lender make Swing Line Advances hereunder, shall in each case simultaneously terminate and the Commitment Termination Date shall automatically occur.
(c)    Each written notice required to be delivered pursuant to Sections 2.02(a) and (b) shall be irrevocable and shall be effective (i) on the day of receipt if received by the Administrative Agent not later than 4:00 p.m. (New York time) on any Business Day and (ii) on the immediately succeeding Business Day if received by the Administrative Agent after such time on such Business Day or if any such notice is received on a day other than a Business Day (regardless of the time of day such notice is received).
Section 2.03.     Procedures for Making Advances.
(a)    Borrowing Requests. Except for a request for a Borrowing made under Section 2.01(b)(iii), each Borrowing Request must be made by the Borrower to the Administrative Agent in writing so that it is received no later than 11:00 a.m. (New York time) on the Business Day of the proposed Advance Date set forth therein. Each request for a Borrowing (a “Borrowing Request”) shall (i) be substantially in the form of Exhibit 2.03(a), (ii) be irrevocable and (iii) specify the amount of the requested Borrowing (which shall be in a minimum amount of $1,000,000) and the proposed Advance Date (which shall be a Business Day). Each Borrowing requested pursuant to a Borrowing Request shall be in the form of a Swing Line Advance until such Swing Line Advance is repaid or otherwise refinanced in accordance with Section 2.01(b)(iii) or (b)(iv). The Administrative Agent shall review the pro forma calculation of the Borrowing Base delivered in connection with each Borrowing Request to confirm whether a Funding Excess exists or would exist after giving effect to the Borrowing requested in the related Borrowing Request. If a Funding Excess exists or would exist after giving effect to the Borrowing requested in the related Borrowing Request, the Administrative Agent shall promptly notify the Borrower and each Lender thereof. Unless a LIBOR Rate Disruption Event shall have occurred, each Advance shall be a LIBOR Rate Advance. Notwithstanding anything herein to the contrary, if the Swing Line Lender has elected not to make any portion of a Swing Line Advance pursuant to the proviso to the first sentence of Section 2.01(b), such portion of the requested Borrowing will be funded as a Revolving Credit Advance.
(b)    Advances; Payments.
(i)    The Administrative Agent shall, promptly after receipt of a Borrowing Request delivered in accordance with Section 2.03(a) and in any event prior to 12:00 noon (New York time) on the date such Borrowing Request is deemed received, by telecopy, telephone, electronic mail or other similar form of communication, notify (i) the Swing Line Lender of its receipt of a Borrowing Request relating to a request for Swing Line Advances or (ii) the Lenders of its receipt of a Borrowing Request relating to a request for Revolving Credit Advances. Following such notification (i) the Swing Line Lender (in the case of Swing Line Advance) or (ii) the Lenders (in the case of Revolving Credit Advances) shall make the amount of such Swing Line Advance or Revolving Credit Advances, as applicable, available to the Administrative Agent in same day funds by wire transfer to the Administrative Agent’s account as set forth in Annex W not later than 3:00 p.m. (New York time) on the requested Advance Date. After receipt of such wire transfers (or, in the Administrative Agent’s sole discretion in accordance with Section 2.03(c), before receipt of such wire transfers), subject to the terms hereof (including, without limitation, the satisfaction of the conditions precedent set forth in Section 3.02), the Administrative Agent shall make available to the Borrower by deposit into an account of the Borrower designated by the Borrower (or such other account designated by the Borrower) on the Advance Date therefor, the lesser of (x) the amount of the requested Borrowing and (y) (i) in the case of any requested Swing Line Advance, the amount of Swing Line Availability and (ii) in the case of any requested Revolving Credit Advances, the amount of Funding Availability. All payments by each Lender under this Section 2.03(b)(i) shall be made without setoff, counterclaim or deduction of any kind.
(ii)    On each Settlement Date, the Administrative Agent will advise each Lender (other than the Swing Line Lender) by telephone or telecopy of the amount of such Lender’s Pro Rata Share of principal, interest and Fees (to the extent payable to all Lenders) paid for the benefit of Lenders with respect to each applicable Revolving Credit Advance. Provided that such Lender has made all payments required to be made by it and purchased all participations required to be purchased by it under this Agreement and the other Related Documents as of such Settlement Date, the Administrative Agent will pay to each Lender such Lender’s Pro Rata Share of principal, interest and Fees (to the extent payable to all Lenders) with respect to each applicable Revolving Credit Advance, paid by the Borrower since the previous Settlement Date for the benefit of that Lender. Such payments shall be made by wire transfer to such Lender’s account (as specified by such Lender in Annex W or the applicable Assignment Agreement) not later than 3:00 p.m. (New York time) on each Settlement Date.
(iii)    On each Settlement Date, the Administrative Agent will advise the Swing Line Lender of the amount of principal, interest and Fees paid for the benefit of the Swing Line Lender with respect to the Swing Line Loan. The Administrative Agent will pay to the Swing Line Lender the amount of principal, interest and Fees paid by the Borrower since the previous Settlement Date for the benefit of the Swing Line Lender. Such payments shall be made by wire transfer or by book balance to the Swing Line Lender’s account (as specified by the Swing Line Lender in Annex W or the applicable Assignment Agreement) not later than 3:00 p.m. (New York time) on each Settlement Date.
(c)    Availability of Lenders’ Advances. The Administrative Agent may assume that each Lender (other than the Swing Line Lender) will make its Pro Rata Share of each Borrowing of Revolving Credit Advances available to the Administrative Agent on each Advance Date. If the Administrative Agent has made available to the Borrower such Lender’s Pro Rata Share of any such Borrowing but such Pro Rata Share is not, in fact, paid to the Administrative Agent by such Lender when due, the Administrative Agent will be entitled to recover such amount on demand from (x) such Lender without set-off, counterclaim or deduction of any kind and (y) any collateral provided as Adequate Security. If any Lender fails to pay the amount of its Pro Rata Share forthwith upon the Administrative Agent’s demand, the Administrative Agent shall promptly notify the Borrower and the Borrower shall immediately repay such amount to the Administrative Agent. Nothing in this Section 2.03(c) or elsewhere in this Agreement or the other Related Documents shall be deemed to require the Administrative Agent to advance funds on behalf of any Lender or to relieve any Lender from its obligation to fulfill its Commitment hereunder or to prejudice any rights that the Borrower may have against any Lender as a result of any default by such Lender hereunder. To the extent that the Administrative Agent advances funds to the Borrower on behalf of any Lender and is not reimbursed therefor on the same Business Day as such Revolving Credit Advance is made, the Administrative Agent shall be entitled to retain for its account all interest accrued on such Revolving Credit Advance from the date of such Revolving Credit Advance to the date such Revolving Credit Advance is reimbursed by the applicable Lender.
(d)    Return of Payments. • If the Administrative Agent pays an amount to a Lender under this Agreement in the belief or expectation that a related payment has been or will be received by the Administrative Agent from the Borrower and such related payment is not received by the Administrative Agent, then the Administrative Agent will be entitled to recover such amount from (x) such Lender on demand without set-off, counterclaim or deduction of any kind and (y) any collateral provided as Adequate Security.
(i)    If at any time any amount received by the Administrative Agent under this Agreement must be returned to the Borrower or paid to any other Person pursuant to any insolvency law or otherwise, then, notwithstanding any other term or condition of this Agreement or any other Related Document, the Administrative Agent will not be required to distribute any portion thereof to any Lender. In addition, each Lender will repay to the Administrative Agent (or the Administrative Agent may apply any Adequate Security) on demand any portion of such amount that the Administrative Agent has distributed to such Lender, together with interest at such rate, if any, as the Administrative Agent is required to pay to the Borrower or such other Person, without set-off, counterclaim or deduction of any kind.
(e)    Non-Funding Lenders. The failure of any Non-Funding Lender to make any Revolving Credit Advance to be made by it on the date specified therefor shall not relieve any other Lender (each such other Lender, an “Other Lender”) of its obligations to make the Revolving Credit Advance to be made by it, but neither any Other Lender nor the Administrative Agent shall be responsible for the failure of any Non-Funding Lender to make a Revolving Credit Advance to be made by such Non-Funding Lender (it being understood that the Other Lenders shall be required to fund the portion of any Revolving Credit Advance that a Non-Funding Lender fails to fund to the extent that the Revolving Credit Advances made by such Other Lenders do not exceed such Lenders’ respective Commitment after giving effect to any funding). Notwithstanding anything set forth herein to the contrary, a Non-Funding Lender shall not have any voting or consent rights under or with respect to any Related Document or constitute a “Lender” (or be included in the calculation of “Requisite Lenders” hereunder) for any voting or consent rights under or with respect to any Related Document unless and until such Non-Funding Lender shall have cured in full its failures to make Revolving Credit Advances hereunder.
(f)    Actions in Concert. Anything in this Agreement to the contrary notwithstanding, each Lender hereby agrees with each other Lender that no Lender shall take any action to protect or enforce its rights arising out of this Agreement, the Revolving Notes or the Swing Line Note (including exercising any rights of set-off) without first obtaining the prior written consent of the Administrative Agent or the Requisite Lenders, it being the intent of the Lenders that any such action to protect or enforce rights under this Agreement, the Revolving Notes and the Swing Line Note shall, subject to any provision herein requiring that each Lender consent to a particular action, be taken in concert and at the direction or with the consent of the Administrative Agent or the Requisite Lenders.
(g)    Principal Repayments. On each Business Day, Collections on deposit in the Agent Account shall be applied in accordance with Section 2.08(b) or Section 2.08(c), as applicable. The Borrower may at any time repay outstanding Advances hereunder; provided that (i) the Borrower shall give not less than one Business Day’s prior written notice of any such repayment to the Administrative Agent substantially in the form of Exhibit 2.03(g) (any such notice, a “Repayment Notice”), (ii) any such notice shall be irrevocable, (iii) any such notice shall specify the amount of the requested repayment and the proposed date of such repayment (which shall be a Business Day), (iv) any such repayment shall be applied first to the Swing Line Loan until the Outstanding Principal Amount thereof has been reduced to zero, and second, pro rata to the Lenders, to the outstanding Revolving Credit Advances and (v) any such repayment must be accompanied by payment of all interest accrued and unpaid on the portion of the Outstanding Principal Amount of the Advances to be repaid through but excluding the date of such repayment. Any such notice of repayment must be received by the Administrative Agent no later than 2:00 p.m. (New York time) on the Business Day immediately preceding the date of the proposed repayment; provided, further, that the foregoing requirements shall not apply to repayment of the outstanding principal amount of Advances as a result of the application of Collections pursuant to Section 2.08.
Section 2.04.     Pledge and Release of Transferred Receivables.
(a)    Pledge. The Borrower shall indicate in its Records that the Transferred Receivables have been pledged hereunder and that the Administrative Agent has a security interest in all such Transferred Receivables for the benefit of the Secured Parties. The Borrower shall, and shall cause the Servicer to, hold all Contracts and other documents relating to such Transferred Receivables in trust for the benefit of the Administrative Agent on behalf of itself and the other Secured Parties in accordance with their interests hereunder. The Borrower hereby acknowledges that its retention and possession of such Contracts and documents shall at all times be in a custodial capacity for the Administrative Agent’s (on behalf of itself and the other Secured Parties) benefit only.
(b)    Repurchases of Transferred Receivables.
(i)    If an Originator is required to repurchase Transferred Receivables from the Borrower pursuant to Section 4.04 of the Sale Agreement, upon payment by such Originator to the Concentration Account of the applicable repurchase price thereof (which repurchase price shall not be less than an amount equal to the Billed Amount of such Transferred Receivable minus the Collections received in respect thereof, the Administrative Agent on behalf of itself and the other Secured Parties shall release their liens on and security interests in the Transferred Receivables being so repurchased.
(ii)    If any Originator is to be merged or consolidated with (or sold or otherwise transferred to) any Person that is not a direct or indirect wholly-owned Subsidiary of the Parent or a division or business unit or certain assets of a Originator are to be sold to a Person that is not a direct or indirect wholly-owned Subsidiary of the Parent (any such transaction, an “Originator Disposition”) and the related Originator determines in its commercially reasonable judgment that it is impracticable to consummate such Originator Disposition unless all Transferred Receivables originated by such Originator (or, in the case of the sale of a division or business unit or certain assets of a Originator, the Transferred Receivables generated by such division, business unit or assets (such Transferred Receivables, the “Related Transferred Receivables”) are also transferred by such Originator (or, in the case of any merger or consolidation, are owned by such Originator at the time of such merger or consolidation) in connection with the related Originator Disposition, the Borrower may transfer all (and not less than all) of its Transferred Receivables (or, in the case of the sale of a division or business unit or certain assets of an Originator, the Related Transferred Receivables with respect to such Originator Disposition), in any case, without recourse, representation, warranty or covenant of any kind, to such Originator for a repurchase price equal to the Billed Amount of such Transferred Receivable minus the sum of Collections received in respect thereof but which may be paid, subject to the conditions set forth below and of the “Subordinated Note” executed in connection with the Sale Agreement, by a reduction in the outstanding balance of the related “Subordinated Loans” (as defined in the Sale Agreement) owing to the related Originator), and the Administrative Agent on behalf of the Secured Parties shall release the liens on and security interests in any such Transferred Receivables being so repurchased if the following conditions are satisfied:
(a)    after giving effect to such transfer and release, there shall not exist any Termination Event or Incipient Termination Event (including, without limitation, any Incipient Termination Event arising because of the occurrence of a Funding Excess);
(b)    at least five (5) Business Days prior to any such transfer and release, the Borrower shall have delivered, true, correct and complete copies of all documents to be executed or delivered in connection with the repurchase of the Transferred Receivables by the applicable Originator and, in the case of a transfer and release of all of the Transferred Receivables of a particular Originator, a release of such Originator from its continuing obligations under the Sale Agreement (other than those obligations which by the terms of the Sale Agreement survive the termination thereof) upon payment of the repurchase price for such Transferred Receivables, all of which shall be reasonably acceptable to the Administrative Agent (it being understood that the Borrower shall not, without the prior written consent of the Administrative Agent, sign or be bound by any agreements in connection with a Originator Disposition other than an instrument or assignment without recourse, representation, warranty or covenant by the Borrower);
(c) at least five (5) Business Days prior to any such transfer and release, the Borrower shall have delivered a written notice to the Administrative Agent of such Originator Transactions, certifying that the foregoing condition described in clause (A) above shall be satisfied after giving effect to such transfer and release, together with a pro forma Report giving effect to such release and any concurrent repayment of Advances;
(d)    the Borrower shall have delivered to the Administrative Agent such opinion letters and other documentation related to the repurchase of the Transferred Receivables by the applicable Originator and the proposed transfer of such Transferred Receivables to the applicable Originator in connection therewith as the Administrative Agent may reasonably request (which shall include, if requested by the Administrative Agent, an opinion letter of qualified counsel with respect to issues of substantive nonconsolidation of the Borrower and confirming or reaffirming the “true sale” and “absolute transfer” of Receivables under the Sale Agreement and, in the case of a transfer and release of Related Transferred Receivables with respect to a Originator Disposition, with respect to the creation and perfection of the security interest of the Borrower and the Administrative Agent in the remaining Receivables of the applicable Originator); and
(e)    the Borrower shall have delivered to the Administrative Agent a report demonstrating that none of the portfolio tests set forth in Section 8.01(s) would have resulted in a Termination Event as of the most recent test date had such portfolio tests been calculated without including such Related Transferred Receivables and any other applicable Related Transferred Receivables previously repurchased pursuant to this Section 2.04(b).
Notwithstanding anything in this Agreement or any other Related Document to the contrary, the Borrower shall have no obligation to any Originator to reconvey any Transferred Receivables to any Originator or any other Person in connection with any Originator Disposition.
Section 2.05.     Commitment Termination Date. Notwithstanding anything to the contrary set forth herein, no Lender shall have any obligation to make any Advances from and after the Commitment Termination Date.
Section 2.06.     Interest; Charges.
(a)    The Borrower shall pay interest to the Administrative Agent, for the ratable benefit of the Lenders, with respect to the outstanding amount of each Revolving Credit Advance made or maintained by each Lender, in arrears on each applicable Settlement Date, (i) for each LIBOR Rate Advance outstanding from time to time, at the applicable LIBOR Rate as in effect from time to time during the related Settlement Period, and (ii) for each Index Rate Advance outstanding from time to time, at the applicable Index Rate as in effect from time to time during the related Settlement Period. The Borrower shall pay interest to the Administrative Agent, for the benefit of the Swing Line Lender, with respect to the outstanding amount of each Swing Line Advance, in arrears on each applicable Settlement Date, at the LIBOR Rate as in effect from time to time during the related Settlement Period. Interest for each Advance shall be calculated based upon actual days elapsed during the applicable Settlement Period, for a 360 day year based upon actual days elapsed since the last Settlement Date (or 365 or 366, as applicable, with respect to interest or other amounts calculated by reference to the Index Rate). Unless a LIBOR Rate Disruption Event shall have occurred, each Advance shall be a LIBOR Rate Advance.
(b)    So long as any Termination Event shall have occurred and be continuing, the interest rates applicable to each Advance and any other unpaid Borrower Obligation hereunder shall be increased by two percent (2.0%) per annum (such increased rate, in each case, the “Default Rate”), and all outstanding Borrower Obligations shall bear interest at the applicable Default Rate from the date of such Termination Event until such Termination Event is waived or cured.
(c)    The Administrative Agent is authorized to, and at its sole election may, charge to the Borrower as Revolving Credit Advances and cause to be paid all Fees, expenses, charges, costs, interest and principal, other than principal of the Advances, owing by the Borrower under this Agreement or any of the other Related Documents solely to the extent the Borrower fails to pay any such amounts as and when due, and any charges so made shall constitute part of the Outstanding Principal Amount hereunder even if such charges would cause the aggregate balance of the Outstanding Principal Amount to exceed the Borrowing Base.
Section 2.07.     Fees.
(a)    The Borrower shall pay to the Administrative Agent, for the account of itself and the Lenders, as applicable, the fees set forth in the Fee Letter on the dates such fees are payable pursuant to the Fee Letter.
(b)    From and after the Closing Date, as additional compensation for the Lenders, the Borrower agrees to pay to Administrative Agent, for the ratable benefit of such Lenders, monthly in arrears, on each Settlement Date prior to the Commitment Termination Date and on the Commitment Termination Date, the accrued and unpaid Unused Commitment Fee.
(c)    On each Settlement Date, the Borrower shall pay to the Servicer or to the Successor Servicer, as applicable, the Servicing Fee or the Successor Servicing Fees and Expenses, respectively, in each case to the extent of available funds therefor pursuant to Section 2.08.
Section 2.08.     Application of Collections; Time and Method of Payments.
(a)    Each Advance shall mature, and be payable, on the Facility Maturity Date (in which case such Advance shall be payable in full).
(b)    Prior to the Commitment Termination Date, any proceeds of Borrower Collateral received by the Borrower or the Servicer shall be set aside and held in trust by the Servicer for the payment of any accrued and unpaid Borrower Obligations as provided in this Section 2.08. Any Collections not required to be set aside prior to the Commitment Termination Date may be used by the Borrower for the payment of the purchase price for new Receivables under the Sale Agreement. On the Commitment Termination Date and on each day thereafter, the Borrower shall cause the Servicer to set aside and hold in trust for the Secured Parties all proceeds of Borrower Collateral received on such day and an additional amount for the payment of any accrued and unpaid Borrower Obligations owed by the Borrower and not previously paid by Borrower; provided that if the Administrative Agent has delivered a Notice of Exclusive Control in accordance with the terms hereof, all proceeds of Borrower Collateral received by the Administrative Agent shall be held by the Administrative Agent or its designee for application pursuant to this Section 2.08.
(c)    From and after the Commitment Termination Date and on each Business Day on which any Borrower Obligations are due for payment, the Borrower (and/or, if the Administrative Agent has delivered a Notice of Exclusive Control, the Administrative Agent to the extent that it has received proceeds of Borrower Collateral), shall apply all proceeds of Borrower Collateral then available in the following order of priority:
(i)    first, to the extent then due and payable, to the payment of all Fees accrued and unpaid through such date and all unreimbursed expenses of the Administrative Agent which are reimbursable pursuant to the terms hereof;
(ii)    second, if such Business Day is a Settlement Date, to the payment of accrued and unpaid interest which is then due and payable in respect of the Advances, pro rata based on the Commitments;
(iii)    third, if the Servicer has been replaced as a result of the occurrence of an Event of Servicer Termination and such Servicer is not an Affiliate of the Parent, to the payment of the aggregate accrued and unpaid Servicing Fees through such date payable to such replacement Servicer;
(iv)    fourth, to the payment of any outstanding Advances then due and payable, pro rata based on the Commitments; provided, that principal on Advances shall be applied in the following order, to the payment of the Outstanding Principal Amount of Advances, first, in respect of Swing Line Advances, and second, in respect of Revolving Credit Advances, pro rata based on the Commitments;
(v)    fifth, if any of the conditions precedent set forth in Section 3.02 shall not be satisfied, to the payment of the Outstanding Principal Amount of all other Advances, first, in respect of Swing Line Advances and second, in respect of Revolving Credit Advances, pro rata based on the Commitments;
(vi)    sixth, to the extent then due and payable, pro rata, to the payment of all other obligations of the Borrower accrued and unpaid hereunder, including, without limitation, the expenses of the Lenders reimbursable under Section 12.04; and
(vii)    seventh, to be paid to the account designated by the Borrower.
(d)    Funding Excesses. If and to the extent a Funding Excess exists on any Business Day, the Borrower shall deposit an amount equal to the amount of such Funding Excess in the Agent Account by no later than 11:00 a.m. (New York time) on the immediately succeeding Business Day, which amount shall be applied by the Administrative Agent first, in immediate repayment of the outstanding amount of Swing Line Advances (if any), and second, in immediate repayment of the outstanding amount of Revolving Credit Advances.
(e)    To the extent that amounts on deposit in the Agent Account on any day are insufficient to pay amounts due on such day in respect of the matured portion of any Advances or any interest, Fees or any other amounts due and payable by the Borrower hereunder, the Borrower shall pay, upon notice from the Administrative Agent, the amount of such insufficiency to the Administrative Agent in Dollars, in immediately available funds (for the account of the Administrative Agent, the applicable Lenders, Affected Parties or Indemnified Persons) not later than 11:00 a.m. (New York time) on such day. Any such payment made on such date but after such time shall be deemed to have been made on, and interest shall continue to accrue and be payable thereon at the LIBOR Rate (in the case of LIBOR Rate Advances) or the Index Rate (in all other cases), until the next succeeding Business Day.
(f)    At all times after the Administrative Agent shall have exercised its right to delivery any Notices of Exclusive Control in accordance with the terms hereof, the Borrower hereby irrevocably waives the right to direct the application of any and all payments received from or on behalf of the Borrower hereunder, and the Borrower hereby irrevocably agrees that any and all such payments shall be applied by the Administrative Agent in accordance with this Section 2.08; provided, that the Borrower shall have no responsibility for the allocation or disbursement of any such payments.
(g)    All payments of principal of the Advances and all payments of interest, Fees and other amounts payable by the Borrower hereunder shall be made in Dollars, in immediately available funds. If any such payment becomes due on a day other than a Business Day, the maturity thereof will be extended to the next succeeding Business Day and interest thereon at the LIBOR Rate (in the case of LIBOR Rate Advances) or Index Rate (in all other cases) shall be payable during such extension. Payments received at or prior to 2:00 p.m. (New York time) on any Business Day shall be deemed to have been received on such Business Day. Payments received after 2:00 p.m. (New York time) on any Business Day or on a day that is not a Business Day shall be deemed to have been received on the following Business Day.
(h)    Upon receipt of a notice in accordance with Section 7.03 of the Sale Agreement, the Administrative Agent shall, if such amounts have not been applied to the Borrower Obligations, segregate the Unrelated Amounts and the same shall not be deemed to constitute Collections on Transferred Receivables.
(i)    The Administrative Agent agrees that it will not deliver a Notice of Exclusive Control unless a Trigger Event has occurred.  From and after the occurrence of a Trigger Event, the Administrative Agent may deliver a Notice of Exclusive Control in its sole and absolute discretion.  Following the delivery of a Notice of Exclusive Control, the Administrative Agent will direct the applicable Collection Account Bank and/or Concentration Account Bank to deliver all available funds on deposit in each applicable Account to the Agent Account or such other account designated by the Administrative Agent.  Any amounts received by the Administrative Agent may be applied by the Administrative Agent to Borrower Obligations that are then due and payable in accordance with the priority of payments set forth in this Section 2.08.  If, on any day, the Administrative Agent receives any amounts in connection with the delivery of a Notice of Exclusive Control that are in excess of Borrower Obligations that are then due and owing, the Administrative Agent may in its sole and absolute discretion (x) retain from such amounts an amount equal to those Borrower Obligations (other than the Outstanding Principal Amount) that have accrued but are not then due and payable (such amounts shall be retained for application in accordance with the priority of payments set forth in this Section 2.08 on the next Settlement Date) and/or (y) if a Termination Event is continuing, retain Collections and other proceeds of Collateral in an amount necessary to cash collateralize 105% of the Borrower Obligations (or such lower amount as the Administrative Agent may designate).  After giving effect to any retention pursuant to the immediately preceding sentence, the Administrative Agent shall pay any other amounts received by the Administrative Agent to an account designated by the Borrower.
Section 2.09.     Illegality. If after the Closing Date any Lender shall determine that the introduction of any Requirement of Law, or any change in any Requirement of Law or in the interpretation or administration thereof, has made it unlawful, or that any central bank or other Governmental Authority has asserted that it is unlawful, for any Lender or its Lending Office to make LIBOR Rate Advances, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, the obligation of that Lender to make LIBOR Rate Advances shall be suspended until such Lender shall have notified the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exists.
(a)    Subject to clause (c) below, if any Lender shall determine that it is unlawful to maintain any LIBOR Rate Advance, the Borrower shall prepay in full all LIBOR Rate Advances of such Lender then outstanding, together with interest accrued thereon, either on the last day of the Interest Period thereof if such Lender may lawfully continue to maintain such LIBOR Rate Advances to such day, or immediately, if such Lender may not lawfully continue to maintain such LIBOR Rate Advances, together with any amounts required to be paid in connection therewith pursuant to Section 2.11.
(b)    If the obligation of any Lender to make or maintain LIBOR Rate Advances has been terminated, the Borrower may elect, by giving notice to such Lender through the Administrative Agent that all Advances which would otherwise be made by any such Lender as LIBOR Rate Advances shall be instead Index Rate Advances.
(c)    Before giving any notice to the Administrative Agent pursuant to this Section 2.09, the affected Lender shall designate a different Lending Office with respect to its LIBOR Rate Advances if such designation will avoid the need for giving such notice or making such demand and will not, in the judgment of the Lender, be illegal or otherwise disadvantageous to the Lender.
Section 2.10.     Increased Costs and Reduction of Return.
(a)    If any Lender shall determine that, due to either (i) the introduction of, or any change in, or in the interpretation of, any Requirement of Law or (ii) the compliance with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), in the case of either clause (i) or (ii) subsequent to the Closing Date, there shall be any increase in the cost to such Lender of agreeing to make or making, funding or maintaining any LIBOR Rate Advances, then the Borrower shall be liable for, and shall from time to time, within thirty (30) days of demand therefor by such Lender (with a copy of such demand to Administrative Agent), pay to Administrative Agent for the account of such Lender, additional amounts as are sufficient to compensate such Lender for such increased costs; provided, that the Borrower shall not be required to compensate any Lender pursuant to this clause (a) for any increased costs incurred more than 180 days prior to the date that such Lender notifies the Borrower, in writing of the increased costs and of such Lender’s intention to claim compensation thereof; provided, further, that if the circumstance giving rise to such increased costs is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.
(b)    If any Lender shall have determined that:
(i)    the introduction of any Capital Adequacy Regulation;
(ii)    any change in any Capital Adequacy Regulation;
(iii)    any change in the interpretation or administration of any Capital Adequacy Regulation by any central bank or other Governmental Authority charged with the interpretation or administration thereof; or
(iv)    compliance by such Lender (or its Lending Office) or any entity controlling the Lender, with any Capital Adequacy Regulation;
affects the amount of capital required or expected to be maintained by such Lender or any entity controlling such Lender and (taking into consideration such Lender’s or such entities’ policies with respect to capital adequacy and such Lender’s desired return on capital) determines that the amount of such capital is increased as a consequence of its Commitments, loans, credits or obligations under this Agreement, then, within thirty (30) days of demand of such Lender (with a copy to the Administrative Agent), the Borrower shall pay to such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender (or the entity controlling the Lender) for such increase; provided, that the Borrower shall not be required to compensate any Lender pursuant to this clause (b) for any amounts incurred more than 180 days prior to the date that such Lender notifies the Borrower, in writing of the amounts and of such Lender’s intention to claim compensation thereof; provided, further, that if the event giving rise to such increase is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.
(c)    Notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States of America or foreign regulatory authorities, in each case in respect of this clause (ii) pursuant to Basel III, shall, in each case, be deemed to be a change in a Requirement of Law under subsection (a) above and/or a change in Capital Adequacy Regulation under subsection (b) above, as applicable, regardless of the date enacted, adopted or issued.
(d)    Each of the Administrative Agent and each Affected Party agrees that, upon the occurrence of any event giving rise to the operation of this Section 2.11 or entitling any such party to receive additional amounts under Section 13.01 with respect to such Lender, it will, if requested by the Borrower, and to the extent permitted by law or by the relevant Governmental Authority, endeavor in good faith to avoid or minimize the increase in costs, reduction in payments, or payment of additional amounts resulting from such event (including endeavoring to change its lending office) so long as such avoidance or minimization can be made in such a manner that such Lender, in its sole determination, suffers no economic, legal or regulatory disadvantage.
Section 2.11.     Funding Losses. The Borrower agrees to reimburse each Lender and to hold each Lender harmless from any loss or expense which such Lender may sustain or incur as a consequence of:
(a)    the failure of the Borrower to make any payment or mandatory prepayment of principal of any LIBOR Rate Advance (including payments made after any acceleration thereof);
(b)    the failure of the Borrower to borrow, continue or convert an Advance after the Borrower has given (or is deemed to have given) a Borrowing Request;
(c)    the failure of the Borrower to make any prepayment after the Borrower has given a notice in accordance with Section 2.02; or
(d)    the prepayment (including pursuant to Section 2.03) of a LIBOR Rate Advance on a day which is not the last day of the Interest Period with respect thereto;
including any such loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain its LIBOR Rate Advances hereunder or from fees payable to terminate the deposits from which such funds were obtained; provided that, with respect to the expenses described in clauses (c) and (d) above, such Lender shall have notified the Administrative Agent of any such expense within two (2) Business Days of the date on which such expense was incurred. Solely for purposes of calculating amounts payable by the Borrower to the Lenders under this Section 2.11 and under Section 2.10(a): each LIBOR Rate Advance made by a Lender (and each related reserve, special deposit or similar requirement) shall be conclusively deemed to have been funded at the LIBOR Rate used in determining the interest rate for such LIBOR Rate Advance by a matching deposit or other borrowing in the interbank Eurodollar market for a comparable amount and for a comparable period, whether or not such LIBOR Rate Advance is in fact so funded.
Section 2.12.     Inability to Determine Rates. If the Administrative Agent shall have determined in good faith that a LIBOR Rate Disruption Event shall have occurred, the Administrative Agent will forthwith give notice of such determination to the Borrower and each Lender. Thereafter, the obligation of the Lenders to make or maintain LIBOR Rate Advances hereunder shall be suspended until the Administrative Agent revokes such notice in writing. Upon receipt of such notice, the Borrower may revoke any Borrowing Request then submitted by it. If the Borrower does not revoke such notice, such Advances shall be Index Rate Advances.
Section 2.13.     Reserves on LIBOR Rate Advances. The Borrower shall pay to each Lender, as long as such Lender shall be required under regulations of the Federal Reserve Board to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional costs on the unpaid principal amount of each LIBOR Rate Advances equal to actual costs of such reserves allocated to such Advance by such Lender (as determined by such Lender in good faith, which determination shall be conclusive absent manifest error), payable on each date on which interest is payable on such Advance provided the Borrower shall have received at least fifteen (15) days’ prior written notice (with a copy to the Administrative Agent) of such additional interest from the Lender. If a Lender fails to give notice fifteen (15) days prior to the relevant Settlement Date, such additional interest shall be payable fifteen (15) days from receipt of such notice.
Section 2.14.     Non-Funding Lenders.
(a)    If a Lender becomes a Non-Funding Lender, then, so long as such Lender remains a Non-Funding Lender in accordance with clause (c) below, notwithstanding any other provisions of this Agreement, any amount paid by the Borrower for the account of such Non-Funding Lender under this Agreement (whether on account of Advances, interest, Fees, indemnity payments or other amounts) will not be paid or distributed to such Non-Funding Lender, but will, so long as such Lender is a Non-Funding Lender, instead be retained by the Administrative Agent in a segregated non-interest bearing account (the “Non-Funding Lender Account”), until the Termination Date and will be applied by the Administrative Agent, to the fullest extent permitted by law, to the making of payments from time to time in the following order of priority (and the Non-Funding Lender shall have no claims against the Borrower, the Administrative Agent or any Lender for making such redirected payments): first, to the payment of any amounts, if any, due and owing by such Non-Funding Lender to the Administrative Agent under this Agreement, together with interest thereon owing at the Index Rate; second, to the payment of interest due and payable to the Other Lenders, ratably among them in accordance with the amounts of such interest then due and payable to them; third, to the payment of fees then due and payable to the Other Lenders, ratably among them in accordance with the amounts of such fees then due and payable to them; fourth, if as of any Settlement Date the Advances of any Other Lender exceeds its Pro Rata Share (as determined without giving effect to the proviso in the definition thereof) of the total Advances, to repay the Advances of each such Other Lender in the amount necessary to eliminate such excess, pro rata based on the Advances of the Other Lenders; fifth, to make any other mandatory reductions of the Advances of the Other Lenders required under Section 2.08, pro rata based on the Advances of such Other Lenders; sixth, to the ratable payment of other amounts then due and payable to the Other Lenders; and seventh, to pay any interest, Advances or other amounts owing under this Agreement to such Non-Funding Lender in the order of priority set forth in Section 2.08(c) hereof or as a court of competent jurisdiction may otherwise direct; provided that funds shall be redirected from the Non-Funding Lender Account to pay amounts owed under clauses second through sixth solely after application of other funds on deposit in the Agent Account and only to the extent that such other funds are insufficient to make such payments. Any funds redirected from the Non-Funding Lender Account to make payments under clauses second through sixth above shall not be deemed to be payment by the Borrower for purposes of determining whether a Termination Event has occurred and shall not discharge any obligations of the Borrower to make such payment. To the extent that any Other Lenders have been paid with amounts redirected from the Non-Funding Lender Account, the Non-Funding Lender shall, from and after payment in full of all interest, Advances and other amounts owed to the Other Lender, be subrogated to the rights of the Other Lenders to the extent of any such payments from the Non-Funding Lender Account under clause seventh above.
(b)    Notwithstanding clause (a) above, the Administrative Agent shall be authorized at any time that any Commitments remain outstanding, at its sole and absolute discretion, after payment of any amounts owed under clause first of the first sentence of clause (a) above, to (i) retain amounts in any Non-Funding Lender Account in an amount up to the related Non-Funding Lender’s unfunded Commitment and (ii) use any portion of such retained amounts to pay such Non-Funding Lender’s funding obligations hereunder. Upon any such unfunded obligations owing by a Non-Funding Lender becoming due and payable, the Administrative Agent shall be authorized to use the amounts in a Non-Funding Lender’s Non-Funding Lender Account to make such payment on behalf of such Non-Funding Lender. Upon the termination of all Commitments, any amounts in any Non-Funding Lender Account shall be applied in accordance with the first sentence of clause (a) above.
(c)    If the Borrower and the Administrative Agent agree in writing in their discretion that a Non-Funding Lender should no longer be deemed to be a Non-Funding Lender, the Administrative Agent will so notify the other parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any amounts then held in the segregated account referred to in Section 2.14(a)), such Non-Funding Lender shall, to the extent applicable, purchase such portion of outstanding Advances of the Other Lenders and/or make such other adjustments as the Administrative Agent may determine to be necessary to cause the Advances of all of the Lenders to be on a pro rata basis in accordance with their respective Commitments, whereupon such Lender will cease to be a Non-Funding Lender, provided that no adjustments will be made retroactively with respect to Fees accrued or payments made by or on behalf of the Borrower while such Lender was a Non-Funding Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, such notification will not constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Non-Funding Lender.
Section 2.15.     Register; Registered Obligations.
(a)    Register. The Administrative Agent, acting as a non-fiduciary agent of the Borrower solely for tax purposes and solely with respect to the actions described in this Section 2.15, shall establish and maintain at its address referred to in Section 12.01 (or at such other address as the Administrative Agent may notify the Borrower) (i) a record of ownership (the “Register”) in which the Administrative Agent agrees to register by book entry the interests (including any rights to receive payment hereunder) of the Administrative Agent, the Swing Line Lender and each Lender in the Revolving Credit Advances, the Swing Line Advances, each of their obligations under this Agreement to participate in the each Revolving Credit Advance, Swing Line Advance and any assignment of any such interest, obligation or right and (ii) accounts in the Register in accordance with its usual practice in which it shall record (1) the names and addresses of the Lenders (and each change thereto pursuant to Sections 12.01 and 12.02), (2) the Revolving Commitment of each Lender, (3) the amount of each Revolving Credit Advance and each funding of any participation described in clause (i) above, (4) the amount of any principal or interest due and payable or paid, and (5) any other payment received by the Administrative Agent from the Borrower and its application to the Borrower Obligations. The Register shall be available for inspection by the Borrower and any Lender at any reasonable time and from time to time upon reasonable prior notice.
(b)    Registered Obligations. Notwithstanding anything to the contrary contained in this Agreement, the Advances (including any notes evidencing such Advances) are registered obligations, the right, title and interest of the Lenders and their assignees in and to such Advances, as the case may be, shall be transferable only upon notation of such transfer in the Register and no assignment thereof shall be effective until recorded therein. This Section 2.15 and Section 12.02 shall be construed so that the Advances are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the IRC and any related regulations (and any successor provisions).
Section 2.16.     Certificates of Lenders. Any Lender claiming reimbursement or compensation pursuant to this Article II shall deliver to the Borrower (with a copy to Administrative Agent) a certificate setting forth in reasonable detail the amount payable to such Lender hereunder and such certificate shall be conclusive and binding on the Borrower in the absence of manifest error.
ARTICLE III.

CONDITIONS PRECEDENT
Section 3.01.     Conditions to Effectiveness of Agreement. The amendment and restatement of the Existing Receivables Funding and Administration Agreement pursuant to this Agreement shall not be effective until the date on which each of the following conditions have been satisfied, in the reasonable discretion of, or waived in writing by, the Lenders and the Administrative Agent (such date, the “Restatement Effective Date”):
(a)    Funding Agreement; Other Related Documents. This Agreement and (to the extent requested by the Lenders) the Notes shall have been duly executed by, and delivered to, the parties hereto and the Lenders and the Administrative Agent shall have received such other documents, instruments, agreements and legal opinions, if any, that are listed in the Schedule of Documents, each in form and substance reasonably satisfactory to each Lender and the Administrative Agent.
(b)    Approvals. The Lenders and the Administrative Agent shall have received satisfactory evidence that the Borrower, the Servicer and the Originators have obtained all required consents and approvals of all Persons, including all requisite Governmental Authorities, to the execution, delivery and performance of this Agreement and the other Related Documents and the consummation of the transactions contemplated hereby or thereby.
(c)    Compliance with Laws. The Borrower and the Transaction Parties shall be in compliance with all applicable foreign, federal, state and local laws and regulations, including, without limitation, those specifically referenced in Section 5.01(a), except to the extent noncompliance could not reasonably be expected to result in a Material Adverse Effect.
(d)    Payment of Fees. The Borrower shall have paid all fees required to be paid by it on the Restatement Effective Date, including all fees required hereunder, and shall have reimbursed the Administrative Agent for all reasonable fees, costs and expenses of closing the transactions contemplated hereunder and under the other Related Documents, including the Administrative Agent’s reasonable legal and audit expenses, and other reasonable document preparation costs.
(e)    Representations and Warranties. Each representation and warranty by the Borrower and each other Transaction Party contained herein and in each other Related Document shall be true and correct in all material respects (it being understood that the materiality threshold referenced above shall not be applicable with respect to any clause of any representation or warranty which itself contains a materiality qualification) as of the Restatement Effective Date, except to the extent that such representation or warranty expressly relates solely to an earlier date.
(f)    No Termination Event. No Incipient Termination Event or Termination Event shall have occurred and be continuing or would result after giving effect to any of the transactions contemplated on the Restatement Effective Date.
(g)    Borrower Annual Financial Statements. The Administrative Agent shall have received unaudited financial statements for the Borrower and its Subsidiaries for the calendar years ended December 31, 2013, December 31, 2014 and/or December 31, 2015 as contemplated by clause (b) of Annex 5.02 hereto.
(h)    Joinder Agreement. The Administrative Agent shall have received a joinder agreement, in form and substance acceptable to the Administrative Agent, to the Borrower’s limited liability agreement reflecting the joinder of Frank Bilotta as an Independent Manager.
Section 3.02.     Conditions Precedent to All Advances. No Lender shall be obligated to make any Advances hereunder (including the initial Advances but excluding Advances made pursuant to Section 2.01(b)(iii)) on any date if, as of the date thereof:
(a)    any representation or warranty of the Borrower, the Servicer or any other Transaction Party contained herein or in any of the other Related Documents shall be untrue or incorrect in any material respect as of such date, either before or after giving effect to the Advances to be made on such date and to the application of the proceeds therefrom, except to the extent that such representation or warranty expressly relates to an earlier date and except for changes therein expressly permitted by this Agreement;
(b)    any event shall have occurred, or would result from the making of such Advances or from the application of the proceeds therefrom, that constitutes an Incipient Termination Event or a Termination Event;
(c)    the Commitment Termination Date shall have occurred;
(d)    either before or after giving effect to such Advance and to the application of the proceeds therefrom, a Funding Excess would exist;
(e)    on or prior to such date, the Borrower or the Servicer shall have failed to deliver any Report required to be delivered in accordance with Section 5.02 hereof or the Sale Agreement and such failure shall be continuing; or
(f)    the Borrower shall have failed to deliver to the Administrative Agent a fully executed Collection Account Agreement in respect of the EFT/CC Account in form and substance acceptable to the Administrative Agent.
The delivery by the Borrower of a Borrowing Request and the acceptance by the Borrower of the funds from the related Borrowing on any Advance Date shall be deemed to constitute, as of any such Advance Date, as the case may be, a representation and warranty by the Borrower that the conditions in this Section 3.02 have been satisfied.
ARTICLE IV.

REPRESENTATIONS AND WARRANTIES
Section 4.01.     Representations and Warranties of the Borrower. To induce each Lender to make Advances from time to time and the Administrative Agent to take any action required to be performed by it hereunder, the Borrower makes the following representations and warranties to each Lender and the Administrative Agent on the Restatement Effective Date, each Reinvestment Date and each Advance Date, each and all of which shall survive the execution and delivery of this Agreement.
(a)    Existence; Compliance with Law. The Borrower (i) is a limited liability company duly formed, validly existing and in good standing under the laws of its jurisdiction of incorporation, is a “registered organization” as defined in the UCC of such jurisdiction and is not organized under the laws of any other jurisdiction; (ii) is duly qualified to conduct business and is in good standing in each other jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification except where the failure to so qualify or be in good standing could not reasonably be expected to result in a Material Adverse Effect; (iii) has the requisite power and authority and the legal right to own, pledge, mortgage or otherwise encumber and operate its properties, to lease the property it operates under lease, and to conduct its business, in each case, as now, heretofore and proposed to be conducted; (iv) has all licenses, permits, consents or approvals from or by, and has made all filings with, and has given all notices to, all Governmental Authorities having jurisdiction, to the extent required for such ownership, operation and conduct; (v) is in compliance with the terms of its limited liability company agreement; and (vi) is in compliance with all applicable provisions of law, except where the failure to comply, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
(b)    Executive Offices; Collateral Locations; Corporate or Other Names; FEIN. The state of organization and the organization identification number of the Borrower and current location of the Borrower’s chief executive office, principal place of business, other offices, the premises within which any Records are stored or located, and the locations of the Records are set forth in Schedule 4.01(b). Since the Borrower’s date of formation, the Borrower has not been known as or used any fictitious or trade name. In addition, Schedule 4.01(b) lists the federal employer identification number of the Borrower.
(c)    Power, Authorization, Enforceable Obligations. The execution, delivery and performance by the Borrower of this Agreement and the other Related Documents to which it is a party, and the creation and perfection of all Liens and ownership interests provided for herein and therein: (i) are within the Borrower’s limited liability company power; (ii) have been duly authorized by all necessary or proper actions; (iii) do not contravene any provision of the Borrower’s certificate of formation or limited liability company agreement; (iv) do not violate any law or regulation, or any order or decree of any court or Governmental Authority; (v) do not conflict with or result in the breach or termination of, constitute a default under or accelerate or permit the acceleration of any performance required by, any material indenture, mortgage, deed of trust, lease, agreement or other instrument to which the Borrower or any other Transaction Party is a party or by which the Borrower or any of the property of the Borrower or any other Transaction Party is bound; (vi) except as set forth in the Related Documents, do not result in the creation or imposition of any Adverse Claim upon any of the property of the Borrower or any other Transaction Party; and (vii) do not require the consent or approval of any Governmental Authority or any other Person, except those which have been duly obtained. The exercise by each of the Borrower, the Lenders or the Administrative Agent of any of its rights and remedies under any Related Document to which it is a party do not require the consent or approval of any Governmental Authority or any other Person, except those which will have been duly obtained. Each of the Related Documents to which the Borrower is a party shall have been duly executed and delivered by the Borrower and each such Related Document shall then constitute a legal, valid and binding obligation of the Borrower enforceable against it in accordance with its terms except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws relating to creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in proceeding in equity or law).
(d)    No Litigation. No Litigation is pending or, to the actual knowledge of the Borrower, overtly threatened in writing against the Borrower that (i) challenges the Borrower’s right or power to enter into or perform any of its obligations under the Related Documents to which it is a party, or the validity or enforceability of any Related Document or any action taken thereunder, (ii) seeks to prevent the transfer, sale, pledge or contribution of any Receivable or the consummation of any of the transactions contemplated under this Agreement or the other Related Documents, or (iii) is reasonably likely to be adversely determined and, if adversely determined, could reasonably be expected to have a Material Adverse Effect.
(e)    Solvency. After giving effect to the sale or contribution of Receivables and the Advances to be made on such date and to the application of the proceeds therefrom, the Borrower is and will be Solvent.
(f)    Material Adverse Effect. Since the date of the Borrower’s organization, (i) the Borrower has not incurred any obligations, contingent or non-contingent liabilities, liabilities for Charges, long-term leases or unusual forward or long-term commitments, other than in connection with the transaction contemplated by the Related Documents, (ii) no contract, lease or other agreement or instrument has been entered into by the Borrower or has become binding upon the Borrower’s assets, other than in connection with the Related Documents and (iii) the Borrower is not in default under any material contract, lease or other agreement or instrument to which the Borrower is a party. Since the date of the Borrower’s formation, no event has occurred with respect to the Borrower that alone or together with other events could reasonably be expected to have a Material Adverse Effect.
(g)    Ownership of Property; Liens. None of the properties and assets (including the Transferred Receivables) of the Borrower are subject to any Adverse Claims other than Permitted Encumbrances not attaching to Transferred Receivables, and there are no facts, circumstances or conditions known to the Borrower that may result in (i) with respect to the Transferred Receivables, any Adverse Claims (including Adverse Claims arising under environmental laws) and (ii) with respect to its other properties and assets, any Adverse Claims (including Adverse Claims arising under environmental laws) other than Permitted Encumbrances. The Borrower has received all assignments, bills of sale and other documents, and has duly effected all recordings, filings and other actions necessary to establish, protect and perfect the Borrower’s right, title and interest in and to the Transferred Receivables and its other properties and assets. No effective financing statement or other similar instrument is of record in any filing office listing the Borrower or any Originator as debtor and covering any of the Transferred Receivables or other Borrower Collateral except with respect to the Liens granted to the Administrative Agent hereunder, and the Liens granted to the Administrative Agent pursuant to Section 7.01 are and will be at all times fully perfected first priority Liens in and to the Transferred Receivables and other Borrower Collateral.
(h)    Ventures, Subsidiaries and Affiliates; Outstanding Stock and Indebtedness. The Borrower has no Subsidiaries, and is not engaged in any joint venture or partnership with any other Person. The Borrower has no Investments in any Person other than Permitted Investments. The Member is the only member of the Borrower. There are no outstanding rights to purchase or options, warrants or similar rights or agreements pursuant to which the Borrower may be required to issue, sell, repurchase or redeem some or all of its membership interests. Other than the Subordinated Loans, the Debt outstanding under this Agreement and Debt in respect of netting services, overdraft protections and otherwise in connection with its deposit accounts that is incurred in the ordinary course of business, the Borrower has no outstanding Debt on the Restatement Effective Date.
(i)    Taxes. All tax returns, reports and statements, including information returns, required by any Governmental Authority to be filed by the Borrower have in each case been filed with the appropriate Governmental Authority and all Charges have been paid prior to the date on which any fine, penalty, interest or late charge may be added thereto for nonpayment thereof (or any such fine, penalty, interest, late charge or loss has been paid), excluding Charges or other amounts being contested in accordance with Section 5.01(e), unless the failure to file any such return, report or statement, or the failure to pay any such charges or fine, penalty, interest, late charge or loss, could reasonably not be expected to have a Material Adverse Effect.
(j)    Full Disclosure. All information furnished by or on behalf of the Borrower to the Administrative Agent, the Swing Line Lender or any other Lender in connection with this Agreement or any other Related Document when taken as a whole is true and accurate in every material respect, and no such information contains any untrue statement of a material fact or omitted, omits or will omit to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which the same were made.
(k)    ERISA. Except as would not have a Material Adverse Effect: (i) each Transaction Party and each ERISA Affiliate is in compliance with the applicable provisions of ERISA and of the Code relating to Plans; (ii) no Reportable Event or non-exempt Prohibited Transaction has occurred or is reasonably expected to occur with respect to any Plan; (iii) there has been no determination that any Single Employer Plan is, or is expected to be, in “at risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA); (iv) no Lien in favor of the PBGC or any Single Employer Plan has been imposed upon any Transaction Party or any ERISA Affiliate that remains unsatisfied; (v) no Transaction Party and no ERISA Affiliate has received from the PBGC or a plan administrator any notice relating to an intention to terminate any Single Employer Plan or to appoint a trustee to administer any Single Employer Plan under Section 4042 of ERISA; (vi) no Transaction Party and no ERISA Affiliate has incurred any Withdrawal Liability that remains unsatisfied; and (vii) no Transaction Party and no ERISA Affiliate has received any notice concerning the imposition of Withdrawal Liability or any determination that a Multiemployer Plan is, or is expected to be, Insolvent, in Reorganization, terminated or in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA).
(l)    Brokers. No broker or finder acting on behalf of the Borrower was employed or utilized in connection with this Agreement or the other Related Documents or the transactions contemplated hereby or thereby and the Borrower has no obligation to any Person in respect of any finder’s or brokerage fees in connection therewith.
(m)    Margin Regulations. The Borrower is not engaged in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin security,” as such terms are defined in Regulation U of the Federal Reserve Board as now and from time to time hereafter in effect (such securities being referred to herein as “Margin Stock”). The Borrower owns no Margin Stock, and no portion of the proceeds of the Advances made hereunder will be used, directly or indirectly, for the purpose of purchasing or carrying any Margin Stock, for the purpose of reducing or retiring any Debt that was originally incurred to purchase or carry any Margin Stock or for any other purpose that might cause any portion of such proceeds to be considered a “purpose credit” within the meaning of Regulations T, U or X of the Federal Reserve Board. The Borrower will not take or permit to be taken any action that might cause any Related Document to violate any regulation of the Federal Reserve Board.
(n)    Nonapplicability of Bulk Sales Laws. No transaction contemplated by this Agreement or any of the Related Documents requires compliance with any bulk sales act or similar law.
(o)    Government Regulation. The Borrower is not required to be registered an “investment company” within the meaning of the Investment Company Act. The Borrower is not a “covered fund” under Section 13 of the U.S. Bank Holding Company Act of 1956, as amended, and the applicable rules and regulations thereunder (the “Volcker Rule”). In determining that the Seller is not a “covered fund” under the Volcker Rule, although other exemptions or exclusions under the Investment Company Act may apply, the Borrower relies on the exemption from the definition of “investment company” set forth in Section 3(c)(5) of the Investment Company Act and does not rely solely on the exemption from the definition of “investment company” set forth in Section 3(c)(1) and/or 3(c)(7) of the Investment Company Act.
(p)    Nonconsolidation. The Borrower has at all times operated and conducted its affairs in accordance with Section 5.01(i).
(q)    Deposit and Disbursement Accounts. Schedule 4.01(q) lists all banks and other financial institutions at which the Borrower maintains deposit or other bank accounts as of the Restatement Effective Date, including any Account, and such schedule correctly identifies the name, address and telephone number of each depository, the name in which the account is held, a description of the purpose of the account, and the complete account number therefor. Each Account constitutes a deposit account within the meaning of the applicable UCC. The Borrower (or the Servicer on its behalf) has delivered to the Administrative Agent a fully executed Collection Account Agreement with respect to each Collection Account (other than, prior to the date of the initial Advance hereunder, the EFT/CC Account). No Account is in the name of any person other than the Borrower or the Administrative Agent, other than the EFT/CC Account. The Borrower has not consented to any Bank following the instructions of any Person other than the Administrative Agent. Accordingly, the Administrative Agent has a first priority perfected security interest in each Account, and all funds on deposit therein.
(r)    Transferred Receivables.
(i)    Transfers. Each Transferred Receivable was purchased by or contributed to the Borrower on the relevant Transfer Date pursuant to the Sale Agreement.
(ii)    Eligibility. Each Transferred Receivable designated as an Eligible Receivable in each Report constitutes an Eligible Receivable as of the date specified in such Report.
(iii)    No Material Adverse Effect. The Borrower has no actual knowledge of any fact (including any defaults by the Obligor thereunder on any other Receivable) that would cause it or should have caused it to expect that any payments on any Transferred Receivable designated as an Eligible Receivable in any Report will not be paid in full when due.
(iv)    Nonavoidability of Transfers. The Borrower shall (1) have purchased each Sold Receivable from the applicable Originator for cash consideration or with the proceeds of a Subordinated Loan and (2) have accepted assignment of any Eligible Receivables transferred pursuant to clause (b) of Section 4.04 of the Sale Agreement, in each case in an amount that constitutes fair consideration and reasonably equivalent value therefor. No Sale has been made for or on account of an antecedent debt owed by any Originator to the Borrower and no such Sale is or may be avoidable or subject to avoidance under any bankruptcy laws, rules or regulations.
(s)    Assignment of Interest in Related Documents. The Borrower’s interests in, to and under the Receivables Sale and Servicing Agreement and each Originator Support Agreement, if any, have been assigned by the Borrower to the Administrative Agent (for the benefit of itself and the Lenders) as security for the Borrower Obligations.
(t)    Notices to Obligors. Each Obligor of Transferred Receivables has been directed to remit all payments with respect to such Receivables for deposit in a Lockbox or Collection Account.
(u)    Representations and Warranties in Other Related Documents. Each of the representations and warranties of the Borrower contained in the Related Documents (other than this Agreement) is true and correct in all material respects and the Borrower hereby makes each such representation and warranty to, and for the benefit of, the Lenders and the Administrative Agent as if the same were set forth in full herein.
(v)    Supplementary Representations.
(i)    Receivables; Accounts. (A) Each Transferred Receivable constitutes an “account” or a “general intangible” within the meaning of the applicable UCC, and (B) each Account constitutes a “deposit account” within the meaning of the applicable UCC.
(ii)    Creation of Security Interest. The Borrower owns and has good and marketable title to the Transferred Receivables, Accounts and Lockboxes, free and clear of any Adverse Claim other than Permitted Encumbrances. The Agreement creates a valid and continuing security interest (as defined in the applicable UCC) in the Transferred Receivables, Accounts and Lockboxes in favor of the Administrative Agent (on behalf of itself and the other Secured Parties), which security interest is prior to all other Adverse Claims and is enforceable as such as against any creditors of and purchasers from the Borrower.
(iii)    Perfection. (A) The Borrower has caused the filing of all appropriate financing statements in the proper filing office in the appropriate jurisdictions under applicable law and entered into Account Agreements in order to perfect the sale of the Transferred Receivables from the Originators to the Borrower pursuant to the Sale Agreement and the security interest granted by the Borrower to the Administrative Agent (on behalf of itself and the other Secured Parties) in such Receivables hereunder; and (B) With respect to each Account, the Borrower has delivered to the Administrative Agent (on behalf of itself and the other Secured Parties), a fully executed Account Agreement (other than, prior to the date of the initial Advance hereunder, the EFT/CC Account) pursuant to which the applicable Bank has agreed to comply with all instructions given by the Administrative Agent with respect to all funds on deposit in the Accounts and the related Lockboxes, without further consent by the Borrower, the Servicer or any Originator.
(iv)    Priority. Other than (x) the transfer of Receivables by the Originators to the Borrower pursuant to the Sale Agreement, (y) the grant of security interest by the Borrower to the Administrative Agent (on behalf of itself and the other Secured Parties) in any such Transferred Receivables and (z) such other security interests granted or incurred by the Originators on any Receivables that are released automatically upon the transfer thereof to the Borrower, the Accounts and the Lockboxes hereunder, neither the Borrower nor any Originator has pledged, assigned, sold, conveyed, or otherwise granted a security interest in any of the Transferred Receivables, the Accounts and the Lockboxes to any other Person. Neither the Borrower nor any Originator has authorized, or is aware of, any filing of any financing statement against the Borrower or any Originator that include a description of collateral covering the Transferred Receivables or any other Borrower Collateral, other than any financing statement filed pursuant to the Sale Agreement and this Agreement or financing statements that have been validly terminated or amended prior to the Closing Date or in respect of which the related security interest is released automatically upon the transfer of the related property to the Borrower. As of the Closing Date, the Borrower does not have actual knowledge of any judgment, ERISA or tax lien filings against either the Borrower or any Originator. None of the Accounts or Lockboxes is in the name of any Person other than the Borrower or the Administrative Agent. Neither the Borrower, the Servicer or any Originator has consented to any Bank complying with instructions of any person other than the Administrative Agent.
(v)    Survival of Supplemental Representations. Notwithstanding any other provision of this Agreement or any other Related Document, the representations contained in this Section 4.01(v) and Section 5.01(f) shall be continuing, and remain in full force and effect until the Termination Date.
(w)    Independent Manager. As of the date hereof, Frank B. Bilotta of Global Securitization Services, LLC is the Independent Manager of the Borrower and has satisfied each of the criteria to be an “Independent Manager” as set forth in the definition thereof.
(x)    U.S. Risk Retention. The final rules (the “U.S. Risk Retention Rules”) implementing the credit risk retention requirements of Section 15G of the Securities Exchange Act of 1934, as amended, are inapplicable to the transactions contemplated hereby and the other Related Documents, because such transactions are not a “securitization transaction” within the meaning of the U.S. Risk Retention Rules.
(y)    Sanctions and Anti-Money Laundering..
(i)    Sanctions. No Transaction Party (i) is a Sanctioned Person, (ii) is controlled by or is acting on behalf of a Sanctioned Person or (iii) to the Borrower’s actual knowledge, is under investigation for an alleged breach of Sanctions by a Governmental Authority that enforces Sanctions. The Borrower shall notify the Administrative Agent in writing not more than one (1) Business Day after becoming aware of any breach of this Section 4.01(y).
(ii)    Anti-Money Laundering Laws. No Transaction Party is and no Transaction Party has, to its actual knowledge, been under administrative, civil or criminal investigation or received notice from or made a voluntary disclosure to any governmental entity regarding a possible violation of any Anti-Corruption Laws or Anti-Money Laundering Laws.
ARTICLE V.

GENERAL COVENANTS OF THE BORROWER
Section 5.01.     Affirmative Covenants of the Borrower. The Borrower covenants and agrees that from and after the Closing Date and until the Termination Date:
(a)    Compliance with Agreements and Applicable Laws. The Borrower shall (i) perform each of its obligations under this Agreement and the other Related Documents and (ii) comply with all federal, state and local laws and regulations applicable to it and the Transferred Receivables, except, solely with respect to this clause (ii), where the failure to so comply could not reasonably be expected to have a Material Adverse Effect. The Borrower will maintain in effect and enforce policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws, Anti-Money Laundering Laws and applicable Sanctions.
(b)    Maintenance of Existence and Conduct of Business. The Borrower shall: (i) do or cause to be done all things necessary to preserve and keep in full force and effect its limited liability company existence and its rights and franchises; (ii) continue to conduct its business substantially as now conducted or as otherwise permitted hereunder and in accordance with (1) the terms of its limited liability company agreement, (2) Section 5.01(i) and (3) the assumptions set forth in each opinion letter of Jones Day delivered as of the Effective Date with respect to issues of substantive consolidation and true sale/absolute transfer; and (iii) at all times maintain, preserve and protect all of its assets and properties used or useful in the conduct of its business, including all licenses, permits, charters and registrations, except where the failure to maintain such licenses, permits, charters or registrations could not reasonably be expected to have a Material Adverse Effect.
(c)    Deposit of Collections. The Borrower shall deposit or cause to be deposited promptly into a Collection Account or the Concentration Account, and in any event no later than the second Business Day after receipt thereof, all Collections it may receive with respect to any Transferred Receivable.
(d)    Use of Proceeds. The Borrower shall utilize the proceeds of the Advances made hereunder solely for (i) the repayment of Advances made hereunder and the payment of any fees due hereunder, (ii) the purchase of Receivables from the Originators pursuant to the Sale Agreement, (iii) the payment of distributions to the Member, (iv) the payment of the aggregate outstanding principal amount of, and accrued and unpaid interest on the Subordinated Loans, and (v) the payment of taxes, legal fees, administrative fees or Servicing Fees or expenses to the Servicer or routine administrative or operating expenses, in each case only as expressly permitted by and in accordance with the terms of this Agreement and the other Related Documents. The Borrower will not request any Advance, and the Borrower shall not use, and shall ensure that its Affiliates and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Advance (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) in violation of any Anti-Money Laundering Laws, (iii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, to the extent such activities, business or transaction would be prohibited by Sanctions if conducted by a corporation incorporated in the United States or in a European Union member state or (iv) in any manner that would result in the violation of any Sanctions applicable to any party hereto.
(e)    Payment and Performance of Charges and other Obligations.
(i)    Subject to Section 5.01(e)(ii), the Borrower shall pay, perform and discharge or cause to be paid, performed and discharged promptly all charges and claims payable by it, including (A) Charges imposed upon it, its income and profits, or any of its property (real, personal or mixed) and all Charges with respect to tax, social security and unemployment withholding with respect to its employees, and (B) lawful claims for labor, materials, supplies and services or otherwise before any thereof shall become past due.
(ii)    The Borrower may in good faith contest, by appropriate proceedings, the validity or amount of any charges or claims described in Section 5.01(e)(i); provided, that (A) adequate reserves with respect to such contest are maintained on the books of the Borrower, in accordance with GAAP, (B) such contest is maintained and prosecuted continuously and with diligence, (C) no material portion of the Borrower Collateral becomes subject to forfeiture or loss as a result of such contest and (D) no Lien shall be imposed to secure payment of such charges or claims other than inchoate tax liens.
(f)    Borrower to Maintain Perfection and Priority. In order to evidence the interests of the Administrative Agent and the Lenders under this Agreement, the Borrower shall, from time to time take such action, or execute and deliver such instruments (other than filing financing statements) as may be necessary or advisable (including, such actions as are reasonably requested by the Administrative Agent) to maintain and perfect, as a first-priority interest, the Administrative Agent’s (on behalf of itself and the other Secured Parties) security interest in the Transferred Receivables and other Borrower Collateral pledged to the Administrative Agent (on behalf of itself and the other Secured Parties) hereunder. The Borrower shall, from time to time and within the time limits established by law, prepare and present to the Administrative Agent upon request for the Administrative Agent’s authorization and approval all financing statements, amendments or continuations or other filings necessary to continue, maintain and perfect the Administrative Agent’s (on behalf of itself and the other Secured Parties) security interest in the Receivables and all other collateral pledged to the Administrative Agent (on behalf of itself and the other Secured Parties) pursuant to this Agreement as a first-priority interest. Notwithstanding anything else in the Related Documents to the contrary, neither the Borrower, the Servicer, nor any Originator, shall have any authority to file a termination, partial termination, release, partial release or any amendment that deletes the name of a debtor or excludes collateral of any such financing statements, without the prior written consent of the Administrative Agent (such consent not to be unreasonably withheld).
(g)    Maintenance of Limited Liability Company Agreement. The Borrower shall maintain its limited liability company agreement in conformity with this Agreement, such that its limited liability company agreement, at all times that this Agreement is in effect, provides for not less than ten (10) days’ prior written notice to the Administrative Agent of the replacement or appointment of any manager that is to serve as an Independent Manager for purposes of this Agreement and the condition precedent to giving effect to such replacement or appointment that the Administrative Agent shall have determined in its reasonable judgment that the designated Person satisfies the criteria set forth in the definition herein of “Independent Manager.”
(h)    Appointment of Independent Manager. The Borrower shall give the Administrative Agent prompt written notice of the decision to appoint a new director of the Borrower as the “Independent Manager” for purposes of this Agreement, such notice to be issued not less than ten (10) days prior to the effective date of such appointment and to certify that the designated Person satisfies the criteria set forth in the definition herein of “Independent Manager.”
(i)    Nonconsolidation. The Borrower shall conduct its activities at all times so that the following facts are true and correct in all material respects at all times:
(i)    the Borrower is a limited purpose limited liability company whose activities are restricted in its limited liability company agreement to those activities expressly permitted hereunder and under the other Related Documents and the Borrower has not engaged, and does not presently engage, in any business or other activity other than those activities expressly permitted hereunder and under the other Related Documents, nor has the Borrower entered into any agreement other than this Agreement, the other Related Documents to which it is a party and, with the prior written consent of the Administrative Agent, any other agreement necessary to carry out more effectively the provisions and purposes hereof or thereof;
(ii)    the Borrower has duly appointed a board of managers and its business is managed solely by its own officers and managers, each of whom when acting for the Borrower shall be acting solely in his or her capacity as an officer or manager of the Borrower and not as an officer, director, manager, employee or agent of any member of the Parent Group;
(iii)    (A) Borrower shall compensate all consultants and agents directly or indirectly through reimbursement of the Member, from its own funds, for services provided to the Borrower by such consultants and agents and, to the extent any consultant or agent of the Borrower is also a consultant or agent of such member of the Parent Group on a basis which reflects the respective services rendered to the Borrower and such member of the Parent Group and (B) Borrower shall not have any employees;
(iv)    Borrower shall pay its own incidental administrative costs and expenses from its own funds, and shall allocate all other shared overhead expenses (including, without limitation, telephone and other utility charges, the services of shared consultants and agents, and reasonable legal and auditing expenses) which are not reflected in the Servicing Fee, and other items of cost and expense shared between the Borrower and the Member on the basis of actual use to the extent practicable and, to the extent such allocation is not practicable, on a basis reasonably related to actual use or the value of services rendered; except as otherwise expressly permitted hereunder, under the other Related Documents and under the Borrower’s organizational documents, no member of the Parent Group (A) pays the Borrower’s expenses, (B) guarantees the Borrower’s obligations, or (C) advances funds to the Borrower for the payment of expenses or otherwise;
(v)    other than as contemplated under the Related Documents, the Borrower engages and has engaged in no intercorporate transactions with any member of the Parent Group;
(vi)    the Borrower maintains records and books of account separate from that of each member of the Parent Group, holds regular meetings of its board of managers and otherwise observes limited liability company formalities;
(vii)     (A) the financial statements, the books and records of the Borrower and each member of the Parent Group reflect the separate existence of the Borrower and (B) the consolidated financial statements of the Parent Group shall contain disclosure to the effect that the Borrower’s assets are not available to the creditors of any member of the Parent Group;
(viii)    except as contemplated under the Related Documents, (A) the Borrower maintains its assets separately from the assets of each member of the Parent Group (including through the maintenance of separate bank accounts and except for any Records to the extent necessary to assist the Servicer in connection with the servicing of the Transferred Receivables), (B) the Borrower’s funds (including all money, checks and other cash proceeds) and assets, and records relating thereto, have not been and are not commingled with those of any member of the Parent Group and (C) the separate creditors of the Borrower will be entitled, on the winding-up of the Borrower, to be satisfied out of the Borrower’s assets prior to any value in the Borrower becoming available to the Member;
(ix)    the Borrower shall respond to any inquiries with respect to ownership of a Transferred Receivable by stating that it is the owner of such Transferred Receivable, and that such Transferred Receivable is pledged to the Administrative Agent for the benefit of the Secured Parties;
(x)    the Borrower does not act as agent for any member of the Parent Group, but instead presents itself to the public as a legal entity separate from each such member and independently engaged in the business of purchasing and financing Receivables;
(xi)    the Borrower maintains at least one Independent Manager;
(xii)    the limited liability company agreement of the Borrower requires the affirmative vote of each independent manager before a voluntary petition under Section 301 of the Bankruptcy Code may be filed by the Borrower;
(xiii)    Borrower shall maintain (1) correct and complete books and records of account and (2) minutes of the meetings and other proceedings of its members and board of managers;
(xiv)    Borrower shall not hold out credit as being available to satisfy obligations of others;
(xv)    Borrower shall not acquire obligations or Stock of any member of the Parent Group;
(xvi)    Borrower shall correct any known misunderstanding regarding its separate legal identity; and
(xvii)    Borrower shall remain Solvent.
(j)    Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions.
(i)    The Parent has implemented and maintain in effect policies and procedures designed to ensure compliance by the Parent, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws, Anti-Money Laundering Laws and applicable Sanctions, and the Parent, its Subsidiaries and their respective officers and directors and to the knowledge of the Borrower its employees and agents, are in compliance with Anti-Corruption Laws, Anti-Money Laundering Laws and applicable Sanctions in all material respects. None of (a) the Parent, the Borrower, any Subsidiary or to the knowledge of the Parent, the Borrower or such Subsidiary any of their respective directors, officers or employees, or (b) to the knowledge of the Parent, the Borrower, any agent of the Parent, the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person.
(ii)    No Advance or use of proceeds or other transactions contemplated hereby or the Related Documents will violate any Anti-Corruption Law, Anti-Money Laundering Laws or applicable Sanctions.
(iii)    No Transaction Party will fund any repayment of the Advance with proceeds derived from any transaction that would be prohibited by Sanctions or would otherwise cause the Lender or any other party to this Agreement, or any entity affiliated with any such party, to be in breach of any Sanction.
Section 5.02.     Reporting Requirements of the Borrower. The Borrower hereby agrees that from and after the Closing Date until the Termination Date, it shall furnish or cause to be furnished to the Administrative Agent and the Lenders the financial statements, notices, reports and other information at the times, to the Persons and in the manner set forth in Annex 5.02.
Section 5.03.     Negative Covenants of the Borrower. The Borrower covenants and agrees that, without the prior written consent of the Requisite Lenders and the Administrative Agent, from and after the Closing Date until the Termination Date:
(a)    Sale of Membership Interests and Assets. The Borrower shall not sell, transfer, convey, assign or otherwise dispose of, or assign any right to receive income in respect of, any of its properties or other assets or any of its membership interests (whether in a public or a private offering or otherwise), any Transferred Receivable or Contract therefor or any of its rights with respect to any Lockbox or any Collection Account, the Agent Account or any other deposit account in which any Collections of any Transferred Receivable are deposited except as otherwise expressly permitted by this Agreement or any of the other Related Documents.
(b)    Liens. The Borrower shall not create, incur, assume or permit to exist (i) any Adverse Claim on or with respect to its Transferred Receivables or (ii) any Adverse Claim on or with respect to its other properties or assets (whether now owned or hereafter acquired) except for Permitted Encumbrances. In addition, the Borrower shall not become a party to any agreement, note, indenture or instrument or take any other action that would prohibit the creation of a Lien on any of its properties or other assets in favor of the Lenders as additional collateral for the Borrower Obligations, except as otherwise expressly permitted by this Agreement or any of the other Related Documents.
(c)    Modifications of Receivables, Contracts or Credit and Collection Policies. The Borrower shall not, without the prior written consent of the Administrative Agent, (i) extend, amend, forgive, discharge, compromise, waive, cancel or otherwise modify the terms of any Transferred Receivable or amend, modify or waive any term or condition of any Contract related thereto except in accordance with the Credit and Collection Policies (it being understood that, to the extent that any such modification causes any Receivable to fail one or more of the criteria set forth in the definition of “Eligible Receivable” in Annex X, such Receivable shall cease to be an Eligible Receivable for purposes of this Agreement).
(d)    Changes in Instructions to Obligors. The Borrower shall not make any change in its instructions to Obligors regarding the deposit of Collections with respect to the Transferred Receivables, except to the extent the Administrative Agent consents in writing to such change or such change in instruction is to deposit Collections to any other Lockbox or Collection Account.
(e)    Capital Structure and Business. The Borrower shall not (i) make any changes in any of its business objectives, purposes or operations, (ii) make any change in its capital structure, including the issuance of any membership interests, warrants or other securities convertible into membership interests or any revision of the terms of its outstanding membership interests, (iii) amend, waive or modify any term or provision of its certificate of formation or limited liability company agreement, (iv) make any change to its name indicated on the public records of its jurisdiction of organization or (v) change its jurisdiction of organization. The Borrower shall not engage in any business other than as provided in its certificate of formation, limited liability company agreement and the Related Documents.
(f)    Mergers, Subsidiaries, Etc. The Borrower shall not directly or indirectly, by operation of law or otherwise, (i) form or acquire any Subsidiary, or (ii) merge with, consolidate with, acquire all or substantially all of the assets or capital Stock of, or otherwise combine with or acquire, any Person.
(g)    Sale Characterization; Receivables Sale and Servicing Agreement. The Borrower shall not make statements or disclosures, prepare any financial statements or in any other respect account for or treat the transactions contemplated by the Sale Agreement (including for accounting, tax and reporting purposes) in any manner other than with respect to each Sale of each Sold Receivable effected pursuant to the Sale Agreement, as a true sale or contribution and absolute assignment of the title to and sole record and beneficial ownership interest of the Transferred Receivables by the Originators to the Borrower.
(h)    Restricted Payments. The Borrower shall not at any time (i) advance credit to any Person or (ii) declare any distributions, repurchase any membership interest, return any capital, or make any other payment or distribution of cash or other property or assets in respect of the Borrower’s membership interest or make a repayment with respect to any Subordinated Loans if, after giving effect to any such advance or distribution, a Funding Excess, Incipient Termination Event or Termination Event would exist or otherwise result therefrom.
(i)    Indebtedness. The Borrower shall not create, incur, assume or permit to exist any Debt, except (i) Debt of the Borrower to any Affected Party, Indemnified Person, the Servicer or any other Person expressly permitted by this Agreement or any other Related Document, (ii) Subordinated Loans pursuant to the Subordinated Notes, (iii) deferred taxes, (iv) unfunded pension fund and other employee benefit plan obligations and liabilities to the extent they are permitted to remain unfunded under applicable law and (v) endorser liability in connection with the endorsement of negotiable instruments for deposit or collection in the ordinary course of business.
(j)    Prohibited Transactions. The Borrower shall not enter into, or be a party to, any transaction with any Person except as expressly permitted hereunder or under any other Related Document.
(k)    Investments. Except as otherwise expressly permitted hereunder or under the other Related Documents, the Borrower shall not make any investment in, or make or accrue loans or advances of money to, any Person, including the Member, any manager, officer or employee of the Borrower, the Parent or any of the Parent’s other Subsidiaries, through the direct or indirect lending of money, holding of securities or otherwise, except as contemplated under the Related Documents.
(l)    Commingling. Except as provided in Section 6.01(d), the Borrower shall not deposit or permit the deposit of any funds that do not constitute Collections of Transferred Receivables into any Collection Account or the Concentration Account, except as otherwise contemplated under Section 4.02(l) of the Sale Agreement. If funds that are not Collections are deposited into a Collection Account or the Concentration Account, the Borrower shall, or shall cause the Servicer to notify the Administrative Agent in writing promptly upon discovery thereof, and, the Borrower or Servicer shall promptly remit (or direct the applicable Collection Account Bank or the Concentration Account Bank to remit) any such amounts that are not Collections to the applicable Originator or other Person designated in such notice.
(m)    Related Documents. The Borrower shall not amend, modify or waive any term or provision of any Related Document without the prior written consent of the Administrative Agent.
ARTICLE VI.

ACCOUNTS
Section 6.01.     Establishment of Accounts.
(a)    Collection Accounts.
(i)    The Borrower has established with each Collection Account Bank one or more Collection Accounts subject, in each case, to a fully executed Collection Account Agreement (other than, prior to the date of the initial Advance hereunder, with respect to the EFT/CC Account). The Borrower agrees that, at any time after the continuance of any Trigger Event, the Administrative Agent may (but is not obligated to) deliver one or more Notices of Exclusive Control to exercise exclusive dominion and control of each Collection Account and all monies, instruments and other property from time to time on deposit therein. The Borrower shall not make or cause to be made, or have any ability to make or cause to be made, any withdrawals from any Collection Account except as provided in Section 6.01(b)(iii).
(ii)    The Borrower (or the Servicer on Borrower’s behalf) has instructed all existing Obligors of Transferred Receivables, and shall instruct all future Obligors of such Receivables, to make payments in respect thereof only (A) by check or money order mailed to one or more lockboxes or post office boxes under the control of the Administrative Agent (each a “Lockbox” and collectively the “Lockboxes”) or (B) by wire transfer or moneygram directly to a Collection Account or the Concentration Account. The Borrower (or the Servicer on the Borrower’s behalf) has instructed all Collection Account Banks to deposit all items sent to a Lockbox directly into a Collection Account. Schedule 4.01(q) lists all Lockboxes and all Collection Account Banks at which the Borrower maintains Collection Accounts as of the Restatement Effective Date, and such schedule correctly identifies (1) with respect to each such Collection Account Bank, the name, address and telephone number thereof, (2) with respect to each Collection Account, the name in which such account is held and the complete account number therefor, and (3) with respect to each Lockbox, the lockbox number and address thereof. The Borrower (or the Servicer on Borrower’s behalf) shall endorse, to the extent necessary, all checks or other instruments received in any Lockbox so that the same can be deposited in the Collection Account, in the form so received (with all necessary endorsements), on the second Business Day after the date of receipt thereof. In addition, the Borrower shall deposit or cause to be deposited into a Collection Account all cash, checks, money orders or other proceeds of Transferred Receivables or Borrower Collateral received by it other than in a Lockbox or a Collection Account, in the form so received (with all necessary endorsements), not later than the close of business on the second Business Day following the date of receipt thereof, and until so deposited all such items or other proceeds shall be held in trust for the benefit of the Administrative Agent. The Borrower shall not make and shall not permit the Servicer to make any deposits into a Lockbox or any Collection Account except in accordance with the terms of this Agreement or any other Related Document.
(iii)    If, for any reason, a Collection Account Agreement terminates or any Collection Account Bank fails to comply with its obligations under the Collection Account Agreement to which it is a party, then the Borrower shall promptly notify all Obligors of Transferred Receivables who had previously been instructed to make wire payments to a Collection Account maintained at any such Collection Account Bank to make all future payments to a new Collection Account in accordance with this Section 6.01(a)(iii). The Borrower shall not close any Collection Account unless it shall have (A) received the prior written consent of the Administrative Agent, (B) established a new account with the same Collection Account Bank or with a new depositary institution satisfactory to the Administrative Agent, (C) entered into an agreement covering such new account with such Collection Account Bank or with such new depositary institution substantially in the form of the predecessor Collection Account Agreement or that is satisfactory in all respects to the Administrative Agent (whereupon, for all purposes of this Agreement and the other Related Documents, such new account shall become a Collection Account, such new agreement shall become a Collection Account Agreement and any new depositary institution shall become a Collection Account Bank), and (D) taken all such action as the Administrative Agent shall reasonably require to grant and perfect a first priority Lien in such new Collection Account to the Administrative Agent under Section 7.01 of this Agreement. Except as permitted by this Section 6.01(a), the Borrower shall not, and shall not permit the Servicer to, open any new Lockbox or Collection Account without the prior written consent of the Administrative Agent.
(b)    Concentration Account.
(i)    The Borrower has established the Concentration Account subject to a fully executed Concentration Account Agreement. The Borrower agrees that, at any time after the continuance of any Trigger Event, the Administrative Agent may (but is not obligated to) deliver one or more Notices of Exclusive Control to exercise exclusive dominion and control of the Concentration Account and all monies, instruments and other property from time to time on deposit therein.
(ii)    [RESERVED].
(iii)    If, for any reason, the Concentration Account Agreement relating to the Concentration Account terminates or the Concentration Account Bank fails to comply with its obligations under such Concentration Account Agreement, then the Borrower shall promptly notify the Administrative Agent thereof and the Borrower, the Servicer or the Administrative Agent, as the case may be, shall instruct all Collection Account Banks who had previously been instructed to make wire payments to the Concentration Account maintained at any such Concentration Account Bank to make all future payments to a new Concentration Account in accordance with this Section 6.01(b)(iii). The Borrower shall not close the Concentration Account unless it shall have (A) received the prior written consent of the Administrative Agent, (B) established a new account with the same Concentration Account Bank or with a new depositary institution satisfactory to the Administrative Agent, (C) entered into an agreement covering such new account with such Concentration Account Bank or with such new depositary institution substantially in the form of the Concentration Account Agreement or that is satisfactory in all respects to the Administrative Agent (whereupon, for all purposes of this Agreement and the other Related Documents, such new account shall become the Concentration Account, such new agreement shall become a Concentration Account Agreement and any new depositary institution shall become the Concentration Account Bank), and (D) taken all such action as the Administrative Agent shall reasonably require to grant and perfect a first priority Lien in such new Concentration Account to the Lender under Section 7.01 of this Agreement. Except as permitted by this Section 6.01(b), the Borrower shall not, and shall not permit the Servicer to open a new Concentration Account without the prior written consent of the Administrative Agent.
(c)    Agent Account.
(i)    The Administrative Agent has established and shall maintain the Agent Account with Wells Fargo Bank, N.A. (the “Depositary”). The Agent Account shall be registered in the name of the Administrative Agent and the Administrative Agent shall, subject to the terms of this Agreement, have exclusive dominion and control thereof and of all monies, instruments and other property from time to time on deposit therein.
(ii)    The Lenders and the Administrative Agent may deposit into the Agent Account from time to time all monies, instruments and other property received by any of them as proceeds of the Transferred Receivables.
(iii)    If, for any reason, the Depositary wishes to resign as depositary of the Agent Account or fails to carry out the instructions of the Administrative Agent, then the Administrative Agent shall promptly notify the Lenders. Neither the Lenders nor the Administrative Agent shall close the Agent Account unless (A) a new deposit account has been established with a new depositary institution, (B) the Lenders and the Administrative Agent have entered into an agreement covering such new account with such new depositary institution satisfactory in all respects to the Administrative Agent (whereupon such new account shall become the Agent Account and such new depositary institution shall become the Depositary for all purposes of this Agreement and the other Related Documents), and (C) the Lenders and the Administrative Agent have taken all such action as the Administrative Agent shall require to grant and perfect a first priority Lien in such new Agent Account to the Administrative Agent (on behalf of itself and the other Secured Parties).
ARTICLE VII.

GRANT OF SECURITY INTERESTS
Section 7.01.     Borrower’s Grant of Security Interest. The parties hereto intend that this Agreement shall constitute a security agreement under applicable law. To secure the prompt and complete payment, performance and observance of all Borrower Obligations, and to induce the Administrative Agent and the Lenders to enter into this Agreement and perform the obligations required to be performed by them hereunder in accordance with the terms and conditions hereof, the Borrower reaffirms its grant, assignment, conveyance, pledge, hypothecation and transfers under the Existing Receivables Funding and Administration Agreement and hereby further grants, assigns, conveys, pledges, hypothecates and transfers to the Administrative Agent, for the benefit of the Administrative Agent and the other Secured Parties, a Lien upon and security interest in all of the Borrower’s right, title and interest in, to and under, but none of its obligations arising from, the following property, whether now owned by or owing to, or hereafter acquired by or arising in favor of, the Borrower (including under any trade names, styles or derivations of the Borrower), and regardless of where located (all of which being hereinafter collectively referred to as the “Borrower Collateral”):
(a)    all Receivables;
(b)    the Sale Agreement, all Collection Account Agreements, the Concentration Account Agreement, the Originator Support Agreements and all other Related Documents now or hereafter in effect (collectively, the “Borrower Assigned Agreements”), including (i) all rights of the Borrower to receive moneys due and to become due thereunder or pursuant thereto, (ii) all rights of the Borrower to receive proceeds of any insurance, indemnity, warranty or guaranty with respect thereto, (iii) all claims of the Borrower for damages or breach with respect thereto or for default thereunder and (iv) the right of the Borrower to amend, waive or terminate the same and to perform and to compel performance and otherwise exercise all remedies thereunder;
(c)    all of the following (collectively, the “Borrower Account Collateral”):
(i)    the Collection Accounts, the Lockboxes, and all funds on deposit therein and all certificates and instruments, if any, from time to time representing or evidencing the Collection Accounts, the Lockboxes or such funds,
(ii)    the Concentration Account and all funds on deposit therein and all certificates and instruments, if any, from time to time representing or evidencing the Concentration Account or such funds,
(iii)    all notes, certificates of deposit and other instruments from time to time delivered to or otherwise possessed by any Lender or any assignee or agent on behalf of any Lender in substitution for or in addition to any of the then existing Borrower Account Collateral, and
(iv)    all interest, dividends, cash, instruments, investment property and other property from time to time received, receivable or otherwise distributed with respect to or in exchange for any and all of the then existing Borrower Account Collateral;
(d)    all other property relating to the Receivables that may from time to time hereafter be granted and pledged by the Borrower or by any Person on its behalf whether under this Agreement or otherwise, including any deposit with any Lender or the Administrative Agent of additional funds by the Borrower; and
(e)    to the extent not otherwise included, all proceeds and products of the foregoing and all accessions to, substitutions and replacements for, and profits of, each of the foregoing Borrower Collateral (including proceeds that constitute property of the types described in Sections 7.01(a) through (d)).
Section 7.02.     Borrower’s Agreements. The Borrower hereby (a) assigns, transfer and conveys the benefits of the representations, warranties and covenants of each Originator made to the Borrower under the Sale Agreement to the Administrative Agent for the benefit of the Secured Parties hereunder and (b) acknowledges and agrees that the rights of the Borrower to require payment of a Rejected Amount from an Originator under the Sale Agreement may be enforced by the Lenders and the Administrative Agent.
Section 7.03.     Delivery of Collateral. All certificates or instruments representing or evidencing all or any portion of the Borrower Collateral shall be delivered to and held by or on behalf of the Administrative Agent and shall be in suitable form for transfer by delivery or shall be accompanied by duly executed instruments of transfer or assignment in blank, all in form and substance reasonably satisfactory to the Administrative Agent. The Administrative Agent shall have the right (a) at any time to exchange certificates or instruments representing or evidencing Borrower Collateral for certificates or instruments of smaller or larger denominations and (b) at any time in its discretion following the occurrence and during the continuation of a Termination Event and without notice to the Borrower, to transfer to or to register in the name of the Administrative Agent or its nominee any or all of the Borrower Collateral.
Section 7.04.     Borrower Remains Liable. It is expressly agreed by the Borrower that, anything herein to the contrary notwithstanding, the Borrower shall remain liable under any and all of the Transferred Receivables, the Contracts therefor, the Borrower Assigned Agreements and any other agreements constituting the Borrower Collateral to which it is a party to observe and perform all the conditions and obligations to be observed and performed by it thereunder. The Lenders and the Administrative Agent shall not have any obligation or liability under any such Receivables, Contracts or agreements by reason of or arising out of this Agreement or the granting herein or therein of a Lien thereon or the receipt by the Administrative Agent or the Lenders of any payment relating thereto pursuant hereto or thereto. The exercise by any Lender or the Administrative Agent of any of its respective rights under this Agreement shall not release any Originator, the Borrower or the Servicer from any of their respective duties or obligations under any such Receivables, Contracts or agreements. None of the Lenders or the Administrative Agent shall be required or obligated in any manner to perform or fulfill any of the obligations of any Originator, the Borrower or the Servicer under or pursuant to any such Receivable, Contract or agreement, or to make any payment, or to make any inquiry as to the nature or the sufficiency of any payment received by it or the sufficiency of any performance by any party under any such Receivable, Contract or agreement, or to present or file any claims, or to take any action to collect or enforce any performance or the payment of any amounts that may have been assigned to it or to which it may be entitled at any time or times..
Section 7.05.     Covenants of the Borrower Regarding the Borrower Collateral.
(a)    Offices and Records. The Borrower shall maintain its principal place of business and chief executive office and the office at which it stores its Records at the respective locations specified in Schedule 4.01(b) or, upon 30 days’ prior written notice to the Administrative Agent, at such other location in a jurisdiction where all action requested by the Administrative Agent pursuant to Section 12.13 shall have been taken with respect to the Borrower Collateral. The Borrower shall, and shall cause the Servicer to at its own cost and expense, maintain adequate and complete records of the Transferred Receivables and the Borrower Collateral, including records of any and all payments received and credits granted with respect thereto and all other dealings therewith. The Borrower shall, and shall cause the Servicer to, mark conspicuously with a legend, in form and substance satisfactory to the Administrative Agent, its books and records (including computer records) and credit files pertaining to the Borrower Collateral, to evidence this Agreement and the assignment and Liens granted pursuant to this Article VII. Upon the occurrence and during the continuance of a Termination Event, the Borrower shall, and shall cause the Servicer to, deliver and turn over such books and records to the Administrative Agent or its representatives at any time on demand of the Administrative Agent.
(b)    Access. The Borrower shall, and shall cause the Servicer to, at its or the Servicer’s own expense, during normal business hours, from time to time upon five Business Days’ prior notice (or, if a Termination Event is continuing, one Business Day’s prior notice) as frequently as the Administrative Agent determines to be appropriate: (i) provide the Lenders, the Administrative Agent and any of their respective officers, employees and agents access to its properties (including properties utilized in connection with the collection, processing or servicing of the Transferred Receivables), facilities, advisors and employees (including officers) and to the Borrower Collateral, (ii) permit the Lenders, the Administrative Agent and any of their respective officers, employees and agents to inspect, audit and make extracts from its books and records, including all Records, (iii) permit each of the Lenders and the Administrative Agent and their respective officers, employees and agents to inspect, review and evaluate the Transferred Receivables and the Borrower Collateral and (iv) permit each of the Lenders and the Administrative Agent and their respective officers, employees and agents to discuss matters relating to the Transferred Receivables or its performance under this Agreement or the other Related Documents or its affairs, finances and accounts with any of its officers, directors, employees, representatives or agents (in each case, with those persons having knowledge of such matters) and, if a Termination Event has occurred and is continuing with its independent certified public accountants (subject to reasonable requirements of confidentiality, including requirements imposed by law or by contract). The Borrower’s shall not be required to pay or reimburse the costs of more than two (2) any of the visitations described in the immediately preceding sentence in any calendar year so long as no Termination Event is continuing. The Borrower shall, and shall cause the Servicer to, and the Servicer shall deliver any document or instrument necessary for the Administrative Agent, as the Administrative Agent may from time to time request, to obtain records from any service bureau or other Person that maintains records for the Borrower or the Servicer, and shall maintain duplicate records or supporting documentation on media, including computer tapes and discs owned by the Borrower or the Servicer.
(c)    Collection of Transferred Receivables. In connection with the collection of amounts due or to become due to the Borrower under the Transferred Receivables, the Borrower Assigned Agreements and any other Borrower Collateral, the Borrower shall, or shall cause the Servicer to, take such action as it, and from and after the occurrence and during the continuance of a Termination Event, the Administrative Agent, may deem reasonably necessary or desirable to enforce collection of the Transferred Receivables, the Borrower Assigned Agreements and any such other Borrower Collateral; provided that the Borrower may, rather than commencing any such action or taking any other enforcement action, at its option, elect to pay to the Administrative Agent, for deposit into the Agent Account, an amount equal to the Outstanding Balance of any such Transferred Receivable; provided, further, that if a Trigger Event is continuing, then the Administrative Agent may, without prior notice to the Borrower or the Servicer, (x) deliver Notices of Exclusive Control to exercise its right to take exclusive and control of (1) the Lockboxes and the Collection Accounts in accordance with the terms of the applicable Collection Account Agreements and (2) the Concentration Account (in which case the Servicer shall be required, pursuant to the Sale Agreement, to deposit any Collections it then has in its possession or at any time thereafter receives, immediately in the Agent Account) and (y) notify any Obligor under any Transferred Receivable or obligors under the Borrower Assigned Agreements of the pledge of such Transferred Receivables or Borrower Assigned Agreements, as the case may be, to the Administrative Agent (on behalf of itself and the other Secured Parties) hereunder and direct that payments of all amounts due or to become due to the Borrower thereunder be made directly to the Administrative Agent or any servicer, collection agent or lockbox or other account designated by the Administrative Agent and, upon such notification and at the sole cost and expense of the Borrower, the Administrative Agent may enforce collection of any such Transferred Receivable or the Borrower Assigned Agreements and adjust, settle or compromise the amount or payment thereof. The Administrative Agent shall provide prompt notice to the Borrower and the Servicer of any such notification of pledge or direction of payment to the Obligors under any Transferred Receivables.
(d)    Performance of Borrower Assigned Agreements. The Borrower shall, and shall cause the Servicer to, (i) perform and observe all the terms and provisions of the Borrower Assigned Agreements to be performed or observed by it, maintain the Borrower Assigned Agreements in full force and effect, enforce the Borrower Assigned Agreements in accordance with their terms and take all action as may from time to time be reasonably requested by the Administrative Agent in order to accomplish the foregoing, and (ii) upon the reasonable request of and as directed by the Administrative Agent, make such demands and requests to any other party to the Borrower Assigned Agreements as are permitted to be made by the Borrower or the Servicer thereunder.
(e)    License for Use of Software and Other Intellectual Property. Unless expressly prohibited by the licensor thereof or any provision of applicable law, if any, the Borrower hereby grants to the Administrative Agent (on behalf of itself and the other Secured Parties) a limited license to use, without charge, the Borrower’s and the Servicer’s computer programs, software, printouts and other computer materials, technical knowledge or processes, data bases, materials, trademarks, registered trademarks, trademark applications, service marks, registered service marks, service mark applications, patents, patent applications, trade names, rights of use of any name, labels, fictitious names, inventions, designs, trade secrets, goodwill, registrations, copyrights, copyright applications, permits, licenses, franchises, customer lists, credit files, correspondence, and advertising materials or any property of a similar nature, as it pertains to the Borrower Collateral, or any rights to any of the foregoing, only as reasonably required in connection with the collection of the Transferred Receivables and the advertising for sale, and selling any of the Borrower Collateral, or exercising of any other remedies hereto, and the Borrower agrees that its rights under all licenses and franchise agreements shall inure to the Administrative Agent’s benefit (on behalf of itself and the other Secured Parties) for purposes of the limited license granted herein. Except upon the occurrence and during the continuation of a Termination Event, the Administrative Agent and the Lenders agree not to use any such license without giving the Borrower prior written notice.
Section 7.06.     Continuing Security Interest. This Agreement shall create a continuing Lien in the Borrower Collateral until the date such security interest is released by Administrative Agent and the Lenders.
ARTICLE VIII.

TERMINATION EVENTS
Section 8.01.     Termination Events. If any of the following events (each, a “Termination Event”) shall occur:
(a)    the Borrower shall fail (i) to make any payment of principal, interest or Fees hereunder or under any Related Document and the same shall remain unremedied for one (1) Business Day or more or (ii) to make payment of any other monetary Borrower Obligation when due and payable and the same shall remain unremedied for two (2) Business Days or more following the earlier to occur of an Authorized Officer of the Borrower becoming aware of such breach and the Borrower’s receipt of notice thereof; or
(b)    any of the following shall occur:
(i)    the Borrower shall fail or neglect to perform, keep or observe any requirement set forth in Sections 5.01(b) or 5.03 of this Agreement;
(ii)    the Borrower shall fail or neglect to perform, keep or observe any requirement set forth in Section 5.01(c), 5.02 or Article VI of this Agreement and the same shall remain unremedied for two (2) Business Days after the date specified for performance of any such requirement; or
(iii)    any Originator or the Servicer shall fail to make payment of any monetary damage under any Related Document and the same shall remain unremedied for two (2) Business Days or more after notice thereof from the Administrative Agent;
(iv)    any Originator or the Servicer, as applicable, shall fail or neglect to perform, keep or observe any requirement set forth in Sections 4.01(a)(i), 4.03 or 7.04(b)(i) of the Sale Agreement; or
(v)    any Originator or the Servicer, as applicable shall fail or neglect to perform, keep or observe any requirement set forth in Section 4.02(i), Section 7.04(c), 7.04(n) of the Sale Agreement and the same shall remain unremedied for two (2) Business Days after the date specified for performance of any such requirement;
(vi)    any Transaction Party shall fail or neglect to perform, keep or observe any other covenant or other provision of this Agreement or the other Related Documents (other than any provision embodied in or covered by any other clause of this Section 8.01) and the same shall remain unremedied for thirty (30) days or more following the earlier to occur of an Authorized Officer of such Transaction Party becoming aware of such breach and the Transaction Party’s receipt of notice thereof; or
(c)    the Ultimate Parent, the Servicer, the Parent or any Originator shall (i) default in any payment of principal of or interest on any Debt (excluding any intercompany Debt), beyond the period of grace, if any, provided in the instrument or agreement under which such Debt was created or (ii) default in the observance or performance of any other agreement or condition relating to any such Debt or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition shall exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Debt (or a trustee or agent on behalf of the holder or holders of such Debt) to cause, without the giving of notice if required, or any applicable grace period having expired, provided that the aggregate amount of all such Debt (without duplication of any Debt in respect thereof) which would then become due or payable as described in this Section 8.01(c) would equal or exceed $35,000,000; or
(d)    a case or proceeding shall have been commenced against the Borrower, the Member, any Originator, the Parent, the Servicer, the Ultimate Parent or any Subsidiary (other than any Non-Significant Subsidiary) of any Originator or the Servicer seeking a decree or order in respect of any such Person under the Bankruptcy Code or any other applicable federal, state or foreign bankruptcy or other similar law, (i) appointing a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) for any such Person or for any substantial part of such Person’s assets, or (ii) ordering the winding up or liquidation of the affairs of any such Person, and, so long as the Borrower is not a debtor in any such case or proceedings, such case or proceeding continues for 60 days unless dismissed or discharged; provided, however, that such 60-day period shall be deemed terminated immediately if (x) a decree or order approving or ordering any of the foregoing is entered by a court of competent jurisdiction with respect to a case or proceeding described in this subsection (d) or (y) any of the events described in Section 8.01(e) shall have occurred; or
(e)    the Borrower, the Member, any Originator, the Parent, the Servicer, the Ultimate Parent or any Subsidiary (other than any Non-Significant Subsidiary) of any Originator or the Servicer shall (i) file a petition seeking relief under the Bankruptcy Code or any other applicable federal, state or foreign bankruptcy or other similar law, (ii) consent or fail to object in a timely and appropriate manner to the institution of any proceedings under the Bankruptcy Code or any other applicable federal, state or foreign bankruptcy or similar law or to the filing of any petition thereunder or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) for any such Person or for any substantial part of such Person’s assets, (iii) make an assignment for the benefit of creditors, or (iv) take any corporate or limited liability company action in furtherance of any of the foregoing; or
(f)    the Borrower, the Member, any Originator, the Parent, the Servicer, the Ultimate Parent or any Subsidiary (other than any Non-Significant Subsidiary) of any Originator or the Servicer (i) generally does not pay its debts as such debts become due or admits in writing its inability to, or is generally unable to, pay its debts as such debts become due or (ii) is not Solvent; or
(g)    one or more final judgments or decrees shall be entered into against the Member, any Originator, the Parent, the Servicer, the Ultimate Parent or any Subsidiary (other than any Non-Significant Subsidiary) involving in the aggregate a liability (not paid or fully covered by insurance) of $35,000,000 or more to the extent that all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within the time required by the terms of such judgment; or
(h)    one or more final judgments or decrees shall be entered into against the Borrower; or
(i)    (i) any information contained in any Report or any Borrowing Request is untrue or incorrect in any respect other than an Immaterial Misstatement, or (ii) any representation or warranty of any Originator, the Servicer, the Parent or the Borrower herein or in any other Related Document or in any written statement, report, financial statement or certificate (other than a Report or any Borrowing Request) made or delivered by or on behalf of such Originator, the Servicer, the Parent or the Borrower to any Secured Party is untrue or incorrect in any material respect as of the date when made or deemed made (it being understood that such materiality threshold shall not be applicable with respect to any clause of any representation or warranty which itself contains a materiality qualification); or
(j)    any Governmental Authority (including the IRS or the PBGC) shall file notice of a Lien with regard to any assets of any Originator, the Parent or any of their respective ERISA Affiliates (other than a Lien (i) limited by its terms to assets other than Receivables and (ii) not materially adversely affecting the financial condition of such Originator, the Parent or any such ERISA Affiliate or the ability of the Servicer to perform its duties hereunder or under the Related Documents); or
(k)    any Governmental Authority (including the IRS or the PBGC) shall file notice of a Lien with regard to any of the assets of the Borrower; or
(l)    the Sale Agreement shall for any reason cease to evidence the transfer to the Borrower of the legal and equitable title to, and ownership of, the Transferred Receivables; or
(m)    except as otherwise expressly provided herein, any Collection Account Agreement, the Concentration Account Agreement or the Sale Agreement shall have been modified, amended or terminated without the prior written consent of the Administrative Agent; or
(n)    an Event of Servicer Termination shall have occurred; or
(o)    (A) the Borrower shall cease to hold valid and properly perfected title to and sole record and beneficial ownership in the Transferred Receivables and the other Borrower Collateral or (B) the Administrative Agent (on behalf of itself and the other Secured Parties) shall cease to hold a first priority, perfected Lien in the Transferred Receivables or any of the Borrower Collateral; or
(p)    a Change of Control shall occur; or
(q)    the Borrower shall amend its certificate of formation or limited liability company agreement without the prior written consent of the Administrative Agent; or
(r)    the Borrower shall have received an Election Notice pursuant to Section 2.01(d) of the Sale Agreement (unless such Election Notice is delivered in connection with an Originator Disposition); or
(s)    (i) the Defaulted Receivables Trigger Ratio shall exceed 8.0%; (ii) the Delinquency Trigger Ratio shall exceed 28.0%; (iii) the Dilution Trigger Ratio shall exceed 2.5%; or (iv) the Turnover Days Ratio shall exceed 95.0 days; or
(t)    any material provision of any Related Document shall for any reason cease to be valid, binding and enforceable in accordance with its terms (or any Originator or the Borrower shall challenge the enforceability of any Related Document or shall assert in writing, or engage in any action or inaction based on any such assertion, that any provision of any of the Related Documents has ceased to be or otherwise is not valid, binding and enforceable in accordance with its terms); or
(u)    a Funding Excess exists at any time and the Borrower has not repaid the amount of such Funding Excess within one (1) Business Day in accordance with Section 2.08 hereof;
(v)    any Person shall be appointed as an Independent Manager of the Borrower without prior notice thereof having been given to the Administrative Agent in accordance with Section 5.01(h) or without the written acknowledgement by the Administrative Agent that such Person conforms, to the satisfaction of the Administrative Agent, with the criteria set forth in the definition herein of “Independent Manager”; or
(w)    (i) A Reportable Event shall have occurred; (ii) any Plan that is intended to be qualified under Section 401(a) of the Code shall lose its qualification; (iii) a non-exempt Prohibited Transaction shall have occurred with respect to any Plan; (iv) any Transaction Party or any ERISA Affiliate shall have failed to make by its due date a required installment under Section 430(j) of the Code with respect to any Single Employer Plan or a required contribution to a Multiemployer Plan, in either case whether or not waived; (v) a determination shall have been made that any Single Employer Plan is, or is expected to be, in “at risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA); (vi) any Transaction Party or any ERISA Affiliate shall have incurred any liability under Title IV of ERISA with respect to the termination of any Single Employer Plan, including but not limited to the imposition of any Lien in favor of the PBGC or any Single Employer Plan; (vii) any Transaction Party or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that it has incurred or will be assessed Withdrawal Liability to such Multiemployer Plan and such Transaction Party or ERISA Affiliate does not have reasonable grounds for contesting such Withdrawal Liability or is not contesting such Withdrawal Liability in a timely and appropriate manner; or (viii) any Transaction Party or any ERISA Affiliate shall have received from the sponsor of a Multiemployer Plan a determination that such Multiemployer Plan is, or is expected to be, Insolvent, in Reorganization, terminated, or in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA; and in each case in clauses (i) through (viii) above, such event or condition, together with all other such events or conditions if any, would result in a Material Adverse Effect.
then, and in any such event, the Administrative Agent may, and shall, at the request of the Requisite Lenders, by notice to the Borrower, declare the Commitment Termination Date to have occurred without demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided, that the Commitment Termination Date shall automatically occur (i) upon the occurrence of any of the Termination Events described in Sections 8.01(d) or (e), in each case without demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower. In addition, if any Event of Servicer Termination shall have occurred, then, the Administrative Agent may, and shall, at the request of the Requisite Lenders, by delivery of a Servicer Termination Notice to Buyer and the Servicer, terminate the servicing responsibilities of the Servicer under the Sale Agreement in accordance with the terms thereof.
ARTICLE IX.

REMEDIES
Section 9.01.     Actions Upon a Termination Event. If any Termination Event shall have occurred and be continuing, then, in addition to any and all other rights and remedies granted to it hereunder, under any other Related Document or under any other instrument or agreement securing, evidencing or relating to the Borrower Obligations or otherwise available to it, all of the following actions:
(a)    The Administrative Agent may, without notice to the Borrower except as required by law and at any time or from time to time, (i) charge, offset or otherwise apply amounts payable to the Borrower from the Agent Account, the Concentration Account or any Collection Account against all or any part of the Borrower Obligations or (ii) without limiting the terms of Section 7.05(d), notify any Obligor under any Transferred Receivable or obligors under the Borrower Assigned Agreements of the transfer of the Transferred Receivables to the Borrower and the pledge of such Transferred Receivables or Borrower Assigned Agreements, as the case may be, to the Administrative Agent on behalf of the Secured Parties hereunder and direct that payments of all amounts due or to become due to the Borrower thereunder be made directly to the Administrative Agent or any servicer, collection agent or lockbox or other account designated by the Administrative Agent.
(b)    The Administrative Agent may (but in no event shall be obligated to) exercise, at the sole cost and expense of the Borrower, any and all rights and remedies of the Borrower under or in connection with the Borrower Assigned Agreements or the other Borrower Collateral, including any and all rights of the Borrower to demand or otherwise require payment of any amount under, or performance of any provisions of, the Borrower Assigned Agreements. Without limiting the foregoing, the Administrative Agent shall, upon the occurrence of any Event of Servicer Termination, have the right to name any Successor Servicer (including itself) pursuant to Article VIII of the Sale Agreement.
Section 9.02.     Actions Upon an Event of Default. If any Event of Default shall have occurred and be continuing and the Administrative Agent shall have declared the Facility Maturity Date to have occurred or the Facility Maturity Date, as applicable, shall be deemed to have occurred pursuant to Section 8.01, then the Administrative Agent may exercise in respect of the Borrower Collateral, in addition to any and all other rights and remedies granted to it hereunder (including any rights under Section 9.01), under any other Related Document or under any other instrument or agreement securing, evidencing or relating to the Borrower Obligations or otherwise available to it, all of the rights and remedies of a secured party upon default under the UCC (such rights and remedies to be cumulative and nonexclusive), and, in addition, may take the following actions:
(a)    The Administrative Agent may, without notice to the Borrower except as required by law and at any time or from time to time, without limiting the terms of Section 7.05(d), notify any Obligor under any Transferred Receivable or obligors under the Borrower Assigned Agreements of the transfer of the Transferred Receivables to the Borrower and the pledge of such Transferred Receivables or Borrower Assigned Agreements, as the case may be, to the Administrative Agent on behalf of the Secured Parties hereunder and direct that payments of all amounts due or to become due to the Borrower thereunder be made directly to the Administrative Agent or any Servicer, Servicer or lockbox or other account designated by the Administrative Agent.
(b)    The Administrative Agent may, without notice except as specified below, solicit and accept bids for and sell the Borrower Collateral or any part thereof in one or more parcels at public or private sale, at any exchange, broker’s board or any of the Lenders’ or the Administrative Agent’s offices or elsewhere, for cash, on credit or for future delivery, and upon such other terms as the Administrative Agent may deem commercially reasonable. The Administrative Agent shall have the right to conduct such sales on the Borrower’s premises or elsewhere and shall have the right to use any of the Borrower’s premises without charge for such sales at such time or times as the Administrative Agent deems reasonably necessary or advisable. The Borrower agrees that, to the extent notice of sale shall be required by law, ten days’ notice to the Borrower of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Administrative Agent shall not be obligated to make any sale of Borrower Collateral regardless of notice of sale having been given. The Administrative Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed for such sale, and such sale may, without further notice, be made at the time and place to which it was so adjourned. Every such sale shall operate to divest all right, title, interest, claim and demand whatsoever of the Borrower in and to the Borrower Collateral so sold, and shall be a perpetual bar, both at law and in equity, against each Originator, the Borrower, any Person claiming any right in the Borrower Collateral sold through any Originator or the Borrower, and their respective successors or assigns. The Administrative Agent shall deposit the net proceeds of any such sale in the Agent Account and such proceeds shall be applied against all or any part of the Borrower Obligations.
(c)    Upon the completion of any sale under Section 9.01(b), the Borrower shall deliver or cause to be delivered to the purchaser or purchasers at such sale on the date thereof, or within a reasonable time thereafter if it shall be impracticable to make immediate delivery, all of the Borrower Collateral sold on such date, but in any event full title and right of possession to such property shall vest in such purchaser or purchasers upon the completion of such sale. Nevertheless, if so requested by the Administrative Agent or by any such purchaser, the Borrower shall confirm any such sale or transfer by executing and delivering to such purchaser all proper instruments of conveyance and transfer and releases as may be designated in any such request.
(d)    At any sale under Section 9.01(b), any Lender or the Administrative Agent may bid for and purchase the property offered for sale and, upon compliance with the terms of sale, may hold, retain and dispose of such property without further accountability therefor.
Section 9.03.     Exercise of Remedies.
(a)    No failure or delay on the part of the Administrative Agent or any Lender in exercising any right, power or privilege under this Agreement and no course of dealing between any Originator, the Borrower or the Servicer, on the one hand, and the Administrative Agent or any Lender, on the other hand, shall operate as a waiver of such right, power or privilege, nor shall any single or partial exercise of any right, power or privilege under this Agreement preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. The rights and remedies under this Agreement are cumulative, may be exercised singly or concurrently, and are not exclusive of any rights or remedies that the Administrative Agent or any Lender would otherwise have at law or in equity. No notice to or demand on any party hereto shall entitle such party to any other or further notice or demand in similar or other circumstances, or constitute a waiver of the right of the party providing such notice or making such demand to any other or further action in any circumstances without notice or demand.
(b)    Notwithstanding anything to the contrary contained herein or in any Related Document, the authority to enforce rights and remedies hereunder and under the Related Documents against the Borrower, the Servicer or the Borrower Collateral shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with the Related Documents for the benefit of all the Lenders; provided that the foregoing shall not prohibit (i) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the Related Documents, (ii) any Lender from exercising setoff rights in accordance with Section 11.07, (iii) the Requisite Lenders from directing the Administrative Agent to take actions expressly contemplated herein (including any action described in the final paragraph of Section 8.01 hereof) or (iv) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding under the Bankruptcy Code or any other applicable debtor relief law; and provided further that if at any time there is no Person acting as Administrative Agent hereunder and under the Related Documents, then (A) the Requisite Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to this Article IX and (B) in addition to the matters set forth in clauses (ii) and (iii) of the preceding proviso and subject to Section 11.07, any Lender may, with the consent of the Requisite Lenders, enforce any rights and remedies available to it and as authorized by the Requisite Lenders.
Section 9.04.     Power of Attorney. On the Restatement Effective Date, the Borrower shall execute and deliver a power of attorney substantially in the form attached hereto as Exhibit 9.04 (a “Power of Attorney”). The Power of Attorney is a power coupled with an interest and shall be irrevocable until this Agreement has terminated in accordance with its terms and all of the Borrower Obligations are indefeasibly paid or otherwise satisfied in full. The powers conferred on the Administrative Agent under each Power of Attorney are solely to protect the Liens of the Administrative Agent and the Lenders upon and interests in the Borrower Collateral and shall not impose any duty upon the Administrative Agent to exercise any such powers. The Administrative Agent shall not be accountable for any amount other than amounts that it actually receives as a result of the exercise of such powers and none of the Administrative Agent’s officers, directors, employees, agents or representatives shall be responsible to the Borrower, any Originator, the Servicer or any other Person for any act or failure to act, except to the extent of damages attributable to their own gross negligence or willful misconduct as finally determined by a court of competent jurisdiction. Notwithstanding any other provision herein or in any other Related Document to the contrary, the Administrative Agent shall not exercise any powers pursuant to any Power of Attorney unless an Event of Default, Termination Event or a Servicer Termination Event shall have occurred and be continuing.
ARTICLE X.

INDEMNIFICATION
Section 10.01.     Indemnities by the Borrower.
(a)    Without limiting any other rights that the Lenders or the Administrative Agent or any of their respective Affiliates, officers, directors, employees, representatives and agents (each, an “Indemnified Person”) may have hereunder or under applicable law, the Borrower hereby agrees to indemnify and hold harmless each Indemnified Person from and against any and all Indemnified Amounts that may be claimed or asserted against or incurred by any such Indemnified Person in connection with or arising out of the transactions contemplated under this Agreement or under any other Related Document or any actions or failures to act in connection therewith, including any and all reasonably legal costs and expenses arising out of or incurred in connection with disputes between or among any parties to any of the Related Documents; provided, that the Borrower shall not be liable for any indemnification to an Indemnified Person to the extent that any such Indemnified Amount (x) results from such Indemnified Person’s gross negligence or willful misconduct, in each case as finally determined by a court of competent jurisdiction or (y) constitutes recourse for uncollectible or uncollected Transferred Receivables as a result of the insolvency, bankruptcy or the failure (without cause or justification) or inability on the part of the related Obligor to perform its obligations thereunder. Without limiting the generality of the foregoing, the Borrower shall pay on demand to each Indemnified Person any and all Indemnified Amounts relating to or resulting from:
(i)    reliance on any representation or warranty made or deemed made by the Borrower (or any of its officers) under or in connection with this Agreement or any other Related Document (without regard to any qualifications concerning the occurrence or non-occurrence of a Material Adverse Effect or similar concepts of materiality) or on any other information delivered by the Borrower pursuant hereto or thereto that shall have been incorrect when made or deemed made or delivered;
(ii)    the failure by the Borrower to comply with any term, provision or covenant contained in this Agreement, any other Related Document or any agreement executed in connection herewith or therewith (without regard to any qualifications concerning the occurrence or non-occurrence of a Material Adverse Effect or similar concepts of materiality), any applicable law, rule or regulation with respect to any Transferred Receivable or the Contract therefor, or the nonconformity of any Transferred Receivable or the Contract therefor with any such applicable law, rule or regulation;
(iii)     (1) the failure to vest and maintain vested in the Borrower valid and properly perfected title to and sole record and beneficial ownership of the Receivables that constitute Transferred Receivables, together with all Collections in respect thereof and all other Borrower Collateral, free and clear of any Adverse Claim and (2) the failure to maintain or transfer to the Administrative Agent, for the benefit of itself and the other Secured Parties, a first priority, perfected Lien in any portion of the Borrower Collateral;
(iv)    any dispute, claim, offset or defense of any Obligor (other than its discharge in bankruptcy) to the payment of any Transferred Receivable (including a defense based on such Receivable or the Contract therefor not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from the services giving rise to such Receivable or the furnishing of or failure to furnish such services or relating to collection activities with respect to such Receivable (if such collection activities were performed by any of its Affiliates acting as Servicer);
(v)    any products liability claim or other claim arising out of or in connection with insurance or services that is the subject of any Contract with respect to any Transferred Receivable;
(vi)    the commingling of Collections with respect to Transferred Receivables by the Borrower at any time with its other funds or the funds of any other Person;
(vii)    any failure by the Borrower to cause the filing of, or any delay in filing, financing statements or to cause the effectiveness of other similar instruments or documents under the UCC of any applicable jurisdiction or any other applicable laws with respect to any Transferred Receivable hereunder or any other Borrower Collateral, whether at the time of the Borrower’s acquisition thereof or any Advance made hereunder or at any subsequent time;
(viii)    any investigation, litigation or proceeding related to this Agreement or any other Related Document or the ownership of Receivables or Collections with respect thereto or any other investigation, litigation or proceeding relating to the Borrower, the Servicer or any Originator in which any Indemnified Person becomes involved as a result of any of the transactions contemplated hereby or by any other Related Document;
(ix)    any failure of (x) a Collection Account Bank to comply with the terms of the applicable Collection Account Agreement, or (y) the Concentration Account Bank to comply with the terms of the Concentration Account Agreement;
(x)    any Termination Event described in Section 8.01(d) or (e);
(xi)    any failure of the Borrower to give reasonably equivalent value to the applicable Originator under the Sale Agreement in consideration of the transfer by such Originator of any Transferred Receivable, or any attempt by any Person to void such transfer under statutory provisions or common law or equitable action;
(xii)    any action or omission by Borrower or any Transaction Party which reduces or impairs the rights of the Administrative Agent or the Secured Parties with respect to any Transferred Receivable or the value of any such Transferred Receivable;
(xiii)    any attempt by any Person to void any Borrowing or the Lien granted hereunder under statutory provisions or common law or equitable action;
(xiv)    any failure of a Collection Account Bank or the Concentration Account Bank to comply with the terms of the applicable Collection Account Agreement or Concentration Account Agreement; or
(xv)    any withholding, deduction or Charge imposed upon any payments with respect to any Transferred Receivable, any Borrower Assigned Agreement or any other Borrower Collateral.
(b)    Any Indemnified Amounts subject to the indemnification provisions of this Section 10.01 not paid in accordance with Section 2.08 shall be paid by the Borrower to the Indemnified Person entitled thereto within ten days following demand therefor.
ARTICLE XI.

ADMINISTRATIVE AGENT
Section 11.01.     Authorization and Action. The Administrative Agent may take such action and carry out such functions under this Agreement as are authorized to be performed by it pursuant to the terms of this Agreement, any other Related Document or otherwise contemplated hereby or thereby or are reasonably incidental thereto; provided, that the duties of the Administrative Agent set forth in this Agreement shall be determined solely by the express provisions of this Agreement, and, other than the duties set forth in Section 11.02, any permissive right of the Administrative Agent hereunder shall not be construed as a duty.
Section 11.02.     Reliance. None of the Administrative Agent, any of its Affiliates or any of their respective directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or the other Related Documents, except for damages solely caused by its or their own gross negligence or willful misconduct as finally determined by a court of competent jurisdiction. Without limiting the generality of the foregoing, and notwithstanding any term or provision hereof to the contrary, the Borrower and each Lender hereby acknowledge and agree that the Administrative Agent as such (a) has no duties or obligations other than as set forth expressly herein, and has no fiduciary obligations to any person, (b) acts as a representative hereunder for the Lenders and has no duties or obligations to, shall incur no liabilities or obligations to, and does not act as an agent in any capacity for, the Borrower (other than, with respect to the Administrative Agent, under the Power of Attorney with respect to remedial actions), the Servicer, the Parent, the Member or the Originators, (c) may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts, (d) makes no representation or warranty hereunder to any Affected Party and shall not be responsible to any such Person for any statements, representations or warranties made in or in connection with this Agreement or the other Related Documents, (e) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or the other Related Documents on the part of the Borrower, the Servicer, any Originator, the Parent, the Member or any Lender, or to inspect the property (including the books and records) of the Borrower, the Servicer, any Originator, the Parent, the Member or any Lender, (f) shall not be responsible to the Borrower, the Servicer, any Lender or any other Person for the due execution by any Person other than the Administrative Agent, or the legality, validity, enforceability, genuineness, sufficiency or value, of this Agreement or the other Related Documents or any other instrument or document furnished pursuant hereto or thereto, (g) shall incur no liability under or in respect of this Agreement or the other Related Documents by acting upon any notice, consent, certificate or other instrument or writing believed by it to be genuine and signed, sent or communicated by the proper party or parties and (h) shall not be bound to make any investigation into the facts or matters stated in any notice or other communication hereunder and may conclusively rely on the accuracy of such facts or matters.
Section 11.03.     Wells Fargo and Affiliates. Wells Fargo and its Affiliates may generally engage in any kind of business with any Obligor, the Parent, the Member, the Originators, the Borrower, the Servicer, any Lender, any of their respective Affiliates and any Person who may do business with or own securities of such Persons or any of their respective Affiliates, all as if Wells Fargo were not the Administrative Agent and without the duty to account therefor to any Obligor, the Parent, the Member, any Originator, the Borrower, the Servicer, any Lender or any other Person.
Section 11.04.     Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender, and based upon such documents and information as it has deemed appropriate, made its own credit and financial analysis of the Borrower and its own decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.
Section 11.05.     Indemnification. Each of the Lenders severally agrees to indemnify the Administrative Agent (to the extent not reimbursed by the Borrower and without limiting the obligations of the Borrower hereunder), ratably according to their respective Pro Rata Shares, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Administrative Agent in any way relating to or arising out of this Agreement or any other Related Document or any action taken or omitted by the Administrative Agent in connection herewith or therewith; provided, however, that no Lender (or the Borrower) shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from the Administrative Agent’s gross negligence or willful misconduct as finally determined by a court of competent jurisdiction. Without limiting the foregoing, each Lender agrees to reimburse the Administrative Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including counsel fees) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement and each other Related Document, to the extent that the Administrative Agent is not reimbursed for such expenses by the Borrower.
Section 11.06.     Successor Administrative Agent. The Administrative Agent may resign at any time by giving not less than thirty (30) days’ prior written notice thereof to each of the Lenders and the Borrower. Upon any such resignation, the Requisite Lenders shall have the right to appoint a successor Administrative Agent subject, so long as no Termination Event is continuing, to the Borrower’s consent (such consent not to be unreasonably withheld or delayed). If no successor Administrative Agent shall have been so appointed by the Requisite Lenders and shall have accepted such appointment within 30 days after the resigning the Administrative Agent’s giving notice of resignation, then the resigning Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which shall be a Lender, if a Lender is willing to accept such appointment, or otherwise shall be a commercial bank or financial institution or a subsidiary of a commercial bank or financial institution which commercial bank or financial institution is organized under the laws of the United States of America or of any State thereof. If no successor Administrative Agent has been appointed pursuant to the foregoing, by the 30th day after the date such notice of resignation was given by the resigning Administrative Agent, such resignation shall become effective and the Requisite Lenders shall thereafter perform all the duties of the Administrative Agent hereunder until such time, if any, as the Requisite Lenders appoint a successor Administrative Agent as provided above. Upon the acceptance of any appointment as the Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall succeed to and become vested with all the rights, powers, privileges and duties of the resigning Administrative Agent. Upon the earlier of the acceptance of any appointment as the Administrative Agent hereunder by a successor Administrative Agent or the effective date of the resigning Administrative Agent’s resignation, the resigning Administrative Agent shall be discharged from its duties and obligations under this Agreement and the other Related Documents, except that any indemnity rights or other rights in favor of such resigning Administrative Agent shall continue. After any resigning Administrative Agent’s resignation hereunder, the provisions of this Article XI shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent under this Agreement and the other Related Documents.
Section 11.07.     Setoff and Sharing of Payments. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence and during the continuance of any Termination Event, each Lender is hereby authorized at any time or from time to time, without notice to the Borrower or to any other Person, any such notice being hereby expressly waived (but subject to Section 2.03(b)(i)), to set off and to appropriate and to apply any and all balances held by it at any of its offices for the account of the Borrower (regardless of whether such balances are then due to the Borrower) and any other properties or assets any time held or owing by that Lender or that holder to or for the credit or for the account of the Borrower against and on account of any of the Borrower Obligations which are not paid when due. Any Lender or holder of any Note exercising a right to set off or otherwise receiving any payment on account of the Borrower Obligations in excess of its Pro Rata Share thereof shall purchase for cash (and the other Lenders or holders shall sell) such participations in each such other Lender’s or holder’s Pro Rata Share of the Borrower Obligations as would be necessary to cause such Lender to share the amount so set off or otherwise received with each other Lender or holder in accordance with their respective Pro Rata Shares. Each Lender’s obligation pursuant to this Section 11.07 is in addition to and not in limitation of its obligations to purchase a participation equal to its Pro Rata Share of the Swing Line Loan pursuant to Section 2.01(b). The Borrower agrees, to the fullest extent permitted by law, that (a) any Lender or holder may exercise its right to set off with respect to amounts in excess of its Pro Rata Share of the Borrower Obligations and may sell participations in such amount so set off to other Lenders and holders and (b) any Lender or holders so purchasing a participation in the Advances made or other Borrower Obligations held by other Lenders or holders may exercise all rights of set off, bankers’ lien, counterclaim or similar rights with respect to such participation as fully as if such Lender or holder were a direct holder of the Advances, and the other Borrower Obligations in the amount of such participation. Notwithstanding the foregoing, if all or any portion of the set-off amount or payment otherwise received is thereafter recovered from the Lender that has exercised the right of set-off, the purchase of participations by that Lender shall be rescinded and the purchase price restored without interest.
ARTICLE XII.

MISCELLANEOUS
Section 12.01.     Notices. Except as otherwise provided herein, whenever it is provided herein that any notice, demand, request, consent, approval, declaration or other communication shall or may be given to or served upon any of the parties by any other parties, or whenever any of the parties desires to give or serve upon any other parties any communication with respect to this Agreement, each such notice, demand, request, consent, approval, declaration or other communication shall be in writing and shall be deemed to have been validly served, given or delivered (a) upon the earlier of actual receipt and three Business Days after deposit in the United States Mail, registered or certified mail, return receipt requested, with proper postage prepaid, (b) upon transmission, when sent by email of the signed notice in PDF form or facsimile (with such email or facsimile promptly confirmed by delivery of a copy by personal delivery or United States Mail as otherwise provided in this Section 12.01), (c) one Business Day after deposit with a reputable overnight courier with all charges prepaid or (d) when delivered, if hand delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address or facsimile number set forth below or to such other address (or facsimile number) as may be substituted by notice given as herein provided. The giving of any notice required hereunder may be waived in writing by the party entitled to receive such notice. Failure or delay in delivering copies of any notice, demand, request, consent, approval, declaration or other communication to any Person (other than any Lender and the Administrative Agent) designated in any written notice provided hereunder to receive copies shall in no way adversely affect the effectiveness of such notice, demand, request, consent, approval, declaration or other communication. Notwithstanding the foregoing, whenever it is provided herein that a notice is to be given to any other party hereto by a specific time, such notice shall only be effective if actually received by such party prior to such time, and if such notice is received after such time or on a day other than a Business Day, such notice shall only be effective on the immediately succeeding Business Day.

Borrower:

c/o Cumulus Media Holdings Inc.
3280 Peachtree Road, N.W., Suite 2300 Atlanta, Georgia 30305
Attention: Richard Denning, John Abbott and Eric Richards
Facsimile: 404-260-6877

With a copy which shall not constitute notice to: Jones Day 1420 Peachtree Street, N.E., Suite 800 Atlanta, Georgia 30309 Attention: John E. Zamer, Esq. Telecopy: (404) 581-8330;

Administrative Agent:

Wells Fargo Bank, National Association
1100 Abernathy Road, Suite 1600
Atlanta, Georgia 30328
Attention: Isaac Washington
Telephone: 770-508-2166
Facsimile: 855-818-1933

Section 12.02.     Binding Effect; Assignability.
(a)    This Agreement shall be binding upon and inure to the benefit of the Borrower, each Lender and the Administrative Agent and their respective successors and permitted assigns. The Borrower may not assign, transfer, hypothecate or otherwise convey any of its rights or obligations hereunder or interests herein without the express prior written consent of the Requisite Lenders and the Administrative Agent. Any such purported assignment, transfer, hypothecation or other conveyance by the Borrower without the prior express written consent of the Requisite Lenders and the Administrative Agent shall be void.
(b)    The Borrower hereby consents to any Lender’s assignment or pledge of, and/or sale of participations in, at any time or times after the Closing Date of the Related Documents, Advances, and any Commitment or of any portion thereof or interest therein, including any Lender’s rights, title, interests, remedies, powers or duties thereunder (including, without limitation, an assignment by the Swing Line Lender of all or any portion of its Swing Line Commitment), whether evidenced by a writing or not, made in accordance with this Section 12.02(b). Any assignment by a Lender shall (i) require the execution of an assignment agreement (an “Assignment Agreement”) substantially in the form attached hereto as Exhibit 12.02(b) or otherwise in form and substance satisfactory to the Administrative Agent, and acknowledged by, the Administrative Agent and other than in the case of an assignment by a Lender to one of its Affiliates, the consent of the Administrative Agent and, so long as no Termination Event has occurred and is continuing, the Borrower (which consent shall not be unreasonably withheld or delayed); (ii) if a partial assignment, be in an amount at least equal to $5,000,000 and, after giving effect to any such partial assignment, the assigning Lender shall have retained Commitments in an amount at least equal to $5,000,000; (iii) require the delivery to the Administrative Agent by the assignee or participant, as the case may be, of any forms, certificates or other evidence with respect to United States tax withholding matters, and (iv) other than in the case of an assignment by a Lender to one of its Affiliates, include a payment to the Administrative Agent by the assignor or assignee Lender of an assignment fee of $3,500. In the case of an assignment by a Lender under this Section 12.02, the assignee shall have, to the extent of such assignment, the same rights, benefits and obligations as it would if it were a Lender hereunder. The assigning Lender shall be relieved of its obligations hereunder with respect to its Commitments or assigned portion thereof from and after the date of such assignment. The Borrower hereby acknowledges and agrees that any assignment made in accordance with this Section 12.02(b) will give rise to a direct obligation of the Borrower to the assignee and that the assignee shall thereupon be a “Lender” for all purposes. In all instances, each Lender’s obligation to make Revolving Credit Advances hereunder shall be several and not joint and shall be limited to such Lender’s Pro Rata Share of the applicable Commitment. In the event any Lender assigns or otherwise transfers all or any part of a Revolving Note or the Swing Line Note, the Borrower shall, upon the request of such Lender, execute new Revolving Notes or Swing Line Notes in exchange for the Revolving Notes or Swing Line Notes, as the case may be, being assigned. Notwithstanding the foregoing provisions of this Section 12.02(b), each Lender may grant a security interest in, or otherwise assign as collateral, any of its rights under this Agreement, whether now owned or hereafter acquired (including rights to payments of principal or interest on the Loans), to (i) any federal reserve bank (pursuant to Regulation A of the Federal Reserve Board), without notice to Administrative Agent or (ii) any holder of, or trustee for the benefit of the holders of, such Lender’s Indebtedness or equity securities, by notice to Administrative Agent; provided, however, that no such holder or trustee, whether because of such grant or assignment or any foreclosure thereon (unless such foreclosure is made through an assignment in accordance with the above), shall be entitled to any rights of such Lender hereunder and no such Lender shall be relieved of any of its obligations hereunder.
(c)    In addition to the foregoing right, any Lender may, without notice to or consent from the Administrative Agent or the Borrower, (x) grant to an SPV administered by such Lender the option to make all or any part of any Advance that such Lender would otherwise be required to make hereunder (and the exercise of such option by such SPV and the making of Loans pursuant thereto shall satisfy the obligation of such Lender to make such Loans hereunder); (y) assign to an SPV administered by a Lender all or a portion of its rights (but not its obligations) under the Related Documents, including a sale of any Advances or other Borrower Obligations hereunder and such Lender’s right to receive payment with respect to any such Borrower Obligation and (z) sell participations to one or more Persons in or to all or a portion of its rights and obligations under the Related Documents (including all its rights and obligations with respect to the Advances); provided, however, that (w) no such option grant, assignment or participation described in sub-clauses (x), (y) or (z) above shall release Lender from any of its obligations hereunder or substitute any such SPV or participant for such Lender as a party hereto and any costs and expenses (including rating agency fees) relating thereto shall not be a Borrower Obligation, (x) no such SPV or participant shall have a commitment, or be deemed to have made an offer to commit, to make Advances hereunder, and none shall be liable to any Person for any obligations of such Lender hereunder (it being understood that nothing in this Section 12.02(c) shall limit any rights the Lender may have as against such SPV or participant under the terms of the applicable option, sale or participation agreement between or among such parties); and (y) no such SPV or holder of any such participation shall be entitled to require such Lender to take or omit to take any action hereunder except actions directly affecting (i) any reduction in the principal amount of, or interest rate or Fees payable with respect to, any Advance in which such holder participates, (ii) any extension of any scheduled payment of the principal amount of any Advance in which such holder participates or the final maturity date thereof, and (iii) any release of all or substantially all of the Borrower Collateral (other than in accordance with the terms of this Agreement or the other Related Documents). Solely for purposes of Sections 2.08, 2.09 and 9.01, Borrower acknowledges and agrees that each such sale or participation shall give rise to a direct obligation of the Borrower to the participant or SPV and each such participant or SPV shall be considered to be a “Lender” for purposes of such sections. Except as set forth in the preceding sentence, such Lender’s rights and obligations, and the rights and obligations of the other Lenders and the Administrative Agent towards such Lender under any Related Document shall remain unchanged and none of the Borrower, the Administrative Agent or any Lender (other than the Lender selling a participation or assignment to an SPV) shall have any duty to any participant or SPV and may continue to deal solely with the assigning or selling Lender as if no such assignment or sale had occurred.
(d)    Except as expressly provided in this Section 12.02, no Lender shall, as between the Borrower and that Lender, or between the Administrative Agent and that Lender, be relieved of any of its obligations hereunder as a result of any sale, assignment, transfer or negotiation of, or granting of participation in, all or any part of the Advances, the Revolving Notes, the Swing Line Note or other Borrower Obligations owed to such Lender.
(e)    The Borrower shall assist any Lender permitted to sell assignments or participations under this Section 12.02 as reasonably required to enable the assigning or selling Lender to effect any such assignment or participation, including the execution and delivery of any and all agreements, notes and other documents and instruments as shall be reasonably requested and the participation of management in meetings with potential assignees or participants. The Borrower shall, if the Administrative Agent so requests in connection with an initial syndication of the Commitments hereunder, assist in the preparation of informational materials for such syndication.
(f)    A Lender may furnish any information concerning the Borrower, the Originators, the Parent, the Member, the Servicer and/or the Receivables in the possession of such Lender from time to time to assignees and participants (including prospective assignees and participants). Each Lender shall obtain from all prospective and actual assignees or participants confidentiality covenants substantially equivalent to those contained in Section 12.05.
Section 12.03.     Termination; Survival of Borrower Obligations.
(a)    This Agreement shall create and constitute the continuing obligations of the parties hereto in accordance with its terms, and shall remain in full force and effect until the Termination Date.
(b)    Except as otherwise expressly provided herein or in any other Related Document, no termination or cancellation (regardless of cause or procedure) of any commitment made by any Affected Party under this Agreement shall in any way affect or impair the obligations, duties and liabilities of the Borrower or the rights of any Affected Party relating to any unpaid portion of the Borrower Obligations, due or not due, liquidated, contingent or unliquidated or any transaction or event occurring prior to such termination, or any transaction or event, the performance of which is required after the Facility Maturity Date. Except as otherwise expressly provided herein or in any other Related Document, all undertakings, agreements, covenants, warranties and representations of or binding upon the Borrower and all rights of any Affected Party hereunder, all as contained in the Related Documents, shall not terminate or expire, but rather shall survive any such termination or cancellation and shall continue in full force and effect until the Termination Date; provided, that the rights and remedies provided for herein with respect to any breach of any representation or warranty made by the Borrower pursuant to Article IV, the indemnification and payment provisions of Article X and Sections 11.05 and 12.05 shall be continuing and shall survive the Termination Date.
Section 12.04.     Costs and Expenses. Any action taken by the Transaction Parties under or with respect to any Related Document, even if required under any Related Document or at the request of the Administrative Agent or Requisite Lenders, shall be at the expense of the Transaction Parties, and neither Administrative Agent nor any other Secured Party shall be required under any Related Document to reimburse Transaction Parties or any Subsidiary of the Transaction Parties therefor except as expressly provided therein. In addition, (a) the Borrower shall reimburse the Administrative Agent for all reasonable out of pocket expenses incurred in connection with the negotiation and preparation of this Agreement and the other Related Documents (including the reasonable fees and expenses of all of its special counsel, advisors, consultants and auditors retained in connection with the transactions contemplated thereby and advice in connection therewith). The Borrower shall reimburse each Lender and the Administrative Agent for all reasonable fees, costs and expenses, including the fees, costs and expenses of counsel or other advisors (including environmental and management consultants and appraisers) for advice, assistance, or other representation in connection with:
(i)    the forwarding to the Borrower or any other Person on behalf of the Borrower by any Lender of any proceeds of Advances made by such Lender hereunder;
(ii)    any amendment, modification or waiver of, consent with respect to, or termination of this Agreement or any of the other Related Documents or advice in connection with the administration hereof or thereof or their respective rights hereunder or thereunder;
(iii)    any Litigation, contest or dispute (whether instituted by the Borrower, any Lender, the Administrative Agent or any other Person as a party, witness, or otherwise) in any way relating to the Borrower Collateral, any of the Related Documents or any other agreement to be executed or delivered in connection herewith or therewith, including any Litigation, contest, dispute, suit, case, proceeding or action, and any appeal or review thereof, in connection with a case commenced by or against the Borrower, the Servicer or any other Person that may be obligated to any Lender or the Administrative Agent by virtue of the Related Documents, including any such Litigation, contest, dispute, suit, proceeding or action arising in connection with any work-out or restructuring of the transactions contemplated hereby during the pendency of one or more Termination Events;
(iv)    any attempt to enforce any remedies of a Lender or the Administrative Agent against the Borrower, the Servicer or any other Person that may be obligated to them by virtue of any of the Related Documents, including any such attempt to enforce any such remedies in the course of any work-out or restructuring of the transactions contemplated hereby during the pendency of one or more Termination Events;
(v)    any work-out or restructuring of the transactions contemplated hereby during the pendency of one or more Termination Events; and
(vi)    efforts, during the continuation of a Termination Event, to (A) evaluate, observe or assess the Originators, the Parent, the Borrower, the Member or the Servicer or their respective affairs, and (B) verify, protect, evaluate, assess, appraise, collect, sell, liquidate or otherwise dispose of any of the Borrower Collateral;
including all reasonable attorneys’ and other professional and service providers’ fees arising from such services, including those in connection with any appellate proceedings, and all reasonable expenses, costs, charges and other fees incurred by such counsel and others in connection with or relating to any of the events or actions described in this Section 12.04, all of which shall be payable, on demand, by the Borrower to the applicable Lender or the Administrative Agent, as applicable. Without limiting the generality of the foregoing, such reasonable expenses, costs, charges and fees may include: fees, costs and expenses of accountants, environmental advisors, appraisers, investment bankers, management and other consultants and paralegals; court costs and expenses; photocopying and duplication expenses; court reporter fees, costs and expenses; long distance telephone charges; air express charges; telegram or facsimile charges; secretarial overtime charges; and reasonable expenses for travel, lodging and food paid or incurred in connection with the performance of such legal or other advisory services.
Section 12.05.     Confidentiality.
(a)    Except to the extent otherwise required by applicable law or as required to be filed publicly with the Securities and Exchange Commission, or unless the Administrative Agent shall otherwise consent in writing, the Borrower agrees to maintain the confidentiality of this Agreement (and all drafts hereof and documents ancillary hereto), in its communications with third parties other than any Affected Party or any Indemnified Person and otherwise not to disclose, deliver or otherwise make available to any third party (other than its directors, officers, employees, accountants or counsel) the original or any copy of all or any part of this Agreement (or any draft hereof and documents ancillary hereto) except to an Affected Party or an Indemnified Person or any financial institution party to the Credit Agreement.
(b)    The Borrower, the Administrative Agent and each Lender severally agrees that it shall not (and shall not permit any of its Subsidiaries to) issue any news release or make any public announcement pertaining to the transactions contemplated by this Agreement and the other Related Documents without the prior written consent of the Borrower, the Requisite Lenders and the Administrative Agent (which consent shall not be unreasonably withheld) unless such news release or public announcement is required by law, in which case the Borrower, the Administrative Agent and/or any Lender, as the case may be, shall consult with the Borrower, the Administrative Agent and any Lenders specifically referenced therein prior to the issuance of such news release or public announcement.
(c)    The Administrative Agent and each Lender agrees to maintain the confidentiality of the Information (as defined below), and will not use such confidential Information for any purpose or in any matter except in connection with this Agreement, except that Information may be disclosed (1) to (i) each Affected Party (ii) its and each Affected Party’s and their respective Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential and to not disclose or use such Information in violation of Regulation FD (17 C.F.R. § 243.100-243.103)) and (iii) industry trade organizations for inclusion in league table measurements, (2) any regulatory authority (it being understood that it will to the extent reasonably practicable provide the Borrower with an opportunity to request confidential treatment from such regulatory authority), (3) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (4) to any other party to this Agreement, (5) to the extent required in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Related Document or the enforcement of rights hereunder or thereunder, (6) subject to an agreement containing provisions substantially the same as those of this Section, to any assignee of (or participant in), or any prospective assignee of (or participant in), any of its rights or obligations under this Agreement, (7) with the consent of the Borrower or (8) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or any other confidentiality agreement to which it is party with the Borrower or the Parent or any subsidiary thereof or (ii) becomes available to the Administrative Agent, or any Lender on a nonconfidential basis from a source other than the Parent or any subsidiary thereof. For the purposes of this Section, “Information” means all information received from the Borrower, the Servicer, the Parent, the Ultimate Parent or any Affiliate thereof relating to the Borrower, the Servicer, the Parent, the Ultimate Parent or any Affiliate thereof or their businesses, or any Obligor, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower, the Servicer, the Parent, the Ultimate Parent or any Affiliate thereof. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
(d)    Each Transaction Party consents to the publication by the Administrative Agent or any Lender of any press releases, tombstones, advertising or other promotional materials relating to the financing transactions contemplated by this Agreement using such Transaction Party’s name, product photographs, logo or trademark. The Administrative Agent or such Lender shall provide a draft of any such press release, advertising or other promotional material to the Borrower for review and approval (such approval not to be unreasonably withheld or delayed) prior to the publication thereof.
(e)    No Transaction Party shall, and no Transaction Party shall permit any of its Affiliates to, issue any press release or other public disclosure (other than any document filed with any Governmental Authority relating to a public offering of securities of any Transaction Party) using the name, logo or otherwise referring to Wells Fargo or of any of its Affiliates, the Related Documents or any transaction contemplated herein or therein to which Wells Fargo or any of its Affiliates is party without the prior written consent of Wells Fargo or such Affiliate except to the extent required to do so under applicable Requirements of Law and then, only after consulting with Wells Fargo.
Section 12.06.     Entire Agreement; Release; Survival.
(a)    THE RELATED DOCUMENTS EMBODY THE ENTIRE AGREEMENT OF THE PARTIES AND SUPERSEDE ALL PRIOR AGREEMENTS AND UNDERSTANDINGS RELATING TO THE SUBJECT MATTER THEREOF AND ANY PRIOR LETTER OF INTEREST, COMMITMENT LETTER, CONFIDENTIALITY AND SIMILAR AGREEMENTS INVOLVING ANY TRANSACTION PARTY AND ANY LENDER OR ANY OF THEIR RESPECTIVE AFFILIATES RELATING TO A FINANCING OF SUBSTANTIALLY SIMILAR FORM, PURPOSE OR EFFECT OTHER THAN THE FEE LETTER. IN THE EVENT OF ANY CONFLICT BETWEEN THE TERMS OF THIS AGREEMENT AND ANY OTHER RELATED DOCUMENT, THE TERMS OF THIS AGREEMENT SHALL GOVERN (UNLESS OTHERWISE EXPRESSLY STATED IN SUCH OTHER LOAN DOCUMENTS OR SUCH TERMS OF SUCH OTHER RELATED DOCUMENTS ARE NECESSARY TO COMPLY WITH APPLICABLE REQUIREMENTS OF LAW, IN WHICH CASE SUCH TERMS SHALL GOVERN TO THE EXTENT NECESSARY TO COMPLY THEREWITH).
(b)    Execution of this Agreement by the Transaction Parties constitutes a full, complete and irrevocable release of any and all claims which each Transaction Party may have at law or in equity in respect of all prior discussions and understandings, oral or written, relating to the subject matter of this Agreement and the other Related Documents. In no event shall any Indemnified Party be liable on any theory of liability for any special, indirect, consequential or punitive damages (including any loss of profits, business or anticipated savings). Each of Borrower and each other Transaction Party signatory hereto hereby waives, releases and agrees (and shall cause each other Transaction Party to waive, release and agree) not to sue upon any such claim for any special, indirect, consequential or punitive damages, whether or not accrued and whether or not known or suspected to exist in its favor.
(c)    (i) Any indemnification or other protection provided to any Indemnified Party pursuant to this Section 12.06 and Section 12.04, and Article XI and Article XIII and (ii) the provisions of the Sale Agreement that expressly survive termination thereof, in each case, shall (x) survive the termination of the Commitments and the payment in full of all Borrower Obligations and (y) with respect to clause (i) above, inure to the benefit of any Person that at any time held a right thereunder (as an Indemnified Party or otherwise) and, thereafter, its successors and permitted assigns.
Section 12.07.     Amendments and Waivers.
(a)    Except for actions expressly permitted to be taken by the Administrative Agent, no amendment, modification, termination or waiver of any provision of this Agreement or any Note, or any consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Borrower, the Administrative Agent and by the Requisite Lenders or, to the extent required under clause (b) below, by all affected Lenders and the Swing Line Lender, and, to the extent required under clause (b) or clause (c) below, by the Administrative Agent. Except as set forth in clause (b) below, all amendments, modifications, terminations or waivers requiring the consent of any Lenders without specifying the required percentage of Lenders shall require the written consent of the Requisite Lenders.
(b)    • No amendment, modification, termination or waiver shall, unless in writing and signed by each Lender directly affected thereby, do any of the following: (1) increase the principal amount of any Lender’s Commitment; (2) reduce the principal of, rate of interest on or Fees payable with respect to any Advance made by any affected Lender; (3) extend any scheduled payment date or final maturity date of the principal amount of any Advance of any affected Lender; (4) waive, forgive, defer, extend or postpone any payment of interest or Fees as to any affected Lender; (5) change the percentage of the Aggregate Commitments or of the aggregate Outstanding Principal Amount which shall be required for Lenders or any of them to take any action hereunder; (6) release all or substantially all of the Borrower Collateral; (7) change the definition of “Borrowing Base” or any defined term used for purposes of calculating the Borrowing Base or (8) amend or waive this Section 12.07 or the definition of the term “Requisite Lenders” insofar as such definition affects the substance of this Section 12.07. Furthermore, no amendment, modification, termination or waiver shall be effective to the extent that it (x) affects the rights or duties of the Administrative Agent under this Agreement or any other Related Document unless in writing and signed by the Administrative Agent, or (y) affects the rights or duties of the Swing Line Lender under this Agreement or modifies or amends any other provision of this Agreement or any other Related Document relating the Swing Line Loan, Swing Line Advances or the Swing Line Lender unless in writing and signed by the Swing Line Lender.
(i)    Each amendment, modification, termination or waiver shall be effective only in the specific instance and for the specific purpose for which it was given. No amendment, modification, termination or waiver shall be required for the Administrative Agent to take additional Borrower Collateral pursuant to any Related Document. No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.
(c)    If, in connection with any proposed amendment, modification, waiver or termination (a “Proposed Change”) requiring the consent of all affected Lenders, the consent of Requisite Lenders is obtained, but the consent of other Lenders whose consent is required is not obtained (any such Lender whose consent is not obtained as described this clause (i) or in clause (ii) below being referred to as a “Non-Consenting Lender”), then, so long as the Administrative Agent is not a Non-Consenting Lender, at the Borrower’s request the Administrative Agent, or a Person acceptable to the Administrative Agent, shall have the right with the Administrative Agent’s consent and in the Administrative Agent’s sole discretion (but shall have no obligation) to purchase from such Non-Consenting Lenders, and such Non-Consenting Lenders agree that they shall, upon the Administrative Agent’s request, sell and assign to the Administrative Agent or such Person, all of the Commitments of such Non-Consenting Lender for an amount equal to the principal balance of all Advances held by the Non-Consenting Lender and all accrued interest and Fees with respect thereto through the date of sale, such purchase and sale to be consummated pursuant to an executed Assignment Agreement.
(d)    Upon the Administrative Agent’s written confirmation of payment in full in cash and performance of all of the Borrower Obligations (other than contingent, unasserted indemnification provisions in respect of provisions that expressly survive the terms hereof), termination of the Aggregate Commitment and a release of all claims against the Administrative Agent and Lenders, and so long as no suits, actions, proceedings or claims are pending or threatened against any Indemnified Person asserting any damages, losses or liabilities that are Indemnified Liabilities, the Lien of the Administrative Agent hereunder shall be automatically released and the Borrower shall be released from its obligations hereunder and under the other Related Documents (except to the extent any such obligation is intended to survive such termination) and the Administrative Agent shall deliver to the Borrower termination statements and other documents necessary or appropriate to evidence the termination of the Liens securing payment of the Borrower Obligations and hereby authorizes the Borrower to prepare and file any such termination statements on behalf of the Administrative Agent and the other Secured Parties.
Section 12.08.     No Waiver; Remedies. The failure by any Lender or the Administrative Agent, at any time or times, to require strict performance by the Borrower or the Servicer of any provision of this Agreement, any Receivables Assignment or any other Related Document shall not waive, affect or diminish any right of any Lender or the Administrative Agent thereafter to demand strict compliance and performance herewith or therewith. Any suspension or waiver of any breach or default hereunder shall not suspend, waive or affect any other breach or default whether the same is prior or subsequent thereto and whether the same or of a different type. None of the undertakings, agreements, warranties, covenants and representations of the Borrower or the Servicer contained in this Agreement, any Receivables Assignment or any other Related Document, and no breach or default by the Borrower or the Servicer hereunder or thereunder, shall be deemed to have been suspended or waived by any Lender or the Administrative Agent unless such waiver or suspension is by an instrument in writing signed by an officer of or other duly authorized signatory of the applicable Lenders and the Administrative Agent and directed to the Borrower or the Servicer, as applicable, specifying such suspension or waiver. The rights and remedies of the Lenders and the Administrative Agent under this Agreement and the other Related Documents shall be cumulative and nonexclusive of any other rights and remedies that the Lenders and the Administrative Agent may have hereunder, thereunder, under any other agreement, by operation of law or otherwise. Neither the Administrative Agent nor any of the Lenders shall be obligated to exhaust its recourse to or any remedy related to the Borrower Collateral prior to its enforcement of its rights and remedies against the Borrower hereunder. No course of dealing between the Transaction Parties, any Affiliate of the Transaction Parties, the Administrative Agent or any Lender shall be effective to amend, modify or discharge any provision of this Agreement or any of the other Related Documents.
Section 12.09.     Governing Law, Jurisdiction and Waiver of Jury Trial.
(a)    Governing Law. The laws of the State of New York shall govern all matters arising out of, in connection with or relating to this Agreement, including, without limitation, its validity, interpretation, construction, performance and enforcement (including, without limitation, any claims sounding in contract or tort law arising out of the subject matter hereof and any determinations with respect to post-judgment interest).
(b)    Submission to Jurisdiction. Any legal action or proceeding with respect to any Related Document shall be brought exclusively in the courts of the State of New York located in the City of New York, Borough of Manhattan, or of the United States of America for the Southern District of New York and, by execution and delivery of this Agreement, the Borrower and each other Transaction Party executing this Agreement hereby accepts for itself and in respect of its Property, generally and unconditionally, the jurisdiction of the aforesaid courts; provided that nothing in this Agreement shall limit the right of Administrative Agent to commence any proceeding in the federal or state courts of any other jurisdiction to the extent Administrative Agent determines that such action is necessary or appropriate to exercise its rights or remedies under the Related Documents. The parties hereto (and, to the extent set forth in any other Related Document, each other Transaction Party) hereby irrevocably waive any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, that any of them may now or hereafter have to the bringing of any such action or proceeding in such jurisdictions.
(c)    Service of Process. Each Transaction Party hereby irrevocably waives personal service of any and all legal process, summons, notices and other documents and other service of process of any kind and consents to such service in any suit, action or proceeding brought in the United States of America with respect to or otherwise arising out of or in connection with any Related Document by any means permitted by applicable Requirements of Law, including by the mailing thereof (by registered or certified mail, postage prepaid) to the address of the Borrower specified herein (and shall be effective when such mailing shall be effective, as provided therein). Each Transaction Party agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.
(d)    Non-Exclusive Jurisdiction. Nothing contained in this Section 12.09 shall affect the right of Administrative Agent or any Lender to serve process in any other manner permitted by applicable Requirements of Law or commence legal proceedings or otherwise proceed against any Transaction Party in any other jurisdiction.
(e)    WAIVER OF JURY TRIAL. THE PARTIES HERETO, TO THE EXTENT PERMITTED BY LAW, WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING ARISING OUT OF, IN CONNECTION WITH OR RELATING TO, THIS AGREEMENT, THE OTHER RELATED DOCUMENTS AND ANY OTHER TRANSACTION CONTEMPLATED HEREBY AND THEREBY. THIS WAIVER APPLIES TO ANY ACTION, SUIT OR PROCEEDING WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE.
Section 12.10.     Counterpart. This Agreement may be executed in any number of separate counterparts, each of which shall collectively and separately constitute one agreement. Delivery of an executed counterpart of this Agreement by facsimile or other electronic imaging system shall be deemed as effective as delivery of an originally executed counterpart.
Section 12.11.     Severability. Wherever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement.
Section 12.12.     Section Titles. The section, titles and table of contents contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto.
Section 12.13.     Further Assurances.
(a)    The Borrower shall, or shall cause the Servicer to, at its sole cost and expense, upon request of any of the Lenders or the Administrative Agent, promptly and duly execute and deliver any and all further instruments and documents and take such further action that may be reasonably necessary or desirable or that any of the Lenders or the Administrative Agent may request to (i) perfect, protect, preserve, continue and maintain fully the Liens granted to the Administrative Agent for the benefit of itself and the Lenders under this Agreement, (ii) enable the Lenders or the Administrative Agent to exercise and enforce its rights under this Agreement or any of the other Related Documents or (iii) otherwise carry out more effectively the provisions and purposes of this Agreement or any other Related Document. Without limiting the generality of the foregoing, the Borrower shall, upon request of any of the Lenders or the Administrative Agent, (A) execute and file such financing or continuation statements, or amendments thereto or assignments thereof, and such other instruments or notices that may be necessary or desirable or that any of the Lenders or the Administrative Agent may request to perfect, protect and preserve the Liens granted pursuant to this Agreement, free and clear of all Adverse Claims, (B) mark, or cause the Servicer to mark, each Contract evidencing each Transferred Receivable with a legend, acceptable to each Lender and the Administrative Agent evidencing that the Borrower has purchased such Transferred Receivables and that the Administrative Agent, for the benefit of the Secured Parties, has a security interest in and lien thereon, (C) mark, or cause the Servicer to mark, its master data processing records evidencing such Transferred Receivables with such a legend and (D) following the occurrence of a Termination Event that has not been cured or waived, notify or cause the Servicer to notify Obligors of the Liens on the Transferred Receivables granted hereunder.
(b)    Without limiting the generality of the foregoing, the Borrower hereby authorizes the Lenders and the Administrative Agent, and each of the Lenders hereby authorizes the Administrative Agent, to file one or more financing or continuation statements, or amendments thereto or assignments thereof, relating to all or any part of the Transferred Receivables, including Collections with respect thereto, or the Borrower Collateral without the signature of the Borrower or, as applicable, the Lenders, as applicable, to the extent permitted by applicable law (including, for administrative convenience, financing statements with respect to the Borrower describing the collateral covered by any such UCC-1 financing statement as “all assets” or language similar thereto). A carbon, photographic or other reproduction of this Agreement or of any notice or financing statement covering the Transferred Receivables, the Borrower Collateral or any part thereof shall be sufficient as a notice or financing statement where permitted by law.
Section 12.14.     Marshaling; Payments Set Aside. No Secured Party shall be under any obligation to marshal any Property in favor of any Transaction Party or any other Person or against or in payment of any Borrower Obligation. To the extent that any Secured Party receives a payment from Borrower, from any other Transaction Party, from the proceeds of the Collateral, from the exercise of its rights of setoff, any enforcement action or otherwise, and such payment is subsequently, in whole or in part, invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor, shall be revived and continued in full force and effect as if such payment had not occurred.
Section 12.15.     No Third Parties Benefited. This Agreement is made and entered into for the sole protection and legal benefit of the Borrower, the Lenders, the Administrative Agent and, each other Secured Party, and their permitted successors and assigns, and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Related Documents. Neither the Administrative Agent nor any Lender shall have any obligation to any Person not a party to this Agreement or the other Related Documents.
Section 12.16.     Patriot Act. Each Lender that is subject to the Patriot Act hereby notifies the Transaction Parties that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each Transaction Party, which information includes the name and address of each Transaction Party and other information that will allow such Lender to identify each Transaction Party in accordance with the Patriot Act.
Section 12.17.     Creditor-Debtor Relationship. The relationship between the Administrative Agent and each Lender, on the one hand, and the Borrower, on the other hand, is solely that of creditor and debtor. No Secured Party has any fiduciary relationship or duty to any Transaction Party arising out of or in connection with, and there is no agency, tenancy or joint venture relationship between the Secured Parties and the Transaction Parties by virtue of, any Related Document or any transaction contemplated therein.
Section 12.18.     Amendment and Restatement. The parties hereto agree that as of the Restatement Effective Date, the terms and conditions of the Existing Receivables Funding and Administration Agreement shall be and hereby are amended, superseded, and restated in their entirety by the terms and provisions of this Agreement. This Agreement is not intended to and shall not constitute a novation of the Existing Receivables Funding and Administration Agreement or the indebtedness incurred thereunder. With respect to any date or time period occurring and ending prior to the Restatement Effective Date, the rights and obligations of the parties to the Existing Receivables Funding and Administration Agreement shall be governed by the Existing Receivables Funding and Administration Agreement and the “Related Documents” (as defined therein), and with respect to any date or time period occurring and ending on or after the Restatement Effective Date, the rights and obligations of the parties hereto shall be governed by this Agreement and the other Related Documents (as defined herein).
Section 12.19.     Release. The Borrower hereby acknowledges and confirms on its own behalf and any Person claiming by or through the Borrower (collectively, the “Releasors”), that (i) it does not have any grounds, and hereby agrees not to challenge, in any case, based upon acts or omissions of any Indemnified Person occurring prior to the date hereof or facts otherwise known to it as of the date hereof, the effectiveness, genuineness, validity, collectability or enforceability of the Related Documents and (ii) it does not possess, and hereby unconditionally and forever waives, remises, releases, discharges and holds harmless each Indemnified Person, from and against, and agrees not to allege or pursue, any action, cause of action, suit, debt, liability, loss, expense, claim, counterclaim, cross-claim, demand, defense, offset, opposition, demand and other right of action whatsoever, whether now known or unknown, past or present, asserted or unasserted, contingent or liquidated, whether in law, equity or otherwise, which any of the Releasors ever had, now have, may have, or claim to have against any of the Indemnified Persons, by reason of any matter, cause or thing whatsoever, with respect to events or omissions occurring or arising on or prior to the date hereof and relating to the Related Documents.
ARTICLE XIII.

TAXES
Section 13.01.     Taxes.
(a)    Except as otherwise provided in this Section 13.01, each payment by any Transaction Party under any Related Document shall be made free and clear of all present or future taxes, levies, imposts, deductions, charges or withholdings and all liabilities with respect thereto (and without deduction for any of them) (collectively, but excluding Excluded Taxes, the “Taxes”).
(b)    If any Taxes shall be required by any Requirement of Law to be deducted from or in respect of any amount payable under any Related Document to any Secured Party (i) such amount shall be increased as necessary to ensure that, after all required deductions for Taxes are made (including deductions applicable to any increases to any amount under this Section 13.01), such Secured Party receives the amount it would have received had no such deductions been made, (ii) the relevant Transaction Party shall make such deductions, (iii) the relevant Transaction Party shall timely pay the full amount deducted to the relevant taxing authority or other authority in accordance with applicable Requirements of Law and (iv) within 30 days after such payment is made, the relevant Transaction Party shall deliver to the Administrative Agent an original or certified copy of a receipt evidencing such payment or other evidence of payment reasonably satisfactory to the Administrative Agent.
(c)    In addition, the Borrower agrees to pay, and authorize the Administrative Agent to pay in their name, any stamp, documentary, excise or property tax, charges or similar levies imposed by any applicable Requirement of Law or Governmental Authority and all Liabilities with respect thereto (including by reason of any delay in payment thereof), in each case arising from the execution, delivery or registration of, or otherwise with respect to, any Related Document or any transaction contemplated therein (collectively, “Other Taxes”). The Swing Line Lender may, without any need for notice, demand or consent from the Borrower, by making funds available to the Administrative Agent in the amount equal to any such payment, make a Swing Loan to the Borrower in such amount, the proceeds of which shall be used by the Administrative Agent in whole to make such payment. Within 30 days after the date of any payment of Taxes or Other Taxes by any Transaction Party, the Borrower shall furnish to the Administrative Agent, at its address referred to in Section 12.01, the original or a certified copy of a receipt evidencing payment thereof or other evidence of payment reasonably satisfactory to the Administrative Agent.
(d)    The Borrower shall reimburse and indemnify, within 30 days after receipt of demand therefor (with copy to the Administrative Agent), each Secured Party for all Taxes and Other Taxes (including any Taxes and Other Taxes imposed by any jurisdiction on amounts payable under this Section 13.01) paid by such Secured Party and any Liabilities arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. A certificate of the Secured Party (or of the Administrative Agent on behalf of such Secured Party) claiming any compensation under this clause (d), setting forth the amounts to be paid thereunder and delivered to the Borrower with copy to the Administrative Agent, shall be conclusive, binding and final for all purposes, absent manifest error. In determining such amount, the Administrative Agent and such Secured Party may use any reasonable averaging and attribution methods.
(e)    Any Lender claiming any additional amounts payable pursuant to this Section 13.01 shall use its reasonable efforts (consistent with its internal policies and Requirements of Law) to change the jurisdiction of its Lending Office if such a change would reduce any such additional amounts (or any similar amount that may thereafter accrue) and would not, in the sole determination of such Lender, be otherwise disadvantageous to such Lender.
(f)    Each U.S. Lender Party shall (A) on or prior to the date such U.S. Lender Party becomes a “U.S. Lender Party” hereunder, (B) on or prior to the date on which any such form or certification expires or becomes obsolete, (C) after the occurrence of any event requiring a change in the most recent form or certification previously delivered by it pursuant to this clause (f) and (D) from time to time if requested by the Borrower or the Administrative Agent (or, in the case of a participant or SPV, the relevant Lender), provide the Administrative Agent and the Borrower (or, in the case of a participant or SPV, the relevant Lender) with two completed originals of Form W-9 (certifying that such U.S. Lender Party is entitled to an exemption from U.S. backup withholding tax) or any successor form. Each Lender having sold a participation in any of its Obligations or identified an SPV as such to the Administrative Agent shall collect from such participant or SPV the documents described in this clause (f) and provide them to the Administrative Agent. Each Lender that is not a U.S. Lender Party shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), an applicable Form W-8.
Section 13.02.     Certificates of Lenders. Any Lender claiming reimbursement or compensation pursuant to this Article XIII shall deliver to the Borrower (with a copy to the Administrative Agent) a certificate setting forth in reasonable detail the amount payable to such Lender hereunder and such certificate shall be conclusive and binding on the Borrower in the absence of manifest error.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have caused this Amended and Restated Receivables Funding and Administration Agreement to be executed by their respective officers thereunto duly signatories, as of the date first above written.

CMI RECEIVABLES FUNDING LLC, as the Borrower

By ________________________________
Name ______________________________
Title _______________________________

Commitment: $50,000,000	WELLS FARGO BANK, NATIONAL ASSOCIATION,
as a Lender and as Swing Line Lender

By: ________________________________
Name: ______________________________
Title:

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Administrative Agent

By: ________________________________
Name: ______________________________
Title:

iii

Exhibit 2.01(a)(ii) to Funding Agreement
FORM OF REVOLVING NOTE

$______________	[_________], 20__
FOR VALUE RECEIVED, the undersigned, CMI RECEIVABLES FUNDING LLC, a Delaware limited liability company (the “Borrower”), HEREBY PROMISES TO PAY to the order of [________________] (the “Lender”), at the offices of WELLS FARGO BANK, NATIONAL ASSOCIATION, as agent for the Lender (the “Administrative Agent”), at its address at 1100 Abernathy Road, Suite 1600, Atlanta, Georgia 30328, or at such other place as the Administrative Agent may designate from time to time in writing, in lawful money of the United States of America and in immediately available funds, the amount of ______________ DOLLARS AND ____ CENTS ($_____________) or, if less, the aggregate unpaid amount of all Revolving Credit Advances made to the undersigned under the “Funding Agreement” (as hereinafter defined). All capitalized terms used but not otherwise defined herein have the meanings given to them in the Funding Agreement.
This Revolving Note is one of the Revolving Notes issued pursuant to that certain Amended and Restated Receivables Funding and Administration Agreement dated as of March 15, 2017 by and among the Borrower, the Lender (and any other “Lender” party thereto), and the Administrative Agent (including all annexes, exhibits and schedules thereto, and as from time to time amended, restated, supplemented or otherwise modified, the “Funding Agreement”), and is entitled to the benefit and security of the Funding Agreement and all of the other Related Documents referred to therein. Reference is hereby made to the Funding Agreement for a statement of all of the terms and conditions under which the Revolving Credit Advances evidenced hereby are made and are to be repaid. The date and amount of each Revolving Credit Advance made by the Lender to the Borrower, the rates of interest applicable thereto and each payment made on account of the principal thereof, shall be recorded by the Administrative Agent on its books; provided that the failure of the Administrative Agent to make any such recordation shall not affect the obligations of the Borrower to make a payment when due of any amount owing under the Funding Agreement or this Revolving Note in respect of the Revolving Credit Advances actually made by the Lender to the Borrower.
The principal amount of the indebtedness evidenced hereby shall be payable in the amounts and on the dates specified in the Funding Agreement, the terms of which are hereby incorporated herein by reference. Interest thereon shall be paid until such principal amount is paid in full at such interest rates and at such times, and pursuant to such calculations, as are specified in the Funding Agreement.
If any payment on this Revolving Note becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension.

Upon and after the occurrence of any Termination Event, this Revolving Note may, as provided in the Funding Agreement, and without demand, notice or legal process of any kind, be declared, and immediately shall become, due and payable.
Time is of the essence of this Revolving Note. Demand, presentment, protest and notice of nonpayment and protest are hereby waived by the Borrower.
Except as provided in the Funding Agreement, this Revolving Note may not be assigned by the Lender to any Person.
THIS REVOLVING NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN THAT STATE.

CMI RECEIVABLES FUNDING LLC

By: ______________________________
Name:
Title:

Exhibit 2.01(b)(ii) to Funding Agreement
FORM OF SWING LINE NOTE

$[___________]	[_________], 20__
FOR VALUE RECEIVED, the undersigned, CMI RECEIVABLES FUNDING LLC, a Delaware limited liability company (the “Borrower”), HEREBY PROMISES TO PAY to the order of WELLS FARGO BANK, NATIONAL ASSOCIATION (“Wells Fargo”) (the “Swing Line Lender”), at the offices of Wells Fargo, as agent (in such capacity, the “Administrative Agent”), at the Agent’s address at 1100 Abernathy Road, Suite 1600, Atlanta, Georgia 30328, or at such other place as the Administrative Agent may designate from time to time in writing, in lawful money of the United States of America and in immediately available funds, the amount of [___________] ($[_________]) or, if less, the aggregate unpaid amount of all Swing Line Advances made to the undersigned under the “Funding Agreement” (as hereinafter defined). All capitalized terms used but not otherwise defined herein have the meanings given to them in the Funding Agreement.
This Swing Line Note is issued pursuant to that certain Amended and Restated Receivables Funding and Administration Agreement dated as of March 15, 2017 by and among the Borrower, the Swing Line Lender, the other “Lenders” party thereto, and the Administrative Agent (including all annexes, exhibits and schedules thereto and as from time to time amended, restated, supplemented or otherwise modified, the “Funding Agreement”), and is entitled to the benefit and security of the Funding Agreement and all of the other Related Documents referred to therein. Reference is hereby made to the Funding Agreement for a statement of all of the terms and conditions under which the Swing Line Advances evidenced hereby are made and are to be repaid. The date and amount of each Swing Line Advance made by Swing Line Lender to the Borrower, the rate of interest applicable thereto and each payment made on account of the principal thereof, shall be recorded by the Administrative Agent on its books; provided that the failure of the Administrative Agent to make any such recordation shall not affect the obligations of the Borrower to make a payment when due of any amount owing under the Funding Agreement or this Swing Line Note in respect of the Swing Line Advances made by Swing Line Lender to the Borrower.
The principal amount of the indebtedness evidenced hereby shall be payable in the amounts and on the dates specified in the Funding Agreement, the terms of which are hereby incorporated herein by reference. Interest thereon shall be paid until such principal amount is paid in full at such interest rates and at such times, and pursuant to such calculations, as are specified in the Funding Agreement.
If any payment on this Swing Line Note becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension.

Upon and after the occurrence of any Termination Event, this Swing Line Note may, as provided in the Funding Agreement, and without demand, notice or legal process of any kind, be declared, and immediately shall become, due and payable.
Time is of the essence of this Swing Line Note. Demand, presentment, protest and notice of nonpayment and protest are hereby waived by Borrower.
THIS SWING LINE NOTE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN THAT STATE.

CMI RECEIVABLES FUNDING LLC

By: ______________________________
Name:
Title:

Exhibit 2.02(a) to Funding Agreement
FORM OF COMMITMENT REDUCTION NOTICE
[Insert Date]
Wells Fargo Bank, National Association,
as Administrative Agent
1100 Abernathy Road, Suite 1600
Atlanta, Georgia 30328
Attention: Isaac Washington
Telephone: 770-508-2166
Facsimile: 855-818-1933

Re:	Amended and Restated Receivables Funding and Administration Agreement
Ladies and Gentlemen:
This notice is given pursuant to Section 2.02(a) of that certain Amended and Restated Receivables Funding and Administration Agreement dated as of March 15, 2017 (the “Funding Agreement”), by and among CMI Receivables Funding LLC (the “Borrower”), the financial institutions party thereto as lenders (the “Lenders”) and Wells Fargo Bank, National Association, as Lender, Swing Line Lender and as administrative agent for the Lenders (in such capacity, the “Administrative Agent”). Capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to them in the Funding Agreement.
Pursuant to Section 2.02(a) of the Funding Agreement, the Borrower hereby irrevocably notifies the Lenders and the Administrative Agent of its election to permanently reduce the Aggregate Commitment to [$_____], effective as of [_____ __], [___].[[This reduction is the [first/second/third/fourth] reduction [for the current calendar year] permitted by Section 2.02(a) of the Funding Agreement.]] After such reduction, the Aggregate Commitment will not be less than the Outstanding Principal Amount.

Very truly yours,

[___________]

By ___________________________________
Name _________________________________
Title __________________________________

Exhibit 2.02(b) to Funding Agreement
FORM OF COMMITMENT TERMINATION NOTICE
[Insert Date]
Wells Fargo Bank, National Association,
as Administrative Agent
1100 Abernathy Road, Suite 1600
Atlanta, Georgia 30328
Attention: Isaac Washington
Telephone: 770-508-2166
Facsimile: 855-818-1933]

Re:	Amended and Restated Receivables Funding and Administration Agreement
Ladies and Gentlemen:
This notice is given pursuant to Section 2.02(b) of that certain Amended and Restated Receivables Funding and Administration Agreement dated as of March 15, 2017 (the “Funding Agreement”), by and among CMI Receivables Funding LLC (the “Borrower”), the financial institutions party thereto as lenders (the “Lenders”) and Wells Fargo Bank, National Association, as a Lender, Swing Line Lender and as administrative agent for the Lenders (in such capacity, the “Administrative Agent”). Capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to them in the Funding Agreement.
Pursuant to Section 2.02(b) of the Funding Agreement, the Borrower hereby irrevocably notifies the Lenders and the Administrative Agent of its election to terminate the Aggregate Commitment effective as of [_____ __], [___]. In connection therewith, the Borrower shall reduce Outstanding Principal Amount to zero on or prior to such date and make all other payments required by Section 2.03(g) and pay any other fees that are due and payable pursuant to the Fee Letter at the time and in the manner specified therein.

Very truly yours,

[___________]

By ___________________________________
Name _________________________________
Title __________________________________

Exhibit 2.03(a) to Funding Agreement
FORM OF BORROWING REQUEST
[Insert Date]
Wells Fargo Bank, National Association,
as Administrative Agent
1100 Abernathy Road, Suite 1600
Atlanta, Georgia 30328
Attention: Isaac Washington
Telephone: 770-508-2166
Facsimile: 855-818-1933

Re:	Amended and Restated Receivables Funding and Administration Agreement
Ladies and Gentlemen:
This notice is given pursuant to Section 2.03(a) of that certain Amended and Restated Receivables Funding and Administration Agreement dated as of March 15, 2017 (the “Funding Agreement”), by and among CMI Receivables Funding LLC (the “Borrower”), the financial institutions party thereto as lenders (the “Lenders”) and Wells Fargo Bank, National Association, as a lender, a Swing Line Lender and as administrative agent for the Lenders (in such capacity, the “Administrative Agent”). Capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to them in the Funding Agreement.
Pursuant to Section 2.01 of the Funding Agreement, the Borrower hereby requests that a Borrowing be made to the Borrower on [_____ __], [____], in the amount of [$_____] which shall be a [Swing Line Advance][Revolving Credit Advance] consisting of [LIBOR Rate Advances], to be disbursed to the Borrower in accordance with Section 2.04(a) of the Funding Agreement. The Borrower hereby represents and warrants that the conditions set forth in Section 3.02 of the Funding Agreement have been satisfied. Attached hereto is a certificate setting forth a pro forma calculation of the Borrowing Base after giving effect to the acquisition by the Borrower of new Transferred Receivables and the receipt of Collections since the date of the most recent Report, and the making of such Borrowing.

Very truly yours,

[____________]

By ___________________________________
Name _________________________________
Title __________________________________

Exhibit to Borrowing Request
Pro Forma Calculation of Borrowing Base
[Attached]

Exhibit 2.03(g) to Funding Agreement
FORM OF REPAYMENT NOTICE
[Insert Date]
Wells Fargo Bank, National Association,
as Administrative Agent
1100 Abernathy Road, Suite 1600
Atlanta, Georgia 30328
Attention: Isaac Washington
Telephone: 770-508-2166
Facsimile: 855-818-1933

Re:	Amended and Restated Receivables Funding and Administration Agreement
Ladies and Gentlemen:
This notice is given pursuant to Section 2.03(g) of that certain Amended and Restated Receivables Funding and Administration Agreement dated as of March 15, 2017 (the “Funding Agreement”), by and among CMI Receivables Funding LLC (the “Borrower”), the financial institutions party thereto as lenders (the “Lenders”), and Wells Fargo Bank, National Association, as a lender (in such capacity, the “Lender”) and as administrative agent for the Lenders (in such capacity, the “Administrative Agent”). Capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to them in the Funding Agreement.
Pursuant to Section 2.03(g) of the Funding Agreement, the Borrower hereby notifies the Lenders and the Administrative Agent of its request to repay the principal amount of outstanding Advances in an amount equal to [$_____] on [_____ __], [___] (which is a Business Day), from [Collections/other sources]. In connection therewith, the Borrower will pay to the Administrative Agent (1) all interest accrued on the Outstanding Principal Amount being repaid through but excluding the date of such repayment and (2) any and all amounts payable under Section 2.11 of the Funding Agreement by virtue thereof.

Very truly yours,

[________]

By ___________________________________
Name _________________________________
Title __________________________________

Exhibit 9.03 to Funding Agreement
Form of
POWER OF ATTORNEY
This Power of Attorney is executed and delivered by CMI Receivables Funding LLC, as Borrower, (“Grantor”) under the Funding Agreement (as defined below), to Wells Fargo Bank, National Association, as Administrative Agent under the Funding Agreement (hereinafter referred to as “Attorney”), pursuant to that certain Amended and Restated Receivables Funding and Administration Agreement dated as of [____], 2013 (as amended, restated, supplemented or otherwise modified from time to time, the “Funding Agreement”), by and among Grantor, the other parties thereto and Attorney and the other Related Documents. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Funding Agreement. No person to whom this Power of Attorney is presented, as authority for Attorney to take any action or actions contemplated hereby, shall be required to inquire into or seek confirmation from Grantor as to the authority of Attorney to take any action described below, or as to the existence of or fulfillment of any condition to this Power of Attorney, which is intended to grant to Attorney unconditionally the authority to take and perform the actions contemplated herein, and Grantor irrevocably waives any right to commence any suit or action, in law or equity, against any person or entity that acts in reliance upon or acknowledges the authority granted under this Power of Attorney. The power of attorney granted hereby is coupled with an interest and may not be revoked or cancelled by Grantor until all Borrower Obligations under the Related Documents have been indefeasibly paid in full and Attorney has provided its written consent thereto.
Grantor hereby irrevocably constitutes and appoints Attorney (and all officers, employees or agents designated by Attorney), with full power of substitution, as its true and lawful attorney in fact with full irrevocable power and authority in its place and stead and in its name or in Attorney’s own name, from time to time in Attorney’s discretion, to take any and all appropriate action and to execute and deliver any and all documents and instruments that may be necessary or desirable to accomplish the purposes of the Funding Agreement, and, without limiting the generality of the foregoing, hereby grants to Attorney the power and right, on its behalf, without notice to or assent by it, upon the occurrence and during the continuance of any Termination Event, to do the following: (a) open mail for it, and ask, demand, collect, give acquaintances and receipts for, take possession of, or endorse and receive payment of, any checks, drafts, notes, acceptances, or other instruments for the payment of moneys due in respect of Transferred Receivables, and sign and endorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, drafts against debtors, assignments, verifications, and notices in connection with any Borrower Collateral; (b) pay or discharge any taxes, Liens, or other encumbrances levied or placed on or threatened against any Borrower Collateral; (c) defend any suit, action or proceeding brought against it or any Borrower Collateral if the Grantor does not defend such suit, action or proceeding or if Attorney believes that it is not pursuing such defense in a manner that will maximize the recovery to Attorney, and settle, compromise or adjust any suit, action, or proceeding described above and, in connection therewith, give such discharges or releases as Attorney may deem appropriate; (d) file or prosecute any claim, Litigation, suit or proceeding in any court of competent jurisdiction or before any arbitrator, or take any other action otherwise deemed appropriate by Attorney for the purpose of collecting any and all such moneys due with respect to any Borrower Collateral or otherwise with respect to the Related Documents whenever payable and to enforce any other right in respect of its property; (e) sell, transfer, pledge, make any agreement with respect to, or otherwise deal with, any Borrower Collateral, and execute, in connection with such sale or action, any endorsements, assignments or other instruments of conveyance or transfer in connection therewith; and (f) cause the certified public accountants then engaged by it to prepare and deliver to Attorney at any time and from time to time, promptly upon Attorney’s request, any and all financial statements or other reports required to be delivered by or on behalf of Grantor under the Related Documents, all as though Attorney were the absolute owner of its property for all purposes, and to do, at Attorney’s option and its expense, at any time or from time to time, all acts and other things that Attorney reasonably deems necessary to perfect, preserve, or realize upon the Borrower Collateral and the Lenders’ Liens thereon, all as fully and effectively as it might do. Grantor hereby ratifies, to the extent permitted by law, all that said attorneys shall lawfully do or cause to be done by virtue hereof.
IN WITNESS WHEREOF, this Power of Attorney is executed by Grantor, and Grantor has caused its seal to be affixed pursuant to the authority of its board of directors this ___ day of [_____], 20[__].

Grantor
ATTEST:_________________________

By: _______________________	(SEAL)
Title: ______________________
[Notarization in appropriate form for the state of execution is required.]

Exhibit 12.02(b) to Funding Agreement
FORM OF ASSIGNMENT AGREEMENT
This Assignment Agreement (this “Agreement”) is made as of ___________ __, ____ by and between __________________________________ (“Assignor Lender”) and ________________________ (“Assignee Lender”) and acknowledged and consented to by Wells Fargo Bank, National Association, as administrative agent (“Administrative Agent”). All capitalized terms used in this Agreement and not otherwise defined herein will have the respective meanings set forth in the Funding Agreement as hereinafter defined.
RECITALS:
WHEREAS, CMI Receivables Funding LLC, a Delaware limited liability company (the “Borrower”), the financial institutions signatory thereto from time to time as lenders (the “Lenders”), and the Administrative Agent have entered into that certain Amended and Restated Receivables Funding and Administration Agreement dated as of March 15, 2017 (as amended, restated, supplemented or otherwise modified from time to time, the “Funding Agreement”) pursuant to which the Lenders (including the Assignor Lender) have agreed to make certain Advances to Borrower;
WHEREAS, Assignor Lender desires to assign to Assignee Lender [all/a portion] of its interest in the Advances (as described below) and the Borrower Collateral and to delegate to Assignee Lender [all/a portion] of its Commitment and other duties with respect to such Advances and Borrower Collateral;
WHEREAS, Assignee Lender desires to become a Lender under the Funding Agreement and to accept such assignment and delegation from Assignor Lender; and
WHEREAS, Assignee Lender desires to appoint the Administrative Agent to serve as agent for Assignee Lender under the Funding Agreement;
NOW, THEREFORE, in consideration of the premises and the agreements, provisions, and covenants herein contained, Assignor Lender and Assignee Lender agree as follows:

1.	ASSIGNMENT, DELEGATION, AND ACCEPTANCE
1.1    Assignment. Assignor Lender hereby transfers and assigns to Assignee Lender, without recourse and without representations or warranties of any kind (except as set forth in Section 3.2 below), [all/such percentage] of Assignor Lender’s right, title, and interest in the Advances, Related Documents and Borrower Collateral as will result in Assignee Lender having as of the Effective Date (as hereinafter defined) a Pro Rata Share thereof, as follows:

Assignee Lender’s Loans	Principal Amount	Pro Rata Share
Revolving Credit Advances	$____________	____%
Participation interests in respect of Swing Line Advances	$____________	____%
1.2    Delegation. Assignor Lender hereby irrevocably assigns and delegates to Assignee Lender [all/a portion] of its Commitments and its other duties and obligations as a Lender under the Related Documents equivalent to [100%/___%] of Assignor Lender’s Commitment (such percentage representing a commitment of $ ___________).
1.3    Acceptance by Assignee Lender. By its execution of this Agreement, Assignee Lender irrevocably purchases, assumes and accepts such assignment and delegation and agrees to be a Lender with respect to the delegated interest under the Related Documents and to be bound by the terms and conditions thereof. By its execution of this Agreement, Assignor Lender agrees, to the extent provided herein, to relinquish its rights and be released from its obligations and duties under the Funding Agreement.
1.4    Effective Date. Such assignment and delegation by Assignor Lender and acceptance by Assignee Lender will be effective and Assignee Lender will become a Lender under the Related Documents as of the date of this Agreement (“Effective Date”) and upon payment of the Assigned Amount and the Assignment Fee (as each term is defined below).

2.	INITIAL PAYMENT AND DELIVERY OF NOTES
2.1    Payment of the Assigned Amount. Assignee Lender will pay to Assignor Lender, in immediately available funds, not later than 12:00 noon (New York City time) on the Effective Date, an amount equal to its Pro Rata Share of the then outstanding principal amount of the Advances as set forth above in Section 1.1 together with accrued interest, fees and other amounts as set forth on Schedule 2.1 (the “Assigned Amount”).
2.2    Payment of Assignment Fee. [Assignor Lender] [Assignee Lender] will pay to the Administrative Agent, for its own account in immediately available funds, not later than 12:00 noon (New York City time) on the Effective Date, an assignment fee in the amount of $3,500 (the “Assignment Fee”) as required pursuant to Section 12.02(b) of the Funding Agreement.
2.3    Execution and Delivery of Notes. Following payment of the Assigned Amount and the Assignment Fee, Assignor Lender will deliver to the Administrative Agent the Revolving Notes previously delivered to Assignor Lender for redelivery to Borrower and the Administrative Agent will obtain from Borrower for delivery to [Assignor Lender and] Assignee Lender, new executed Revolving Notes evidencing Assignee Lender’s [and Assignor Lender’s respective] Pro Rata Share[s] in the Advances after giving effect to the assignment described in Section 1. Each new Revolving Note will be issued in the aggregate maximum principal amount of the Commitment of [the Assignee Lender] [and the Assignor Lender].

3.	REPRESENTATIONS, WARRANTIES AND COVENANTS
3.1    Assignee Lender’s Representations, Warranties and Covenants. Assignee Lender hereby represents, warrants, and covenants the following to Assignor Lender and the Administrative Agent:

AMENDED AND RESTATED RECEIVABLES FUNDING AND ADMINISTRATION AGREEMENT

(a)This Agreement is a legal, valid, and binding agreement of Assignee Lender, enforceable according to its terms;
(b)    The execution and performance by Assignee Lender of its duties and obligations under this Agreement and the Related Documents will not require any registration with, notice to, or consent or approval by any Governmental Authority;
(c)    Assignee Lender is familiar with transactions of the kind and scope reflected in the Related Documents and in this Agreement;
(d)    Assignee Lender has made its own independent investigation and appraisal of the financial condition and affairs of the Borrower and its Affiliates, has conducted its own evaluation of the Advances, the Related Documents and the Borrower’s and its Affiliates’ creditworthiness, has made its decision to become a Lender to Borrower under the Funding Agreement independently and without reliance upon Assignor Lender, any other Lender or the Administrative Agent, and will continue to do so;
(e)    Assignee Lender is entering into this Agreement in the ordinary course of its business, and is acquiring its interest in the Advances for its own account and not with a view to or for sale in connection with any subsequent distribution; provided, however, that at all times the distribution of Assignee Lender’s property shall, subject to the terms of the Funding Agreement, be and remain within its control;
(f)    No future assignment or participation granted by Assignee Lender pursuant to Section 12.02 of the Funding Agreement will require Assignor Lender, the Administrative Agent, or Borrower to file any registration statement with the Securities and Exchange Commission or to apply to qualify under the blue sky laws of any state;
(g)    Assignee Lender will not enter into any written or oral agreement with, or acquire any equity or other ownership interest in, the Borrower or any of its Affiliates without the prior written consent of the Administrative Agent; and
(h)    As of the Effective Date, Assignee Lender is entitled to receive payments of principal and interest under the Funding Agreement without deduction for or on account of any taxes imposed by the United States of America or any political subdivision thereof and Assignee Lender will indemnify the Administrative Agent from and against all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, or expenses that are not paid by the Borrower pursuant to the terms of the Funding Agreement.
3.2    Assignor Lender’s Representations, Warranties and Covenants. Assignor Lender hereby represents, warrants and covenants the following to Assignee Lender:
(a)Assignor Lender is the legal and beneficial owner of the Assigned Amount;
(b)    This Agreement is a legal, valid and binding agreement of Assignor Lender, enforceable according to its terms;
(c)    The execution and performance by Assignor Lender of its duties and obligations under this Agreement will not require any registration with, notice to or consent or approval by any Governmental Authority;

Exhibit 9.03
Page-2

(d)    Assignor Lender has full power and authority, and has taken all action necessary to execute and deliver this Agreement and to fulfill the obligations hereunder and to consummate the transactions contemplated hereby;
(e)    Assignor Lender is the legal and beneficial owner of the interests being assigned hereby, free and clear of any adverse claim, lien, encumbrance, security interest, restriction on transfer, purchase option, call or similar right of a third party; and
(f)    This Agreement complies, in all material respects, with the terms of the Related Documents.

4.	LIMITATIONS OF LIABILITY
Neither Assignor Lender (except as provided in Section 3.2) nor the Administrative Agent makes any representations or warranties of any kind, nor assumes any responsibility or liability whatsoever, with regard to (a) the Related Documents or any other document or instrument furnished pursuant thereto or the Advances or other Borrower Obligations, (b) the creation, validity, genuineness, enforceability, sufficiency, value or collectibility of any of them, (c) the amount, value or existence of the Borrower Collateral, (d) the perfection or priority of any Lien upon the Borrower Collateral, or (e) the financial condition of Borrower or any of its Affiliates or other obligor or the performance or observance by Borrower or any of its Affiliates of its obligations under any of the Related Documents. Neither Assignor Lender nor the Administrative Agent has or will have any duty, either initially or on a continuing basis, to make any investigation, evaluation, appraisal of, or any responsibility or liability with respect to the accuracy or completeness of, any information provided to Assignee Lender which has been provided to Assignor Lender or the Administrative Agent by Borrower or any of its Affiliates. Nothing in this Agreement or in the Related Documents shall impose upon the Assignor Lender or the Administrative Agent any fiduciary relationship in respect of the Assignee Lender.

5.	FAILURE TO ENFORCE
No failure or delay on the part of the Administrative Agent or Assignor Lender in the exercise of any power, right, or privilege hereunder or under any Related Document will impair such power, right, or privilege or be construed to be a waiver of any default or acquiescence therein. No single or partial exercise of any such power, right, or privilege will preclude further exercise thereof or of any other right, power, or privilege. All rights and remedies existing under this Agreement are cumulative with, and not exclusive of, any rights or remedies otherwise available.

6.	NOTICES
Unless otherwise specifically provided herein, any notice or other communication required or permitted to be given will be in writing and addressed to the respective party as set forth below its signature hereunder, or to such other address as the party may designate in writing to the other.

7.	AMENDMENTS AND WAIVERS
No amendment, modification, termination, or waiver of any provision of this Agreement will be effective without the written concurrence of Assignor Lender, the Administrative Agent and Assignee Lender.

8.	SEVERABILITY

Exhibit 9.03
Page-3

Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law. In the event any provision of this Agreement is or is held to be invalid, illegal, or unenforceable under applicable law, such provision will be ineffective only to the extent of such invalidity, illegality, or unenforceability, without invalidating the remainder of such provision or the remaining provisions of the Agreement. In addition, in the event any provision of or obligation under this Agreement is or is held to be invalid, illegal, or unenforceable in any jurisdiction, the validity, legality, and enforceability of the remaining provisions or obligations in any other jurisdictions will not in any way be affected or impaired thereby.

9.	SECTION TITLES
Section and Subsection titles in this Agreement are included for convenience of reference only, do not constitute a part of this Agreement for any other purpose, and have no substantive effect.

10.	SUCCESSORS AND ASSIGNS
This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

11.	APPLICABLE LAW
THIS AGREEMENT WILL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN THAT STATE.

12.	COUNTERPARTS
This Agreement and any amendments, waivers, consents, or supplements may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which, when so executed and delivered, will be deemed an original and all of which shall together constitute one and the same instrument.

Exhibit 9.03
Page-4

IN WITNESS WHEREOF, this Agreement has been duly executed as of the date first written above.

Assignee Lender	Assignor Lender
________________________________	________________________________
By:_____________________________	By:_____________________________
Name: __________________________	Name: __________________________
Title: __________________________	Title: __________________________

Notice Address	Notice Address

Account Information	Account Information

Acknowledged and Consented to:
WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent

By:___________________________________
Name:
Title:

[Acknowledged and Consented to]:
CMI RECEIVABLES FUNDING LLC, as Borrower

By:___________________________________
Name:
Title:

SCHEDULE 2.1
Assignor Lender’s Loans
Principal Amount

Exhibit 9.03
Page-5

Revolving Credit Advances	$_____________

Participation Interests in Swing Line Advances	$_____________

Accrued Interest	$_____________
Revolving Credit Advances	$_____________

Unused Line Fee	$_____________

Other + or - $_____________

Total $

All determined as of the Effective Date

Exhibit 9.03
Page-6

Exhibit A to Funding Agreement
CREDIT AND COLLECTION POLICY
[Attached]
Exhibit B to Funding Agreement
REVIEWED MARKETS
Dallas
San Francisco
Chicago
Atlanta-CMP
New York
Minneapolis
Los Angeles
Kansas City CMP
Detroit
Oklahoma City
Nashville
Houston CMP
Providence
Cincinnati-CMP
Fresno
Washington, D.C.
Modesto
Albuquerque
Indianapolis
Harrisburg
Buffalo
Knoxville
Allentown
Tucson
Bridgeport
Colorado Springs
Grand Rapids
York
Baton Rouge
Salt Lake City
Oxnard/Ventura
Birmingham
Memphis
Little Rock
Toledo/Monroe

SCHEDULE 4.01(b)
to
FUNDING AGREEMENT
JURISDICTION OF ORGANIZATION; EXECUTIVE OFFICES; COLLATERAL LOCATIONS; CORPORATE, LEGAL AND OTHER NAMES; IDENTIFICATION NUMBERS

State of Organization                    Delaware

Location of Chief Executive Office            2 Penn Plaza, 17th Floor
New York, New York 10121

Principal Place of Business                3280 Peachtree Road, N.W. Suite 2300
Atlanta, Georgia 30305

Other offices                        None

Premises wherein Collateral (other than            3280 Peachtree Road, N.W. Suite 2300
Receivables) and Records concerning            Atlanta, Georgia 30305
Borrower Collateral are stored

Premises wherein the Receivables are located        3280 Peachtree Road, N.W. Suite 2300
Atlanta, Georgia 30305

Fictitious Names or Tradenames                None

FEIN                            46-4186396

SCHEDULE 4.01(q)
to
FUNDING AGREEMENT
DEPOSIT AND DISBURSEMENT ACCOUNTS

Account Name	Bank Name	Address	Account Number	Purpose
CMI Receivables Funding LLC	Firth Third Bank	3344 Peachtree Road	7460736957	collection/concentration account
		Suite 800
		Atlanta, GA 30326
Cumulus Radio Corporation	Fifth Third Bank	3344 Peachtree Road	7460737260	EFT/CC Account
		Suite 800
		Atlanta, GA 30326

		Lockboxes

Name	Market	Account Number	Lockbox Address	City, State and Zip Code
Cumulus	Abilene	7460736957	3586 Momentum Place	Chicago, IL 60689-5335
Cumulus	Albany	7460736957	3587 Momentum Place	Chicago, IL 60689-5335
Cumulus	Albuquerque	7460736957	3629 Momentum Place	Chicago, IL 60689-5336
Cumulus	Allentown	7460736957	3630 Momentum Place	Chicago, IL 60689-5336
Cumulus	Amarillo	7460736957	3588 Momentum Place	Chicago, IL 60689-5335
Cumulus	Ann Arbor	7460736957	3589 Momentum Place	Chicago, IL 60689-5335
Cumulus	Appleton	7460736957	3590 Momentum Place	Chicago, IL 60689-5335
Cumulus	Atlanta	7460736957	3664 Momentum Place	Chicago, IL 60689-5336
Cumulus	Baton Rouge	7460736957	3631 Momentum Place	Chicago, IL 60689-5336
Cumulus	Beaumont	7460736957	3591 Momentum Place	Chicago, IL 60689-5335
Cumulus	Birmingham	7460736957	3632 Momentum Place	Chicago, IL 60689-5336
Cumulus	Blacksburg	7460736957	3592 Momentum Place	Chicago, IL 60689-5335
Cumulus	Bloomington	7460736957	3593 Momentum Place	Chicago, IL 60689-5335
Cumulus	Boise	7460736957	3633 Momentum Place	Chicago, IL 60689-5336
Cumulus	Bridgeport	7460736957	3594 Momentum Place	Chicago, IL 60689-5335
Cumulus	Buffalo	7460736957	3634 Momentum Place	Chicago, IL 60689-5336
Cumulus	Charleston	7460736957	3635 Momentum Place	Chicago, IL 60689-5336
Cumulus	Chattanooga	7460736957	3636 Momentum Place	Chicago, IL 60689-5336
Cumulus	Chicago	7460736957	3578 Momentum Place	Chicago, IL 60689-5335
Cumulus	Cincinnati	7460736957	3669 Momentum Place	Chicago, IL 60689-5336
Cumulus	Colorado Springs	7460736957	3662 Momentum Place	Chicago, IL 60689-5336
Cumulus	Columbia, MO	7460736957	3595 Momentum Place	Chicago, IL 60689-5335
Cumulus	Columbia, SC	7460736957	3663 Momentum Place	Chicago, IL 60689-5336
Cumulus	Columbus-Starkville	7460736957	3596 Momentum Place	Chicago, IL 60689-5335
Cumulus	Dallas	7460736957	3670 Momentum Place	Chicago, IL 60689-5336
Cumulus	Des Moines	7460736957	3637 Momentum Place	Chicago, IL 60689-5336
Cumulus	Detroit	7460736957	3580 Momentum Place	Chicago, IL 60689-5335
Cumulus	Erie	7460736957	3638 Momentum Place	Chicago, IL 60689-5336
Cumulus	Eugene	7460736957	3597 Momentum Place	Chicago, IL 60689-5335
Cumulus	Fayetteville, Arkansas	7460736957	3598 Momentum Place	Chicago, IL 60689-5335
Cumulus	Fayetteville, NC	7460736957	3599 Momentum Place	Chicago, IL 60689-5335
Cumulus	Flint	7460736957	3601 Momentum Place	Chicago, IL 60689-5336
Cumulus	Florence	7460736957	3602 Momentum Place	Chicago, IL 60689-5336
Cumulus	Fort Smith Arkansas	7460736957	3604 Momentum Place	Chicago, IL 60689-5336
Cumulus	Fort Walton Beach	7460736957	3605 Momentum Place	Chicago, IL 60689-5336
Cumulus	Fresno	7460736957	3603 Momentum Place	Chicago, IL 60689-5336
Cumulus	Grand Rapids	7460736957	3639 Momentum Place	Chicago, IL 60689-5336
Cumulus	Green Bay	7460736957	3606 Momentum Place	Chicago, IL 60689-5336
Cumulus	Harrisburg	7460736957	3607 Momentum Place	Chicago, IL 60689-5336
Cumulus	Houston	7460736957	3665 Momentum Place	Chicago, IL 60689-5336
Cumulus	Huntsville	7460736957	3608 Momentum Place	Chicago, IL 60689-5336
Cumulus	Indianapolis	7460736957	3666 Momentum Place	Chicago, IL 60689-5336
Cumulus	Johnson City	7460736957	3658 Momentum Place	Chicago, IL 60689-5336
Cumulus	Kansas City	7460736957	3671 Momentum Place	Chicago, IL 60689-5336
Cumulus	Knoxville	7460736957	3640 Momentum Place	Chicago, IL 60689-5336
Cumulus	Kokomo	7460736957	3641 Momentum Place	Chicago, IL 60689-5336
Cumulus	Lafayette	7460736957	3642 Momentum Place	Chicago, IL 60689-5336
Cumulus	Lake Charles	7460736957	3609 Momentum Place	Chicago, IL 60689-5336
Cumulus	Lexington KY	7460736957	3610 Momentum Place	Chicago, IL 60689-5336
Cumulus	Little Rock	7460736957	3643 Momentum Place	Chicago, IL 60689-5336
Cumulus	Los Angeles	7460736957	3581 Momentum Place	Chicago, IL 60689-5335
Cumulus	Macon	7460736957	3611 Momentum Place	Chicago, IL 60689-5336
Cumulus	Melbourne	7460736957	3612 Momentum Place	Chicago, IL 60689-5336
Cumulus	Memphis	7460736957	3644 Momentum Place	Chicago, IL 60689-5336
Cumulus	Minneapolis	7460736957	3582 Momentum Place	Chicago, IL 60689-5335
Cumulus	Mobile	7460736957	3613 Momentum Place	Chicago, IL 60689-5336
Cumulus	Modesto	7460736957	3656 Momentum Place	Chicago, IL 60689-5336
Cumulus	Montgomery	7460736957	3615 Momentum Place	Chicago, IL 60689-5336
Cumulus	Muncie Marion	7460736957	3645 Momentum Place	Chicago, IL 60689-5336
Cumulus	Muskegon	7460736957	3646 Momentum Place	Chicago, IL 60689-5336
Cumulus	Myrtle Beach	7460736957	3616 Momentum Place	Chicago, IL 60689-5336
Cumulus	Nashville	7460736957	3617 Momentum Place	Chicago, IL 60689-5336
Cumulus	New London	7460736957	3647 Momentum Place	Chicago, IL 60689-5336
Cumulus	New Orleans	7460736957	3648 Momentum Place	Chicago, IL 60689-5336
Cumulus	New York	7460736957	3583 Momentum Place	Chicago, IL 60689-5335
Cumulus	Oklahoma City	7460736957	3649 Momentum Place	Chicago, IL 60689-5336
Cumulus	Oxnard-Ventura	7460736957	3624 Momentum Place	Chicago, IL 60689-5336
Cumulus	Pensacola	7460736957	3618 Momentum Place	Chicago, IL 60689-5336
Cumulus	Peoria	7460736957	3650 Momentum Place	Chicago, IL 60689-5336
Cumulus	Providence	7460736957	3651 Momentum Place	Chicago, IL 60689-5336
Cumulus	Reno	7460736957	3652 Momentum Place	Chicago, IL 60689-5336
Cumulus	Saginaw	7460736957	3653 Momentum Place	Chicago, IL 60689-5336
Cumulus	Salt Lake City	7460736957	3654 Momentum Place	Chicago, IL 60689-5336
Cumulus	San Francisco	7460736957	3667 Momentum Place	Chicago, IL 60689-5336
Cumulus	Savannah	7460736957	3619 Momentum Place	Chicago, IL 60689-5336
Cumulus	Shreveport	7460736957	3620 Momentum Place	Chicago, IL 60689-5336
Cumulus	Springfield	7460736957	3655 Momentum Place	Chicago, IL 60689-5336
Cumulus	Syracuse	7460736957	3657 Momentum Place	Chicago, IL 60689-5336
Cumulus	Tallahassee	7460736957	3621 Momentum Place	Chicago, IL 60689-5336
Cumulus	Toledo	7460736957	3622 Momentum Place	Chicago, IL 60689-5336
Cumulus	Topeka	7460736957	3623 Momentum Place	Chicago, IL 60689-5336
Cumulus	Tucson	7460736957	3659 Momentum Place	Chicago, IL 60689-5336
Cumulus	Washington, DC	7460736957	3585 Momentum Place	Chicago, IL 60689-5335
Cumulus	Westchester	7460736957	3625 Momentum Place	Chicago, IL 60689-5336
Cumulus	Wichita Falls	7460736957	3626 Momentum Place	Chicago, IL 60689-5336
Cumulus	Wilkes-Barre	7460736957	3660 Momentum Place	Chicago, IL 60689-5336
Cumulus	Wilmington	7460736957	3627 Momentum Place	Chicago, IL 60689-5336
Cumulus	Worcester	7460736957	3661 Momentum Place	Chicago, IL 60689-5336
Cumulus	York	7460736957	3668 Momentum Place	Chicago, IL 60689-5336
Cumulus	Youngstown	7460736957	3628 Momentum Place	Chicago, IL 60689-5336

ANNEX 5.02
to
FUNDING AGREEMENT
REPORTING REQUIREMENTS
The Borrower shall furnish, or cause to be furnished, to each Lender and the Administrative Agent:
(a)    Reporting.
(i) Monthly Report. As soon as available, and in any event no later than 5:00 p.m. (New York time) on the fifteenth day of each calendar month (or, if such day is not a Business Day, the following Business Day), a monthly report (a “Monthly Report”) in the form attached hereto prepared by the Borrower as of the last day of the previous calendar month, together with the following:
(A)    a roll-forward of the Outstanding Balances of all Transferred Receivables as of the last day of the previous calendar month;
(B)    the Outstanding Balances of Billed Amount as of the last day of the previous calendar month that are Ineligible Receivables as of the last day of the previous calendar month by virtue of any of the clauses of the definition of “Eligible Receivable”;
(C)    an aging summary in respect of all Transferred Receivables as of the last day of the previous calendar month;
(D)    a schedule listing the Obligors owing the Outstanding Balances of Transferred Receivables considered to be material as of the last day of the previous calendar month; and
(E)    a copy of any amendments to the Credit and Collection Policy that became effective during the preceding calendar month.
(ii)    Weekly Report. If a Weekly Reporting Trigger Event has occurred and is continuing, as soon as available, and in any event no later than 5:00 p.m. (New York time) on the Wednesday of each calendar week (or, if any Wednesday is not a Business Day or is a corporate holiday of the Servicer, the following Business Day), a report (a “Weekly Report”) in the form attached hereto, prepared by the Borrower reflecting activity through the previous Monday, together with the following:
(A)    a roll-forward of the Outstanding Balances of all Transferred Receivables as of the beginning and as of the end of the weekly reporting period then most recently ended;
(B)    the Outstanding Balances of Billed Amount as of the beginning and as of the end of the weekly reporting period then most recently ended that are Ineligible Receivables as of the beginning and as of the end of the weekly reporting period then most recently ended by virtue of any of the clauses of the definition of “Eligible Receivable”;
(C)    an aging summary in respect of all Transferred Receivables as of the beginning and as of the end of the weekly reporting period then most recently ended; and
(D)    a schedule listing the Obligors owing the Outstanding Balances of Transferred Receivables considered to be material as of the beginning and as of the end of the weekly reporting period then most recently ended.
The Borrower shall be required to deliver a Weekly Report by no later than 5:00 p.m. (New York time) on each Wednesday thereafter (each Weekly Report reflecting the activity through the immediately preceding Monday).
(iii)    Daily Report. If a Termination Event has occurred and is continuing, on a daily basis hereunder, no later than 5:00 p.m. (New York time) on the Business Day immediately following the date on which the daily reporting obligation arose, a daily report (a “Daily Report”) in the form attached hereto, prepared by the Borrower as of the close of business on the immediately preceding Business Day, together with the following:
(A)    a roll-forward of the Outstanding Balances of all Transferred Receivables as of the beginning and as of the end of the Business Day then most recently ended;
(B)    the Outstanding Balances of Billed Amount as of the beginning and as of the end of the Business Day then most recently ended that are Ineligible Receivables as of the beginning and as of the end of the Business Day then most recently ended by virtue of any of the clauses of the definition of “Eligible Receivable”;
(C)    an aging summary in respect of all Transferred Receivables as of the beginning and as of the end of the Business Day then most recently ended; and
(D)    a schedule listing the Obligors owing the Outstanding Balances of Transferred Receivables considered to be material as of the beginning and as of the end of the Business Day then most recently ended.
The Borrower shall be required to deliver a Daily Report by no later than 5:00 p.m. (New York time) on each Business Day thereafter (each Daily Report relating to the immediately preceding Business Day).
(b)    Annual Audited Financials. As soon as available, but in any event within ninety (90) days after the end of each fiscal year of the Parent, a copy of (1) the consolidated balance sheet of the Parent and its consolidated Subsidiaries as at the end of such year and the related consolidated statements of operations, stockholders’ equity and cash flows for such year, setting forth in each case in comparative form the figures for the previous year, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by certified public accountants of nationally recognized standing not unacceptable to the Administrative Agent and (2) the unaudited financial statements for the Borrower and its Subsidiaries.
(c)    Quarterly Financials. As soon as available, but in any event not later than sixty (60) days after the end of each of the first three quarterly periods of each fiscal year of the Parent, the unaudited consolidated balance sheet of the Parent and its consolidated Subsidiaries at the end of such quarter and the related unaudited consolidated statements of operations and cash flows of the Parent and its consolidated Subsidiaries for such applicable period and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form, the figures for the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments and the absence of footnotes).
All financial statements required to be delivered pursuant to this clause and clause (b) shall be prepared in reasonable detail in accordance with GAAP (provided, that interim statements may be condensed and may exclude footnote disclosure and are subject to year-end adjustment) applied consistently throughout the periods reflected therein and with prior periods (except as concurred in by such accountants or officer, as the case may be, and disclosed therein and except that interim financial statements need not be restated for changes in accounting principles which require retroactive application, and operations which have been discontinued (as defined in ASC 360, “Property, Plant and Equipment”) during the current year need not be shown in interim financial statements as such either for the current period or comparable prior period).
(d)    SEC Filings and Press Releases.  Promptly upon their becoming available, copies of:  (i) all financial statements, reports, notices and proxy statements made publicly available by the Borrower, the Parent, the Ultimate Parent or any Originator to its security holders; (ii) all regular and periodic reports and all registration statements and prospectuses, if any, filed by the Borrower, the Parent, the Ultimate Parent or any Originator with any securities exchange or with the Securities and Exchange Commission or any governmental or private regulatory authority; and (iii) all press releases and other statements made available by the Borrower, the Parent, the Ultimate Parent or any Originator to the public concerning material adverse changes or developments in the business of any such Person.
(d)    Budgets. Concurrently with the delivery of the consolidated financial statements referred to in clause (b) above, but in any event within ninety (90) days after the beginning of each fiscal year of the Parent to which such budget relates, an annual operating budget of the Parent and its subsidiaries, on a consolidated basis.
(e)    Default Notices. As soon as practicable, and in any event within five Business Days after an Authorized Officer of the Borrower has actual knowledge of the existence thereof, telephonic or telecopied notice of each of the following events, in each case specifying the nature and anticipated effect thereof and what action, if any, the Borrower proposes to take with respect thereto, which notice, if given telephonically, shall be promptly confirmed in writing on the next Business Day:
(i)    any Incipient Termination Event or Termination Event;
(ii)    the occurrence of any event that would have a Material Adverse Effect on the aggregate value of the Borrower Collateral or on the assignments and Liens granted by the Borrower pursuant to the Funding Agreement;
(iii)    the occurrence of any event of the type described in Sections 4.02(h)(i) and (ii) of the Sale Agreement involving any Obligor obligated under Transferred Receivables with an aggregate Outstanding Balance at such time of $1,000,000 or more; or
(iv)    the commencement of a case or proceeding by or against the Borrower, the Parent, the Servicer, the Member, any Originator or the Ultimate Parent or such Person seeking a decree or order in respect of such Person (A) under the Bankruptcy Code or any other applicable federal, state or foreign bankruptcy or other similar law, (B) appointing a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) for such Person or for any substantial part of its respective assets, or (C) ordering the winding up or liquidation of the affairs of such Person;
(v)    promptly following any request by the Administrative Agent therefor, furnish to the Administrative Agent copies of any documents or notices described in Sections 101(k) or 101(l) of ERISA that any Transaction Party or any ERISA Affiliate may request with respect to any Multiemployer Plan; provided, that if the Transaction Parties or their ERISA Affiliates have not requested such documents or notices from the administrator or sponsor of an applicable Multiemployer Plan, then the Borrower shall cause the Transaction Parties and/or their ERISA Affiliates to promptly make a request for such documents or notices from the administrator or sponsor of such Multiemployer Plan and Borrower shall provide copies of such document and notices promptly after receipt thereof;
(vi)     promptly give notice to the Administrative Agent (who shall deliver to each Lender) upon a Responsible Officer obtaining knowledge of the occurrence of any Reportable Event that, alone or together with any other Reportable Events that have occurred, would reasonably be expected to result in a Material Adverse Effect, and in addition to such notice, deliver to the Administrative Agent and each Lender whichever of the following may be applicable: (A) a certificate of the Responsible Officer setting forth details as to such Reportable Event and the action that the Transaction Parties or ERISA Affiliate proposes to take with respect thereto, together with a copy of any notice of such Reportable Event that may be required to be filed with the PBGC, or (B) any notice delivered by the PBGC in connection with such Reportable Event; or
(vii)    any other event, circumstance or condition that has had or could reasonably be expected to have a Material Adverse Effect.
(f)    Litigation. Promptly upon learning thereof, written notice of any Litigation affecting the Borrower, the Transferred Receivables or the Borrower Collateral, whether or not fully covered by insurance, and regardless of the subject matter thereof that (i) seeks damages in excess of $500,000, (ii) seeks injunctive relief, or (iii) would, if determined adversely, have a Material Adverse Effect.
(g)    Excess Concentration Amount Calculations. No later than the second (2nd) Business Day (i) following any date on which the Excess Concentration Calculation Trigger has occurred for the first time and/or (ii) following any date on which the Excess Concentration Calculation Trigger has occurred and more than ninety days have passed since the most recent calculation of the Excess Concentration Amount based on actual data, the Borrower shall deliver to the Administrative Agent a calculation of the Excess Concentration Amount based on actual data as of the immediately preceding calendar month end.
(h)    Other Documents. Such other financial and other information respecting the Transferred Receivables, the Contracts therefor or the condition or operations, financial or otherwise, of the Borrower, the Member, any Originator, the Parent, the Ultimate Parent or any of its other Subsidiaries as any Lender or Administrative Agent shall, from time to time, reasonably request.
Documents required to be delivered pursuant to clauses (b), (c) and (d) above may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto, on the Parent’s or the Borrower’s website on the Internet at www.cumulus.com or (ii) on which such documents are posted on the Parent’s or the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial or public third-party website or whether sponsored by the Administrative Agent (including the website of the SEC at http://www.sec.gov)); provided that in each case, other than with respect to regular annual or quarterly reports, the Borrower shall notify the Administrative Agent of the posting of any such documents and, at the request of the Administrative Agent, the Borrower shall furnish to the Administrative Agent a hard copy of such document. Each Lender shall be solely responsible for timely accessing posted documents and maintaining its copies of such documents.

Form of Monthly, Weekly and Daily Report
[Attached]

ANNEX W

ADMINISTRATIVE AGENT’S ACCOUNT/
LENDERS’ ACCOUNTS
Wells Fargo Bank, N.A.
420 Montgomery Street
San Francisco, CA
ABA # 121-000-248
Account Name:
Wells Fargo Bank, N.A.
A/C # 37235547964502819 (CRF00)

ANNEX X
to

RECEIVABLES SALE AND SERVICING AGREEMENT
dated as of

March 15, 2017

and

AMENDED AND RESTATED RECEIVABLES FUNDING AND ADMINISTRATION AGREEMENT

dated as of

March 15, 2017

Definitions and Interpretation

SECTION 1. Definitions and Conventions. Capitalized terms used in the Sale Agreement (as defined below) and the Funding Agreement (as defined below) shall have (unless otherwise provided elsewhere therein) the following respective meanings:

“Account” shall mean any of the Concentration Account or the Collection Accounts.
“Account Agreement” shall mean any of the Concentration Account Agreement or the Collection Account Agreements.
“Adequate Security” means cash or deposit account balances pledged pursuant to documentation in form and substance satisfactory to the Swing Line Lender or deposited with the Administrative Agent or a Lien provided by the Borrower or a Non-Funding Lender, in each case, for the benefit of the Swing Line Lender with respect to the Pro Rata Share of the applicable Swing Line Advance of such Non-Funding Lender, which the Swing Line Lender deems sufficient in its sole discretion.
“Administrative Agent” shall have the meaning set forth in the Preamble of the Funding Agreement.
“Advance” shall mean any Revolving Credit Advance or Swing Line Advance, as the context may require.
“Advance Date” shall mean each day on which any Advance is made.
“Adverse Claim” shall mean any claim of ownership or any Lien, other than any ownership interest or Lien created under the Sale Agreement or the Funding Agreement.
“Affected Party” shall mean each of the following Persons: each Lender, the Administrative Agent, the Depositary, each Affiliate of the foregoing Persons, and any SPV or participant with the rights of a Lender under Section 12.02 of the Funding Agreement and their respective successors, transferees and permitted assigns.
“Affiliate” shall mean, with respect to any Person, (a) each Person that, directly or indirectly, owns or controls, whether beneficially, or as a trustee, guardian or other fiduciary, five percent (5%) or more of the Stock having ordinary voting power in the election of directors of such Person, (b) each Person that controls, is controlled by or is under common control with such Person, or (c) each of such Person’s officers, directors, joint venturers and partners. For the purposes of this definition, “control” of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise.
“Agent Account” shall mean the account described on Annex W hereto or such other account that the Administrative Agent may designate in writing from time to time as the “Agent Account” for purposes of the Related Documents.
“Aggregate Commitment” shall mean as to all Lenders, the aggregate commitment of all Lenders to make Advances, which aggregate commitment shall be Fifty Million Dollars ($50,000,000) on the Restatement Effective Date, as such amount may be increased or decreased from time to time in accordance with the Funding Agreement.
“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Parent or its Subsidiaries from time to time concerning or relating to bribery or corruption including without limitation (a) the U.S. Foreign Corrupt Practices Act of 1977, as amended, and (b) the U.K. Bribery Act 2010, as amended (if applicable).
“Anti-Money Laundering Laws” means applicable laws or regulations in any jurisdiction in which the Parent or its Subsidiaries is located or doing business that relates to money laundering, any predicate crime to money laundering, or any financial record keeping and reporting requirements related thereto.
“Appendices” shall mean, with respect to any Related Document, all exhibits, schedules, annexes and other attachments thereto, or expressly identified thereto.
“Applicable Index Rate Margin” means 1.00%.
“Applicable Margin” means 2.50%.
“ASC” shall mean the Financial Accounting Standards Board Accounting Standards Codification.
“Assignment Agreement” shall mean an assignment agreement in the form of Exhibit 12.02(b) attached to the Funding Agreement.
“Authorized Officer” shall mean, with respect to any corporation or limited liability company, the Chairman or Vice-Chairman of the Board, the President, any Vice President, the General Counsel, the Secretary, the Treasurer, the Controller, any Assistant Secretary, any Assistant Treasurer, any manager or managing member and each other officer of such corporation or limited liability company specifically authorized to sign agreements, instruments or other documents on behalf of such corporation or limited liability company in connection with the transactions contemplated by the Sale Agreement, the Funding Agreement and the other Related Documents.
“Balancing Adjustment” means, as of any Monthly Determination Date, the result obtained by dividing (i) the excess of (A) the aggregate Outstanding Balance of all Transferred Receivables as of such date over (B) the aggregate Outstanding Balance of all Transferred Receivables originated from Non-Reviewed Markets as of such date, by (ii) the Net Receivables Balance as of such date.
“Bank” shall mean any of the Collection Account Banks or the Concentration Account Bank.
“Bankruptcy Code” shall mean the provisions of title 11 of the United States Code, 11 U.S.C. § § 101 et seq.
“Billed Amount” shall mean, with respect to any Receivable, the amount billed on the Billing Date to the Obligor thereunder.
“Billing Date” shall mean, with respect to any Receivable, the date on which the invoice with respect thereto was generated.
“BK Obligor” shall mean an Obligor that (i) is a debtor in a voluntary or involuntary bankruptcy proceeding, or (ii) the subject of a comparable receivership or insolvency proceeding, unless, in the case of a bankruptcy proceeding in clause (i) or (ii), the applicable Originator has been designated as a “critical vendor” and such Obligor has obtained (x) in the case of any Receivable originated pre-petition, a final court order approving the payment of the pre-petition claims of such Originator on an administrative priority basis or (y) in the case of any Receivable originated post-petition, (A) a final court order approving the payment of the post-petition claims of such Originator on an administrative priority basis and (B) a debtor-in-possession financing facility that management of the applicable Originator reasonably believes will be available to pay the Receivables owing by such Obligor, and, in any such case, such Obligor has agreed post-petition to pay the Receivables owing by such Obligor on a current basis in accordance with their terms.
“Borrower” shall have the meaning assigned to it in the Preamble to the Funding Agreement.
“Borrower Account Collateral” shall have the meaning assigned to it in Section 7.01(c) of the Funding Agreement.
“Borrower Assigned Agreements” shall have the meaning assigned to it in Section 7.01(b) of the Funding Agreement.
“Borrower Collateral” shall have the meaning assigned to it in Section 7.01 of the Funding Agreement.
“Borrower Obligations” shall mean all loans, advances, debts, liabilities, indemnities and obligations for the performance of covenants, tasks or duties or for payment of monetary amounts (whether or not such performance is then required or contingent, or such amounts are liquidated or determinable) owing by the Borrower to any Secured Party under the Funding Agreement, any other Related Document and any document or instrument delivered pursuant thereto, and all amendments, extensions or renewals thereof, and all covenants and duties regarding such amounts, of any kind or nature, present or future, whether or not evidenced by any note, agreement or other instrument, arising thereunder, including the Outstanding Principal Amount, interest, Unused Commitment Fees, amounts payable in respect of Funding Excess, Successor Servicing Fees and Expenses and Indemnified Amounts. This term includes all principal, interest (including all interest that accrues after the commencement of any case or proceeding by or against the Borrower in bankruptcy, whether or not allowed in such case or proceeding), fees, charges, expenses, attorneys’ fees and any other sum chargeable to the Borrower under any of the foregoing, whether now existing or hereafter arising, voluntary or involuntary, whether or not jointly owed with others, direct or indirect, absolute or contingent, liquidated or unliquidated, and whether or not from time to time decreased or extinguished and later increased, created or incurred, and all or any portion of such obligations that are paid to the extent all or any portion of such payment is avoided or recovered directly or indirectly from any Secured Party or any assignee of any Secured Party as a preference, fraudulent transfer or otherwise.
“Borrowing” shall mean (i) the Revolving Credit Advances of the Lenders (other than the Swing Line Lender) made pursuant to the Funding Agreement, and (ii) each Swing Line Advance made by the Swing Line Lender pursuant to the Funding Agreement.
“Borrowing Base” shall mean, as of any date of determination, an amount equal to the lesser of:
(i) the Aggregate Commitment,
and
(ii) an amount equal to the positive difference, if any, of:
(a)        the product of (1) the Net Receivables Balance multiplied by (2) the Dynamic Advance Rate minus
(b)        the Proxy Reserve
minus
(c)     such other reserves established by the Administrative Agent after a good faith determination in the exercise of reasonable (from the perspective of a secured accounts receivable financing lender) business judgment and in consultation with the Parent;
in each case as disclosed in the most recently submitted Borrowing Request or Report or as otherwise determined by the Administrative Agent based on Borrower Collateral information available to it, including any information obtained from any audit or from any other reports with respect to the Borrower Collateral, which determination shall be final, binding and conclusive on all parties to the Funding Agreement (absent manifest error).
“Borrowing Request” shall have the meaning assigned to it in Section 2.03(a) of the Funding Agreement.
“Broadcast License Subsidiary” shall mean wholly-owned Subsidiary of the Parent that (a) owns or holds no material assets other than FCC Licenses and related rights and (b) has no material liabilities other than (i) trade payables incurred in the ordinary course of business and (ii) tax liabilities, other governmental charges and other liabilities incidental to the ownership or holding of such licenses and related rights.
“Broadcast Month End” shall mean the last Sunday of any calendar month.
“Business Day” shall mean any day that is not a Saturday, a Sunday or a day on which banks are required or permitted to be closed in the State of New York or, with respect to any remittances to be made by any Collection Account Bank or the Concentration Account Bank to any related Account, in the jurisdiction(s) in which the Accounts maintained by such Banks are located.
“Buyer” shall have the meaning assigned to it in the Preamble to the Sale Agreement.
“Buyer Available Amounts” shall have the meaning assigned to it in Section 6.15 of the Sale Agreement.
“Buyer Indemnified Person” shall have the meaning assigned to it in Section 5.01 of the Sale Agreement.
“Capital Adequacy Regulation” means any guideline, request or directive of any central bank or other Governmental Authority, or any other law, rule or regulation, whether or not having the force of law, in each case, regarding capital adequacy of any Lender or of any corporation controlling a Lender.
“Capital Lease” shall mean, with respect to any Person, any lease of any property (whether real, personal or mixed) by such Person as lessee that, in accordance with GAAP, would be required to be classified and accounted for as a capital lease on a balance sheet of such Person.
“Capital Lease Obligation” shall mean, with respect to any Capital Lease of any Person, the amount of the obligations of the lessee thereunder that at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP. Notwithstanding anything else set forth herein, any lease that was or would have been treated as an operating lease under GAAP as in effect on the Closing Date that would become or be treated as a Capital Lease solely as a result of a change in GAAP after the Closing Date shall always be treated as an operating lease for all purposes and at all times under the Funding Agreement.
A “Change in Control” shall be deemed to occur if:
(a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the Closing Date), of Equity Interests representing more than 35% of the aggregate ordinary active voting power represented by the issued and outstanding Equity Interests of Ultimate Parent (other than such an acquisition by a Permitted Owner);
(b) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Ultimate Parent by Persons who were neither (i) nominated by the board of directors of the Ultimate Parent nor (ii) appointed by directors so nominated;
(c) the acquisition of direct or indirect Control of the Ultimate Parent by any Person or group (other than such an acquisition by a Permitted Owner);
(d) the failure of Ultimate Parent to own, directly and of record, 100% of the Capital Stock of the Parent;
(e) Parent shall cease to directly or indirectly own and control all of the economic and voting rights associated with all of the outstanding Equity Interests of any Originator or the Borrower other than pursuant to an Originator Disposition;
(f) the Member shall cease to own directly or indirectly and control all of the economic and voting rights associated with the outstanding Equity Interests of the Borrower; or
(g) any Transaction Party has sold, transferred, conveyed, assigned or otherwise disposed of all or substantially all of its assets (other than (i) such a sale of assets from one Originator to another Originator and/or (ii) in connection with an Originator Disposition).
“Charges” shall mean (i) all federal, state, provincial, county, city, municipal, local, foreign or other governmental taxes (including taxes owed to the PBGC at the time due and payable); (ii) all levies, assessments, charges, or claims of any governmental entity or any claims of statutory lienholders, the nonpayment of which could give rise by operation of law to a Lien on Borrower Collateral or any other property of the Borrower or any Originator and (iii) any such taxes, levies, assessment, charges or claims which constitute a lien or encumbrance on any property of the Borrower or any Originator.
“Closing Date” means December 6, 2013.
“Collection Account” shall mean any deposit account established by or assigned to the Borrower for the deposit of Collections pursuant to and in accordance with Section 6.01(a) of the Funding Agreement.
“Collection Account Agreement” shall mean any agreement among an Originator, the Borrower, the Administrative Agent, and a Collection Account Bank with respect to a Lockbox and Collection Account that provides, among other things, that (a) all items of payment deposited in such Lockbox and Collection Account are held by such Collection Account Bank as custodian for the Administrative Agent, (b) such Collection Account Bank has no rights of setoff or recoupment or any other claim against such Collection Account, as the case may be, other than for payment of its service fees and other charges directly related to the administration of such Collection Account and for returned checks or other items of payment and (c) such Collection Account Bank agrees to forward all Collections received in such Collection Account to the Concentration Account within one Business Day of receipt, and is otherwise in form and substance acceptable to the Administrative Agent.
“Collection Account Bank” shall mean any bank or other financial institution at which one or more Collection Accounts are maintained. As of the date hereof, the sole Collection Account Bank is Fifth Third Bank.
“Collections” shall mean, with respect to any Receivable, all cash collections and other proceeds of such Receivable (including late charges, fees and interest arising thereon, and all recoveries with respect thereto that have been written off as uncollectible) and any amounts required to be paid by an Originator pursuant to Section 2.05 of the Sale Agreement or Section 4.04 of the Sale Agreement.
“Commitment” shall mean as to any Lender (other than the Swing Line Lender), the aggregate commitment of such Lender to make Revolving Credit Advances as set forth in the signature page to the Funding Agreement or in the most recent Assignment Agreement executed by such Lender, as such amount may be adjusted, if at all, from time to time in accordance with the Funding Agreement.
“Commitment Reduction Notice” shall have the meaning assigned to it in Section 2.02(a) of the Funding Agreement.
“Commitment Termination Date” shall mean the earliest of:
(i)    the Facility Maturity Date;
(ii)    the date so designated pursuant to Section 8.01 of the Funding Agreement; and
(iii)    the date of termination of the Aggregate Commitment specified in a notice from the Borrower to the Lenders delivered pursuant to and in accordance with Section 2.02(b) of the Funding Agreement.
“Commitment Termination Notice” shall have the meaning assigned to it in Section 2.02(b) of the Funding Agreement.
“Concentration Account” shall mean that certain account maintained by the Borrower at Concentration Account Bank, which account shall be subject to a Concentration Account Agreement.
“Concentration Account Agreement” shall mean any agreement among an Originator, the Borrower, the Administrative Agent, and the Concentration Account Bank with respect to the Concentration Account that provides, among other things, that (a) all items of payment deposited in the Concentration Account are held by the Concentration Account Bank as custodian for the Administrative Agent and (b) the Concentration Account Bank has no rights of setoff or recoupment or any other claim against the Concentration Account, as the case may be, other than for payment of its service fees and other charges directly related to the administration of the Concentration Account and for returned checks or other items of payment.
“Concentration Account Bank” shall mean the bank or other financial institution at which the Concentration Account is maintained, which shall initially be U.S. Bank National Association.
“Concentration Percentage” shall mean, with respect to an Obligor and such Obligor’s Affiliates as of any date of determination, the General Concentration Percentage or, if applicable, the Special Concentration Percentage for such Obligor at such date of determination.
“Contract” shall mean any agreement or invoice pursuant to, or under which, an Obligor shall be obligated to make payments with respect to any Receivable.
“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
“Credit Agreement” shall mean, collectively, the Amended and Restated Credit Agreement dated as of December 23, 2013, among the Ultimate Parent, the Parent, as borrower, certain lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent, together with all amendments, restatements, supplements or modifications thereto that are in effect on the Closing Date or adopted from time to time thereafter, and any refinancings, replacements or refundings thereof.
“Credit and Collection Policies” shall mean the written credit, collection, customer relations and service policies of the Originators in effect on the Closing Date and attached as Exhibit A to the Funding Agreement, as the same may from time to time be amended, restated, supplemented or otherwise modified with the prior written consent of the Administrative Agent; provided, that such consent shall not be required if such amendment, restatement, supplement or modification could not be reasonably expected to have a Material Adverse Effect.
“Daily Report” shall have the meaning assigned to it in paragraph (a) of Annex 5.02 to the Funding Agreement.
“Days Sales Outstanding” shall mean, as of any Monthly Determination Date, the result (expressed in days) obtained by multiplying (a) 91 by (b) the result obtained by dividing (i) the aggregate Outstanding Balance of Transferred Receivables as of such date by (ii) the aggregate Billed Amount of all Billed Receivables originated during the three calendar months ending on such date.
“Debt” of any Person shall mean, without duplication, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services payment for which is deferred 90 days or more (excluding trade payables or liabilities and deferred payment for services to employees or former employees incurred in the ordinary course of business and payable in accordance with customary practices and other deferred compensation arrangements, so long as the forgoing is not overdue for a period of more than 90 days or, if overdue for more than 90 days, as to which a dispute exists and adequate reserves in conformity with GAAP have been established on the books of such Person), (b) all reimbursement and other obligations with respect to letters of credit, bankers’ acceptances and surety bonds, whether or not matured, (c) all obligations evidenced by notes, bonds, debentures or similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations, (f) all obligations of such Person under commodity purchase or option agreements or other commodity price hedging arrangements, in each case whether contingent or matured, (g) all obligations of such Person under any foreign exchange contract, currency swap agreement, interest rate swap, cap or collar agreement or other similar agreement or arrangement designed to alter the risks of that Person arising from fluctuations in currency values or interest rates, in each case whether contingent or matured, (h) all liabilities of such Person under Title IV of ERISA, (i) all Guaranteed Indebtedness of such Person, (j) all indebtedness of a kind referred to in clauses (a) through (i) above secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property or other assets (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness, (k) all “Indebtedness” as such term is defined in the Credit Agreement, (l) all “Loans” and other obligations under the Credit Agreement (which shall only be Debt of any Person who borrows or guarantees such Debt), and (m) the Borrower Obligations.
“Default Rate” shall have the meaning assigned to it in Section 2.06(b) of the Funding Agreement.
“Default Ratio” shall mean, as of the last day of any calendar month, the ratio (expressed as a percentage) computed by dividing (a) the aggregate Outstanding Balance of all Transferred Receivables that became Defaulted Receivables during the calendar month ending on such date by (b) the aggregate Billed Amount of all Billed Receivables originated during the calendar month ended five calendar months prior to the calendar month ending on such date (so that if the calendar month referenced in (a) were June, the calendar month referenced in (b) would be January).
“Defaulted Receivable” shall mean any Receivable (a) with respect to which any payment, or part thereof, remains unpaid for more than 120 days after its Billing Date, (b) with respect to which the Obligor thereunder is a BK Obligor or (c) that otherwise has been or should be written-off as uncollectible in accordance with the Credit and Collection Policies.
“Defaulted Receivables Trigger Ratio” shall mean, as of the last day of any calendar month, the trailing three-month average Default Ratio in respect of the three most recently ended calendar months.
“Delinquent Receivable” shall mean, as of any date of determination, the aggregate Outstanding Balances of all Billed Receivables with respect to which any payment, or part thereof, is ninety-one (91) or more days past the related Billing Dates of such Billed Receivables.
“Delinquent Receivable Percentage” shall mean, as of the last day of any calendar month, the result (expressed as a percentage) obtained by dividing (a) the aggregate Outstanding Balances of all Delinquent Receivables as of such date by (b) the aggregate Outstanding Balances of all Billed Receivables as of such date.
“Delinquency Trigger Ratio” shall mean, as of the last day of any calendar month, the trailing three-month average of the Delinquent Receivable Percentage in respect of the three calendar months then most recently ended.
“Depositary” shall have the meaning assigned to it in Section 6.0l(c)(i) of the Funding Agreement.
“Dilution Factors” shall mean, with respect to any Transferred Receivable, any portion which (a) was reduced, canceled or written-off as a result of (i) any credits (including credit adjustments of amounts related to commissions included in the amount billed with respect to such Receivable), rebates, cash discounts, volume discounts, cooperative advertising expenses, royalty payments, warranties, cost of parts required to be maintained by agreement (either express or implied), allowances for early payment, defective or rejected services, or any failure by any Originator to deliver any services or otherwise perform under the underlying Contract or invoice, (ii) any change in or cancellation of any of the terms of the underlying Contract or invoice or any cash discount, rebate, retroactive price adjustment or any other adjustment by the applicable Originator which reduces the then outstanding balance of the related Receivable except to the extent resulting from payment default by such Obligor, or (iii) any setoff in respect of any claim by the Obligor thereof (whether such claim arises out of the same or a related transaction or an unrelated transaction) or (b) is subject to any specific dispute, offset, counterclaim or defense whatsoever (except discharge in bankruptcy) of the Obligor thereof.
“Dilution Horizon Ratio” shall mean, as of any Monthly Determination Date, a ratio computed by dividing (a) the aggregate Billed Amount of all Transferred Receivables originated during the Dilution Horizon Period ending on such date by (b) the Net Receivables Balance as of such date.
“Dilution Horizon Period” shall mean 120 days or such other period reasonably determined by the Administrative Agent based on relevant information received during the course of a field exam or otherwise.
“Dilution Ratio” shall mean a ratio (expressed as a percentage) computed as of the last day of each Settlement Period by dividing
(a)    the aggregate Dilution Factors for all Transferred Receivables during such Settlement Period, by
(b)    the aggregate Billed Amount of all Transferred Receivables originated during the Settlement Period immediately preceding such Settlement Period (so that if the Settlement Period referenced in (a) were the February Settlement Period, the calendar month referenced in (b) would be the January Settlement Period).
“Dilution Reserve Rate” shall mean, as of any Monthly Determination Date, the greater of (a) 2.0% and (b) the result obtained by multiplying (i) the Dilution Horizon Ratio by (ii) the sum of (A) the product of (x) 2 and (y) the Adjusted Dilution Ratio as of such date and (B) the Dilution Volatility Component as of such date.
“Adjusted Dilution Ratio” shall mean, as of any Monthly Determination Date, the trailing twelve-month average Dilution Ratio in respect of the twelve most recently ended calendar months.
“Dilution Spike” shall mean, as of any Monthly Determination Date, the highest Dilution Trigger Ratio in respect of the twelve most recently ended calendar months.
“Dilution Volatility Component” shall mean, as of any Monthly Determination Date, the product of (a) the result obtained by subtracting (i) the Adjusted Dilution Ratio from (ii) the Dilution Spike, multiplied by (b) the result obtained by dividing (i) the Dilution Spike by (ii) the Adjusted Dilution Ratio.
“Dilution Trigger Ratio” shall mean, as of any Monthly Determination Date, the trailing three-month average Dilution Ratio in respect of the three most recently ended calendar months.
“Dollars” or “.$.” shall mean lawful currency of the United States of America.
“Dynamic Advance Rate” shall mean, as of any Monthly Determination Date, a percentage equal to the lesser of:
(i)    85%; and
(ii)    100% minus the sum of (A) the Dilution Reserve Rate, (B) the Loss Reserve Rate, (C) the Interest Reserve Rate and (D) the Servicing Reserve Rate.
“Effective Date” shall mean December 6, 2013.
“EFT/CC Account” means account #7460737260 maintained at Fifth Third Bank by Cumulus Radio Corporation, as a Sub-Servicer, solely for the purpose of collecting remittances in the form of Electronic Funds Transfer and credit card payments related exclusively to Transferred Receivables.
“Election Notice” shall have the meaning assigned to it in Section 2.0l(d) of the Sale Agreement.
“Eligible Receivable” shall mean, as of any date of determination, a Transferred Receivable:
(a)    that is due and payable within 90 days of the Billing Date thereof;
(b)    that is not a Defaulted Receivable;
(c)    that is not a liability of an Obligor with respect to which more than 50% of the aggregate Outstanding Balance of all Transferred Receivables owing by such Obligor are Defaulted Receivables;
(d) that is not a liability of an Obligor organized under the laws of any jurisdiction outside of the United States of America (including the District of Columbia but otherwise excluding its territories and possessions);
(a)    that is denominated and payable in Dollars in the United States of America and is not represented by a note or other negotiable instrument or by chattel paper;
(b)    that is not subject to any right of rescission, dispute, offset (including, without limitation, as a result of customer promotional allowances, discounts, rebates, or claims for damages), hold back defense or Adverse Claim (other than Permitted Encumbrances) (with only the portion of any such Receivable subject to any such right of rescission, dispute, offset (including, without limitation, as a result of customer promotional allowances, discounts, rebates, or claims for damages), hold back defense or Adverse Claim or other claim being considered an Ineligible Receivable by virtue of this clause (f)), whether arising out of transactions concerning the Contract therefor or otherwise;
(c)    with respect to which the Obligor thereunder is not a BK Obligor;
(d)    that is not an Unapproved Receivable;
(e)    that does not represent partially performed or unperformed services and does not arise from a transaction for which any additional performance by the Originator thereof, or acceptance by or other act of the Obligor thereunder, including any required submission of documentation, remains to be performed as a condition to any payments on such Receivable or the enforceability of such Receivable under applicable law;
(f)    as to which the representations and warranties of Sections 4.01(v)(ii) through (iv) of the Sale Agreement are true and correct in all respects as of the Transfer Date therefor;
(g)    that is not the liability of an Obligor that has any claim against or affecting the Originator thereof or the property of such Originator which gives rise to a right of set-off against such Receivable (with only that portion of Receivables owing by such Obligor equal to the amount of such claim being an Ineligible Receivable);
(h)    that was originated in accordance with and satisfies in all material respects all applicable requirements of the Credit and Collection Policies;
(i)    that represents the genuine, legal, valid and binding obligation of the Obligor thereunder enforceable by the holder thereof in accordance with its terms;
(j)    that arises under the terms of the Contract therefor and has not been paid in full or been compromised, adjusted, extended, reduced, satisfied, subordinated, rescinded or modified (except for adjustments to the Outstanding Balance thereof to reflect Dilution Factors made in accordance with the Credit and Collection Policies);
(k)    that does not contravene any laws, rules or regulations applicable thereto (including laws, rules and regulations relating to usury, consumer protection, truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy) and with respect to which no party to the Contract therefor is in violation of any such law, rule or regulation;
(l)    with respect to which no proceedings or investigations are pending or threatened before any Governmental Authority (i) asserting the invalidity of such Receivable or the Contract therefor, (ii) asserting the bankruptcy or insolvency of the Obligor thereunder; unless, in the case of a bankruptcy proceeding, the applicable Originator has been designated as a “critical vendor” and the Obligor thereunder has obtained (A) in the case of any Receivable originated pre-petition, a final court order approving the payment of the pre-petition claims of such Originator on an administrative priority basis or (B) in the case of any Receivable originated post-petition, (1) a final court order approving the payment of the post-petition claims of such Originator on an administrative priority basis and (2) a debtor-in-possession financing facility and management of the applicable Originator reasonably believes that such financing will be available to pay the Receivables owing by such Obligor, and, in any such case, such Obligor has agreed post-petition to pay the Receivables owing by such Obligor on a current basis in accordance with its terms, (iii) seeking payment of such Receivable or payment and performance of such Contract or (iv) seeking any determination or ruling that could reasonably be expected to materially and adversely affect the validity or enforceability of such Receivable or such Contract;
(m)    (i) that is an “account” within the meaning of the UCC of the jurisdictions in which the each of the Originators and the Borrower are “located” (within the meaning of Article 9 of the UCC), (ii) is not represented by instruments or chattel paper and (iii) under the terms of the related Contract, the right to payment thereof may be freely assigned, including as a result of compliance with applicable law (or with respect to which, the prohibition on the assignment of rights to payment are made fully ineffective under applicable law);
(n)    that is payable solely and directly to an Originator and not to any other Person, except to the extent that payment thereof may be made to a Lockbox, a Collection Account or the Concentration Account;
(o)    with respect to which all material consents, licenses, approvals or authorizations of, or registrations with, any Governmental Authority required to be obtained, effected or given in connection with the creation of such Receivable or the Contract therefor have been duly obtained, effected or given and are in full force and effect;
(p)    that is created through the provision of services by the Originator thereof in the ordinary course of its business;
(q)    that does not constitute a rebilled amount arising from a deduction taken by an Obligor with respect to a previously arising Receivable;
(r)    that represents an obligation to pay by the Obligor for which an invoice has been issued or will be issued within 35 days of the date such obligation is created;
(s)    as to which the Borrower has a first priority perfected ownership interest and in which the Administrative Agent has a first priority perfected security interest, in each case not subject to any Lien, right, claim, security interest or other interest of any other Person (other than, in the case of the Borrower, the Lien of the Administrative Agent for the benefit of the Lenders);
(t)    to the extent such Transferred Receivable represents sales tax, such portion of such Receivable shall not be an Eligible Receivable;
(u)    with respect to which no check, draft or other item of payment was previously received that was returned unpaid or otherwise;
(v)    if the Obligor for a Receivable is the United States federal government, such Receivable is assigned in compliance with the Federal Assignment of Claim Act, with confirmation of no offset for the Borrower or any Originator obligations;
(w)    that is originated in a Reviewed Market;
(x)    that complies with such other criteria as may be reasonably determined in good faith by the Administrative Agent in the exercise of reasonable (from the perspective of a secured accounts receivable financing lender) business judgment and in consultation with the Servicer; it being understood that Receivables originated from a market that has not been the subject of a satisfactory field exam review in the reasonable discretion of the Administrative Agent are not Eligible Receivables;
(y)    if originated by Incentrev LLC, Cumulus Network Holdings Inc. or Cumulus Radio Corporation, was originated on or after March 15, 2017; or
(z)    if originated by any New Originator, the Administrative Agent shall have received such documents, instruments, agreements and legal opinions in respect of such New Originator, that are listed in the Schedule of Post-Closing Documents, each in form and substance reasonably satisfactory to each Lender and the Administrative Agent.
The Outstanding Balance of any Reviewed Market Receivables that fail to satisfy any of the Proxy Clauses may be estimated based on proxy percentages of the Outstanding Balance of all Reviewed Market Receivables established, and revised from time to time, in the reasonable discretion of the Administrative Agent. Such estimated percentages are referred to herein collectively as the “Proxy Percentages”).
The aggregate of the Proxy Percentages of all of the Proxy Clauses shall not exceed the Proxy Percentage Limit at any time. If the establishment or revision of a Proxy Percentage for any Proxy Clause would cause the aggregate Proxy Percentages for all the Proxy Clauses to exceed the Proxy Percentage Limit, the Borrower (or the Servicer on behalf of the Borrower) shall determine the Outstanding Balance of the Receivables that fail to satisfy any of the Proxy Clauses based on actual data to the extent necessary to cause the aggregate Proxy Percentages for all Proxy Clauses to be less than or equal to the Proxy Percentage Limit.
“Equity Interests” of any person shall mean any and all shares, interests, rights to purchase or otherwise acquire, warrants, options, participations or other equivalents of or interests in (however designated) equity or ownership of such person, including any preferred stock, any limited or general partnership interest and any limited liability company membership interest, and any securities or other rights or interests convertible into or exchangeable for any of the foregoing.
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.
“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with the Borrower, the Member, any Originator, the Parent, the Servicer, the Ultimate Parent or any Subsidiary (other than any Non-Significant Subsidiary) of any Originator or the Servicer, is treated as a single employer under Section 414 of the Code.
“Event of Default” means any Termination Event described in Section 8.01(a), 8.01(b)(iii), 8.01(d) or 8.01(e) of the Funding Agreement.
“Event of Servicer Termination” shall have the meaning assigned to it in Section 8.01 of the Sale Agreement.
“Excess Availability” means, as of any date of determination,
(a) the Borrowing Base (as determined pursuant to clause (ii) of the definition thereof);
minus
(b) the Outstanding Principal Amount.
“Excess Concentration Amount” shall mean, as of any date of determination, with respect to any Obligor of a Receivable, the amount by which the Outstanding Balance of Eligible Receivables owing by such Obligor exceeds (i) the Concentration Percentage for such Obligor multiplied by (ii) the Outstanding Balance of all Eligible Receivables on such date; provided, however, that in the case of an Obligor which is an Affiliate of other Obligors, the Excess Concentration Amount for such Obligor shall be calculated as if such Obligor and such one or more affiliated Obligors were one Obligor.
“Excess Concentration Calculation Trigger” means, on any date of determination, the Outstanding Principal Amount exceeds (A) 0.50 multiplied by (B) the amount described in clause (ii) of the definition of “Borrowing Base”.
“Excess Unbilled Receivables Amount” shall mean, (a) as of any Monthly Determination Date, the amount by which the aggregate Outstanding Balance of all Unbilled Receivables exceeds 10% (ten percent) of the aggregate Outstanding Balance of all Eligible Receivables and (b) as of any other date of determination, the amount by which the aggregate Outstanding Balance of all Unbilled Receivables exceeds 50% (fifty percent) of the aggregate Outstanding Balance of all Eligible Receivables.
“Excluded Obligor” shall mean any Obligor (a) that is an Affiliate of any Originator, the Parent, the Member or the Borrower, or (b) that is designated as an Excluded Obligor upon ten (10) Business Days’ prior written notice from the Administrative Agent to the Borrower and the Servicer.
“Excluded Taxes” means any of the following taxes imposed on or with respect to a Lender or required to be withheld or deducted from a payment to a Lender, (i) taxes imposed on or measured by net income (however denominated), franchise taxes, and branch profits taxes, in each case, imposed as a result of such Lender being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such tax (or any political subdivision thereof) (ii) U.S. federal withholding taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Advance or Commitment pursuant to a law in effect on the date on which (a) such Lender acquires such interest in the Advance or Commitment or (b) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 13.01 of the Funding Agreement, amounts with respect to such taxes were payable either to such Lender's assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (iii) taxes attributable to such Lender’s failure to comply with Section 13.01(f) of the Funding Agreement and (iv) any U.S. federal withholding taxes imposed under FATCA.
“Facility Maturity Date” shall mean the earliest of:
(i)    the Final Advance Date;
(ii)    the date that is 180 days prior to the maturity date (as may be amended from time to time) of any of the Debt of the Parent or any of its Subsidiaries which has an aggregate outstanding principal balance equal to or in excess of $35,000,000 (excluding the Debt under the Credit Agreement related to the revolving credit facility set forth therein (so long as (x) the aggregate outstanding principal balance of such revolving credit facility (including the face amount of any issued but undrawn letters of credit therein) does not exceed $300,000,000) and (y) the scheduled maturity date of such revolving credit facility is not prior to December 23, 2018));
(iii)    the Administrative Agent’s declaration of or the automatic occurrence of the termination of the Facility Maturity Date upon the occurrence and during the continuation of an Event of Default; and
(iv)    date that is 90 days following the Commitment Termination Date.
“FATCA” means sections 1471 through 1474 of the IRC, as of the date of the Funding Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the IRC and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities entered into in connection with the implementation of the foregoing.
“FCC” shall mean the Federal Communications Commission or any Governmental Authority succeeding to the Federal Communications Commission.
“FCC License” shall mean a license issued by the FCC under Part 73 of Title 47 of the Code of Federal Regulations and held by the Parent, Borrower or any Originator.
“Federal Funds Rate” shall mean, for any day, a floating rate equal to the weighted average of the rates on overnight federal funds transactions among members of the Federal Reserve System, as determined by the Administrative Agent.
“Federal Reserve Board” shall mean the Board of Governors of the Federal Reserve System.
“Fee Letter” shall mean that certain amended and restated fee letter agreement dated September 13, 2016 between the Borrower and the Administrative Agent.
“Fees” shall mean any and all fees payable to the Administrative Agent or any Lender pursuant to the Funding Agreement or any other Related Document, including, without limitation and the Unused Commitment Fee.
“Final Advance Date” shall mean December 6, 2018, as such date may be extended with the consent of the Borrower, the Lenders and the Administrative Agent.
“Funding Agreement” shall mean the Amended and Restated Receivables Funding and Administration Agreement dated as of March 15, 2017, by and among the Borrower, the Lenders the Swing Line Lender and the Administrative Agent.
“Funding Availability” shall mean, as of any date of determination, the amount, if any, by which the Borrowing Base exceeds the Outstanding Principal Amount, as of the end of the immediately preceding day.
“Funding Excess” shall mean, as of any date of determination, the extent to which the Outstanding Principal Amount exceeds the Borrowing Base, in each case as disclosed in the most recently submitted Borrowing Request or Report or as otherwise determined by the Administrative Agent based on Borrower Collateral information available to it, including any information obtained from any audit or from any other reports with respect to the Borrower Collateral, which determination shall be final, binding and conclusive on all parties to the Funding Agreement (absent manifest error).
“GAAP” shall mean generally accepted accounting principles in the United States of America as in effect from time to time, consistently applied as such term is further defined in Section 2(a) of this Annex X.
“General Concentration Percentage” shall mean at any time of determination with respect to any Obligor, a percentage equal to:
(i)    if the short-term debt rating of such Obligor is rated both (x) A-1 or better by S&P and (y) P-1 or better by Moody’s, 12%,
(ii)    if the short-term debt rating of such Obligor is rated both (x) A-2 by S&P and Y(y) by Moody’s, 10%.
(iii)    if the short-term debt rating of such Obligor is rated both (x) A-3 by S&P and (y) P-3 by Moody’s, 7%.
(iv)    otherwise, 3.5%.
“General Trial Balance” shall mean, with respect to any Originator and as of any date of determination, such Originator’s accounts receivable trial balance (whether in the form of a computer printout, magnetic tape or diskette) as of such date, listing Obligors and the Transferred Receivables owing by such Obligors as of such date together with the aged Outstanding Balances of such Receivables, in form and substance satisfactory to the Borrower and the Administrative Agent.
“Governmental Authority” shall mean any nation or government, any state, province or other political subdivision thereof, and any agency, department or other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.
“Guaranteed Indebtedness” shall mean, as to any Person, any obligation of such Person guaranteeing any indebtedness, lease, dividend, or other obligation (“primary obligation”) of any other Person (the “primary obligor”) in any manner, including any obligation or arrangement of such Person to (a) purchase or repurchase any such primary obligation, (b) advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet condition of the primary obligor, (c) purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or (d) indemnify the owner of such primary obligation against loss in respect thereof. The amount of any Guaranteed Indebtedness at any time shall be deemed to be the amount equal to the lesser at such time of (x) the stated or determinable amount of the primary obligation in respect of which such Guaranteed Indebtedness is incurred and (y) the maximum amount for which such Person may be liable pursuant to the terms of the instrument embodying such Guaranteed Indebtedness; or, if not stated or determinable, the maximum reasonably anticipated liability (assuming full performance) in respect thereof.
“Immaterial Misstatement” means (i) any untrue or incorrect information set forth in any Report or Borrowing Request which does not cause the calculation of the Borrowing Base reflected on such Report to be greater than what the calculation of the Borrowing Base would have been if such information were not untrue or incorrect or (ii) any untrue or incorrect information unintentionally set forth in any Report which does not cause the calculation of the Borrowing Base reflected on such Report to be more than 1% greater than what the calculation of the Borrowing Base would have been if such information were not untrue or incorrect; provided, that in the case of clause (ii), such information is corrected within two Business Days after an Authorized Officer of the Borrower becomes aware thereof.
“Incipient Servicer Termination Event” shall mean any event that, with the passage of time or notice or both, would, unless cured or waived, become an Event of Servicer Termination.
“Incipient Termination Event” shall mean any event that, with the passage of time or notice or both, would, unless cured or waived, become a Termination Event.
“Indemnified Amounts” shall mean, with respect to any Person, any and all suits, actions, proceedings, claims, damages, losses, liabilities and reasonable expenses (including, but not limited to, reasonable attorneys’ fees and disbursements and other costs of investigation or defense, including those incurred upon any appeal).
“Indemnified Person” shall have the meaning assigned to it in Section 10.01(a) of the Funding Agreement.
“Independent Manager” shall mean a member of the board of managers of the Borrower who (i) shall not have been at the time of such Person’s appointment or at any time during the preceding five years, and shall not be as long as such Person is a manager of the Borrower, (A) a director, officer, employee, partner, shareholder, member, manager or Affiliate of any of the following Persons: Member, Servicer, Originator, Parent or any of their respective Subsidiaries or Affiliates (collectively with the Borrower, the “Independent Parties”), (B) a supplier to any of the Independent Parties or a director, officer, employee, partner, shareholder, member, manager or affiliate of a supplier, (C) a Person controlling or under common control with any partner, shareholder, member, manager, Affiliate or supplier of any of the Independent Parties, or (D) a member of the immediate family of any director, officer, employee, partner, shareholder, member, manager, Affiliate or supplier of any of the Independent Parties; (ii) has prior experience as an independent director/manager for a corporation or limited liability company whose charter documents required the unanimous consent of all independent directors/managers thereof before such corporation or limited liability company could consent to the institution of bankruptcy or insolvency proceedings against it or could file a petition seeking relief under any applicable federal or state law relating to bankruptcy, and (iii) has at least three years of employment experience with one or more entities that provide, in the ordinary course of their respective businesses, advisory, management or placement services to issuers of securitization or structured finance instruments, agreements or securities.
“Index Rate” shall mean, for any day, a floating rate equal to the highest rate determined by the Administrative Agent equal to the Applicable Index Rate Margin plus the greatest of:
(i)     the Prime Rate;
(ii)     the Federal Funds Rate plus 0.50% per annum;
and
(iii)     the sum of:
(a)     1.50% per annum;
and
(b)     the greater of 0.0% and (1)    the offered rate for deposits in United States Dollars as of such date for a three month period in United States Dollars which appears on Reuters Screen LIBOR01 Page as of 11:00 a.m., London time, on the second full LIBOR Business Day preceding such day; divided by (2) a number equal to 1.0 minus the aggregate (but without duplication) of the rates (expressed as a decimal fraction) of reserve requirements in effect on the day which is two (2) LIBOR Business Days to such day (including basic, supplemental, marginal and emergency reserves under any regulations of the Board of Governors of the Federal Reserve system or other governmental authority having jurisdiction with respect thereto, as now and from time to time in effect) for Eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D of such Board) which are required to be maintained by a member bank of the Federal Reserve System; provided that in no event shall the Index Rate for any day be less than the LIBOR Rate for the Settlement Period in which such day occurs.
“Index Rate Advance” shall mean an Advance or portion thereof bearing interest by reference to the Index Rate.
“Ineligible Receivable” shall mean any Receivable (or portion thereof) which fails to satisfy all of the requirements of an “Eligible Receivable” set forth in the definition thereof.
“Insolvent” or “Insolvency” shall mean, with respect to a Multiemployer Plan, the condition that such plan is insolvent within the meaning of Section 4245 of ERISA.
“Interest Period” shall mean, any calendar month, commencing with the first Business Day of such calendar month, and ending with the last day of such calendar month (or if the last day of such calendar month is not a Business Day, the next succeeding business day of the following calendar month).
“Interest Reserve Rate” shall mean, as of any Monthly Determination Date, an amount equal to the product of (i) 1.5, (ii) the Index Rate and (iii) a fraction, the numerator of which is the higher of (a) 30 and (b) the highest Days Sales Outstanding computed during the twelve calendar months ending on such date, and the denominator of which is 360.
“Investment Company Act” shall mean the provisions of the Investment Company Act of 1940, 15 U.S.C. § § 80a et seq., as amended from time to time, and any regulations promulgated thereunder.
“Investments” shall mean, with respect to any Borrower Account Collateral, the certificates, instruments, investment property or other investments in which amounts constituting such collateral are invested from time to time.
“IRC” shall mean the Internal Revenue Code of 1986, as amended from time to time, and any regulations promulgated thereunder.
“IRS” shall mean the Internal Revenue Service.
“Lender” shall have the meaning assigned to it in the Preamble of the Funding Agreement. For the avoidance of doubt, unless the context otherwise requires, the term “Lenders” includes the Swing Line Lender.
“Lender-Related Distress Event” means, with respect to any Lender, that the following has occurred with respect to such Lender or with respect to any Person that directly or indirectly controls such Lender (each a “Distressed Person”): (i) a voluntary or involuntary case with respect to such Distressed Person under the Bankruptcy Code or any similar bankruptcy laws of its jurisdiction of formation; (ii) a custodian, conservator, receiver or similar official is appointed for such Distressed Person or any substantial part of such Distressed Person's assets; (iii) such Distressed Person is subject to a forced liquidation, merger, sale or other change of control supported in whole or in part by guaranties or other support (including, without limitation, the nationalization or assumption of majority ownership or operating control by) from the U.S. government or other Governmental Authority; or (iv) such Distressed Person makes a general assignment for the benefit of creditors or is otherwise adjudicated as, or determined by any Governmental Authority having regulatory authority over such Distressed Person or its assets to be, insolvent, bankrupt, or deficient in meeting any capital adequacy or liquidity standard of any such Governmental Authority.
“Lending Office” means, with respect to any Lender, the office or offices of such Lender specified as its “Lending Office” beneath its name on the applicable signature page hereto, or such other office or offices of such Lender as it may from time to time notify the Borrower and the Administrative Agent.
“Liabilities” means all claims, actions, suits, judgments, damages, losses, liability, obligations, responsibilities, fines, penalties, sanctions, costs, fees, taxes, commissions, charges, disbursements and expenses (including without limitation, those incurred upon any appeal or in connection with the preparation for and/or response to any subpoena or request for document production relating thereto), in each case of any kind or nature (including interest accrued thereon or as a result thereto and fees, charges and disbursements of financial, legal and other advisors and consultants), whether joint or several, whether or not indirect, contingent, consequential, actual, punitive, treble or otherwise.
“LIBOR Business Day” shall mean a Business Day on which banks in the city of London are generally open for interbank or foreign exchange transactions.
“LIBOR Rate” shall mean, for any Interest Period, a per annum rate of interest determined by the Administrative Agent equal to the Applicable Margin plus the greater of (x) 0.0% and (y) the following:
(a)    the offered rate for deposits in United States Dollars for a three-month period which appears on Reuters Screen LIBOR01 Page as of 11:00 a.m., London time, on the second full LIBOR Business Day next preceding the first day of such Interest Period; divided by
(b)    a number equal to 1.0 minus the aggregate (but without duplication) of the rates (expressed as a decimal fraction) of reserve requirements in effect on the day which is two (2) LIBOR Business Days prior to the beginning of such Interest Period (including basic, supplemental, marginal and emergency reserves under any regulations of the Board of Governors of the Federal Reserve system or other governmental authority having jurisdiction with respect thereto, as now and from time to time in effect) for Eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D of such Board) which are required to be maintained by a member bank of the Federal Reserve System;
provided, that if (i) the introduction of or any change in any law or regulation (or any change in the interpretation thereof) shall make it unlawful, or any central bank or other Governmental Authority shall assert that it is unlawful, for a Lender to agree to make or to make or to continue to fund or maintain any Advances at the LIBOR Rate or (ii) a LIBOR Rate Disruption Event shall have occurred, the LIBOR Rate shall in all such cases be equal to the Index Rate. For the avoidance of doubt, except as provided in the immediately preceding proviso, the LIBOR Rate determined for any calendar month shall remain fixed for such calendar month.
If such interest rates shall cease to be available from Reuters News Service, the LIBOR Rate shall be determined from such financial reporting service or other information as shall be mutually acceptable to the Administrative Agent and the Borrower.
“LIBOR Rate Advance” shall mean an Advance or portion thereof bearing interest by reference to the LIBOR Rate.
“LIBOR Rate Disruption Event” shall mean, for any Lender, notification by such Lender to the Borrower and the Administrative Agent of any of the following: (i) determination by such Lender that it would be contrary to law or the directive of any central bank or other governmental authority to obtain United States dollars in the London interbank market to fund or maintain its Advances, (ii) the inability of such Lender, by reason of circumstances affecting the London interbank market generally, to obtain United States dollars in such market to fund its Advances, (iii) a determination by such Lender that the maintenance of its Advances will not adequately and fairly reflect the cost to such Lender of funding such investment at such rate or (iv) any event described in Section 2.09 or Section 2.12.
“Lien” shall mean any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, lien, charge, claim, security interest, easement or encumbrance, or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any lease or title retention agreement and any financing lease having substantially the same economic effect as any of the foregoing).
“Litigation” shall mean, with respect to any Person, any action, claim, lawsuit, demand, investigation or proceeding pending or overtly threatened in writing against such Person before any court, board, commission, agency or instrumentality of any federal, state, local or foreign government or of any agency or subdivision thereof or before any arbitrator or panel of arbitrators.
“Lockbox” shall have the meaning assigned to it in Section 6.01(a)(ii) of the Funding Agreement.
“Loss Horizon Ratio” shall mean, as of the last day of any calendar month, the result obtained by dividing (a) the aggregate Billed Amount of all Transferred Receivables originated during the four calendar months ending on such date by (b) the Net Receivables Balance as of such date.
“Loss Reserve Rate” shall mean, as of the last day of any calendar month, the result obtained by multiplying (a) 1.50 times (b) the result obtained by multiplying (i) the Loss Horizon Ratio by (ii) the highest Defaulted Receivables Trigger Ratio computed during the twelve calendar months ending on such day.
“Material Adverse Effect” shall mean a material adverse effect on (a) the business, assets, liabilities, operations, or financial condition of the Transaction parties taken as a consolidated group or Parent and its Subsidiaries taken as a consolidated group, (b) the ability of any Transaction Party to perform any of its obligations under the Related Documents in accordance with the terms thereof, (c) the validity or enforceability of any Related Document or the rights and remedies of the Borrower, the Lenders or the Administrative Agent under any Related Document or (d) the Transferred Receivables (or collectibility thereof), the Contracts therefor, the Borrower Collateral (in each case, taken as a whole) or the ownership interests or Liens of the Borrower or the Lenders or the Administrative Agent thereon or the priority of such interests or Liens.
“Member” shall mean Cumulus Broadcasting LLC in its capacity as the member of the Borrower.
“Monthly Determination Date” means the last calendar day of each calendar month.
“Monthly Report” shall have the meaning assigned to it in paragraph (a) of Annex 5.02 to the Funding Agreement.
“Moody’s” shall mean Moody’s Investors Service, Inc. or any successor thereto.
“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which a Transaction Party or any ERISA Affiliate has (or within the past 6 years has had) an obligation to contribute pursuant to a collective bargaining agreement to which such Transaction Party or any ERISA Affiliate is a party.
“Net Receivables Balance” shall mean, as of any date of determination, the amount equal to:
(a)    the Outstanding Balance of Eligible Receivables,
minus
(b)    the Excess Concentration Amount;
minus
(c)    the Excess Unbilled Receivables Amount;
in each case as disclosed in the most recently submitted Report or Borrowing Request or as otherwise determined by the Administrative Agent based on Borrower Collateral information available to it, including any information obtained from any audit or from any other reports with respect to the Borrower Collateral, which determination shall be final, binding and conclusive on all parties to the Funding Agreement (absent manifest error).
“Net Worth” shall mean as of any date of determination, the excess, if any, of (a) the aggregate Outstanding Balance of the Receivables at such time, over (b) the sum of (i) the Outstanding Principal Amount at such time, plus (ii) the aggregate outstanding principal balance of the Subordinated Loans (including any Subordinated Loan proposed to be made on the date of determination).
“New Originator” means the following entities: Chicago FM Radio Assets, LLC, KLIF Broadcasting, Inc., KLOS-FM Radio Assets, LLC, Radio Metroplex, Inc., WPLJ Radio, LLC and WBAP-KSCS Assets, LLC.
“Non-Consenting Lender” shall have the meaning assigned to it in Section 12.07(c) of the Funding Agreement.
“Non-Funding Lender” shall mean any Lender: (a) that has failed for three or more Business Days to fund any payments required to be made by it under the Funding Agreement, (b) that has given verbal or written notice to the Borrower or the Administrative Agent or has otherwise publicly announced that such Lender believes it will fail to fund all Advances and other payments required to be funded by it under the Funding Agreement as of any Settlement Date; (c) that has, for three or more Business Days, failed to confirm in writing to the Administrative Agent, in response to a written request of the Administrative Agent, that it will comply with its funding obligations hereunder; (d) that has defaulted in fulfilling its obligations (as a purchaser, lender, agent or letter of credit issuer) under one or more other syndicated receivables purchaser, loan or credit facilities or (e) with respect to which one or more Lender-Related Distress Events has occurred.
“Non-Funding Lender Account” shall have the meaning assigned to it in Section 2.14(a) of the Funding Agreement.
“Non-Reviewed Markets” means, as of any Monthly Determination Date, all markets included in determining the amount set forth in the line item labeled “AR not Reviewed” in the calculation of the Borrowing Base set forth in the Monthly Report pertaining to such Monthly Determination Date.
“Non-Significant Subsidiary” shall mean at any time, any Restricted Subsidiary (other than any Broadcast License Subsidiary) which (i) at such time has total assets (including the total assets of any of its Subsidiaries), together with the total assets of any other Restricted Subsidiaries that are Non-Significant Subsidiaries, of less than 5% of the total assets of the Parent and its Restricted Subsidiaries and (ii) has accrued revenues (including the accrued revenues of any of its Subsidiaries), together with the accrued revenues of any other Restricted Subsidiaries that are Non-Significant Subsidiaries, for the most recently ended twelve-month period of less than 5% of the total revenues of the Parent and its Restricted Subsidiaries.
“Notes” shall mean, collectively, the Revolving Notes and the Swing Line Note.
“Notice of Exclusive Control” means a “notice of exclusive control” (or the equivalent thereof) that can be delivered by the Administrative Agent to the Concentration Account Bank or a Collection Account Bank pursuant to an Account Agreement.
“Obligor” shall mean, with respect to any Receivable, the Person primarily obligated to make payments in respect thereof.
“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.
“Officer’s Certificate” shall mean, with respect to any Person, a certificate signed by an Authorized Officer of such Person.
“Originator” shall mean each Person from time to time party to the Sale Agreement as an “Originator” unless and until any such Person ceases to be a party to the Sale Agreement in connection with an Originator Disposition.
“Originator Disposition” shall have the meaning assigned to it in Section 2.04(b)(ii) of the Funding Agreement.
“Originator Support Agreement” shall mean the Originator Support Agreement, dated as of the Closing Date, made by the Parent in favor of the Borrower.
“Other Lender” shall have the meaning assigned to it in Section 2.03(e) of the Funding Agreement.
“Other Taxes” shall have the meaning assigned to it in Section 13.01(c) of the Funding Agreement.
“Outstanding Balance” shall mean, with respect to any Transferred Receivable, as of any date of determination, the amount (which amount shall not be less than zero) equal to (a) (i) the Billed Amount thereof and (ii) the amount earned but not yet billed as stated in the applicable daily sales journal entries of the related Originator occurring after the most recent Broadcast Month End, minus (b) all Collections received from the Obligor thereunder, minus (c) all discounts to, or any other modifications by, the Originator, the Borrower or the Servicer that reduce such Billed Amount; provided, that if the Servicer makes a good faith determination that all payments by such Obligor with respect to such Billed Amount have been made, the Outstanding Balance shall be zero.
“Outstanding Principal Amount” shall mean, as of any date of determination, the amount equal to (a) the aggregate Advances made by the Lenders under the Funding Agreement on or before such date, minus (b) the aggregate amounts disbursed to the Lenders in reduction of the principal of such Advances pursuant to the Funding Agreement on or before such date and not required to be returned as preference payments or otherwise; provided, that references to the Outstanding Principal Amount of any Lender shall mean an amount equal to (x) the aggregate Advances made by such Lender pursuant to the Funding Agreement on or before such date, minus (y) the aggregate amounts disbursed to any such Lender in reduction of the principal of such Advances pursuant to the Funding Agreement on or before such date and not required to be returned as preference payments or otherwise.
“Parent” shall mean Cumulus Media Holdings Inc., a Delaware corporation.
“Parent Group” shall mean the Parent and each of its Affiliates other than the Borrower.
“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).
“Permitted Encumbrances” shall mean the following encumbrances: (a) Liens for taxes or assessments or other governmental charges or levies not yet due and payable or being contested in good faith and as to which adequate reserves have been provided in accordance with GAAP; (b) deposits securing, or in lieu of, surety, appeal or customs bonds in proceedings to which any Originator, the Borrower or the Servicer is a party; (c) any judgment Lien not constituting a Termination Event under Section 8.01(g) of the Funding Agreement; and (d) presently existing or hereinafter created Liens in favor of the Buyer, the Secured Parties or the Administrative Agent under the Funding Agreement and the Related Documents.
“Permitted Investments” shall mean any of the following:
(a)    obligations of, or guaranteed as to the full and timely payment of principal and interest by, the United States of America or obligations of any agency or instrumentality thereof if such obligations are backed by the full faith and credit of the United States of America, in each case with maturities of not more than 90 days from the date acquired;
(b)    repurchase agreements on obligations of the type specified in clause (a) of this definition; provided, that the short-term debt obligations of the party agreeing to repurchase are rated at least A-1 or the equivalent by S&P and P-1 or the equivalent by Moody’s;
(c)    federal funds, certificates of deposit, time deposits and bankers’ acceptances of any depository institution or trust company incorporated under the laws of the United States of America or any state, in each case with original maturities of not more than 90 days or, in the case of bankers’ acceptances, original maturities of not more than 365 days; provided, that the short-term obligations of such depository institution or trust company are rated at least A-1 or the equivalent by S&P and P-1 or the equivalent by Moody’s;
(d)    commercial paper of any corporation incorporated under the laws of the United States of America or any state thereof with original maturities of not more than 180 days that on the date of acquisition are rated at least A-1 or the equivalent by S&P and P-1 or the equivalent by Moody’s; and
(e)    securities of money market funds rated at least A-1 or the equivalent by S&P and P-1 or the equivalent by Moody’s.
“Permitted Owner” shall mean (a) Lewis W. Dickey, Jr. (the “Principal”), (b) with respect to the Principal, (i) any spouse or immediate family member of the Principal or (ii) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding an 80% or more controlling interest of which consist of the Principal and/or such other Persons referred to in the immediately preceding clause (b)(i), (c) Crestview Radio Investors, LLC and its Affiliates (“Crestview”),or (d) any Person Controlled by, or under common Control with, the Principal, Crestview.
“Person” shall mean any individual, sole proprietorship, partnership, joint venture, unincorporated organization, trust, association, corporation (including a business trust), limited liability company, institution, public benefit corporation, joint stock company, Governmental Authority or any other entity of whatever nature.
“Plan” shall mean any employee pension benefit plan (as defined in Section 3(2) of ERISA, but excluding any Multiemployer Plan) in respect of which any Transaction Party or any ERISA Affiliate is, or if such Plan were terminated, would under Section 4062 or 4069 of ERISA be deemed to be, an “employer” (as defined in Section 3(5) of ERISA).
“Power of Attorney” shall have the meaning assigned to it in Section 9.05 of the Sale Agreement or Section 9.03 of the Funding Agreement, as applicable.
“Prime Rate” means, as of any date, the rate last quoted by The Wall Street Journal as the “Prime Rate” in the United States or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate, or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent).
“Pro Rata Share” shall mean with respect to all matters relating to any Lender (other than the Swing Line Lender), the percentage obtained by dividing (i) the Commitment of that Lender by (ii) the Aggregate Commitment, as such percentage may be adjusted by assignments permitted pursuant to Section 12.02 of the Funding Agreement; provided, however, if all of the Commitments are terminated pursuant to the terms of the Funding Agreement, then “Pro Rata Share” shall mean with respect to all matters relating to any Lender, the percentage obtained by dividing (x) the sum of (A) such Lender’s Revolving Credit Advances, plus (B) such Lender’s share of the obligations to purchase participations in Swing Line Loans and refinance Swing Line Loans pursuant to Section 2.01(b)(iii) and (iv) of the Funding Agreement, by (y) the aggregate Outstanding Principal Amount.
“Prohibited Transaction” shall have the meaning as defined in Section 406 of ERISA and Section 4975(f)(3) of the Code.
“Property” means any interest in any kind of property or asset, whether real, personal or mixed, and whether tangible or intangible.
“Proposed Change” shall have the meaning assigned to it in Section 12.07(c) of the Funding Agreement.
“Proxy Clause” means any of the following clauses in the definition of “Eligible Receivable”: (c), (d), (g), (h) (i), (k), (s), (z) and (bb).
“Proxy Percentage” is defined in the final paragraph of the definition of “Eligible Receivable”.
“Proxy Percentage Limit” means 20% in the aggregate for all the Proxy Percentages of all Proxy Clauses.
“Proxy Reserve” means, as of any Monthly Determination Date, an amount equal to the product of (i) the Proxy Reserve Percentage and (ii) the Net Receivables Balance as of such date.
“Proxy Reserve Percentage” means the result (expressed as a percentage) obtained by multiplying (i) 4.30%, or such other percentage reasonably determined by the Agent from time to time, by (ii) the Balancing Adjustment.
“Ratios” shall mean, collectively, the Days Sales Outstanding, the Default ratio, the Dilution Horizon Ratio, the Loss Horizon Ratio, the Defaulted Receivables Trigger Ratio, the Delinquency Trigger Ratio, the Dilution Ratio, the Dilution Trigger Ratio and the Turnover Days Ratio. For purposes of calculating the Dynamic Advance Rate, the Sale Price, or whether any Termination Event or Incipient Termination Event has occurred, each Ratio applicable at any time shall be as calculated in the most recently submitted Report, or as otherwise reasonably determined by the Administrative Agent based on Borrower Collateral information available to it, including any information obtained from any audit or from any other reports with respect to the Borrower Collateral, which determination shall be final, binding and conclusive on all parties to the Funding Agreement (absent manifest error).
“Receivable” shall mean, with respect to any Obligor:
(a)    indebtedness of such Obligor (whether constituting an account, chattel paper, document, instrument or general intangible (under which the Obligor’s principal obligation is a monetary obligation) and whether or not earned by performance) arising from the provision of or services by an Originator, or other Person approved by the Administrative Agent in its sole discretion, to such Obligor, including the right to payment of any interest or finance charges and other obligations of such Obligor with respect thereto;
(b)    all Liens and property subject thereto from time to time securing or purporting to secure any such indebtedness of such Obligor;
(c)    all guaranties, indemnities and warranties, insurance policies, financing statements, supporting obligations and other agreements or arrangements of whatever character from time to time supporting or securing payment of any such indebtedness;
(d)    all Collections with respect to any of the foregoing;
(e)    all Records with respect to any of the foregoing; and
(f)    all proceeds with respect to any of the foregoing.
“Receivables Assignment” shall have the meaning assigned to it in Section 2.01(a) of the Sale Agreement.
“Records” shall mean all Contracts and other documents, books, records and other information (including customer lists, credit files, computer programs, tapes, disks, data processing software and related property and rights) prepared and maintained by any Originator, the Servicer, any Sub-Servicer or the Borrower with respect to the Receivables and the Obligors thereunder and the Borrower Collateral.
“Refunded Swing Line Loan” shall have the meaning assigned to it in Section 2.01(b)(iii) of the Funding Agreement.
“Reinvestment Date” shall mean date on which any of the following occurs:

(i)	the Borrower uses any proceeds of Advances or any Collections to purchase Receivables pursuant to the Sale Agreement;

(ii)	the Borrower uses any proceeds of Advances or any Collections to repay any obligations in respect of the Subordinated Note; or

(iii)	the Borrower makes any dividend or distribution to the Parent.
“Rejected Amount” shall have the meaning assigned to it in Section 4.04 of the Sale Agreement.
“Related Documents” shall mean each Collection Account Agreement, the Concentration Account Agreement, the Sale Agreement, the Funding Agreement, the Revolving Notes, the Swing Line Note, each Receivables Assignment, the Subordinated Notes, the Originator Support Agreement and any other agreement entered into by any Transaction Party in connection with the transactions contemplated herein.
“Related Transferred Receivables” shall have the meaning assigned to it in Section 2.04(b)(ii) of the Funding Agreement.
“Repayment Notice” shall have the meaning assigned to it in Section 2.03(g) of the Funding Agreement.
“Report” means a Monthly Report, a Weekly Report or a Daily Report, as applicable.
“Reorganization” shall mean, with respect to a Multiemployer Plan, the condition that such plan is in reorganization as such term is used in Section 4241 of ERISA.
“Reportable Event” shall mean any “reportable event,” as defined in Section 4043(c) of ERISA or the regulations issued thereunder, with respect to a Single Employer Plan, other than those events as to which the 30-day notice period has been waived pursuant to applicable regulations as in effect on the date hereof.
“Required Capital Amount” means, as of any date, three percent (3.0%) of the Outstanding Balance of all Transferred Receivables as of such date.
“Requirement of Law” means, with respect to any Person, the common law and any federal, state, local, foreign, multinational or international laws, statutes, codes, treaties, standards, rules and regulations, guidelines, ordinances, orders, judgments, writs, injunctions, decrees (including administrative or judicial precedents or authorities) and the interpretation or administration thereof by, and other determinations, directives, requirements or requests of, any Governmental Authority, in each case whether or not having the force of law and that are applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.
“Requisite Lenders” shall mean (a) two or more Lenders having in the aggregate more than fifty percent (50.0%) of the Aggregate Commitment, or (b) if the Commitments have been terminated, two or more Lenders having in the aggregate more than fifty percent (50.0%) of the aggregate Outstanding Principal Amount; provided that if at any time there is only one Lender party to the Funding Agreement, “Requisite Lenders” shall mean such Lender; provided, further, that so long as any Lender is a Non-Funding Lender, the Commitments and Advances of such Non-Funding Lender will not be taken into account in determining the calculation of which Lenders constitute Requisite Lenders.
“Responsible Officer” shall mean the chief executive officer or the chief operating officer of the Parent or, with respect to financial matters, the chief financial officer of the Parent.
“Restatement Effective Date” shall have the meaning assigned to it in Section 3.01 of the Funding Agreement.
“Restricted Subsidiary” shall mean any Subsidiary of the Ultimate Parent other than an Unrestricted Subsidiary. Unless the context otherwise requires, all references to “Restricted Subsidiary” in the Funding Agreement and the other Related Documents shall be deemed to be a reference to a Restricted Subsidiary of the Parent.
“Reviewed Market” means (i) any of the media markets listed on Exhibit B hereto and (ii) such other media markets that has been the subject of a satisfactory field exam review in the reasonable discretion of the Administrative Agent.
“Reviewed Market Receivable” means a Receivable originated in a Reviewed Market.
“Revolving Credit Advance” shall have the meaning assigned to it in Section 2.01(a)(i) of the Funding Agreement.
“Revolving Note” shall have the meaning assigned to it in Section 2.01(a)(ii) of the Funding Agreement.
“S&P” shall mean Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business or its successor.
“Sale” shall mean with respect to a sale of receivables under the Sale Agreement, a sale of Receivables by an Originator to the Borrower in accordance with the terms of the Sale Agreement.
“Sale Agreement” shall mean that certain Receivables Sale and Servicing Agreement dated as of the Closing Date, by and among each Originator, Servicer and the Borrower, as the Buyer thereunder.
“Sale Price” shall mean, with respect to any Sale of any Sold Receivable, a price agreed upon from time to time by the applicable Originator and the Buyer that results in the purchase price for such Receivable representing the fair market value thereof.
“Sale Price Credit” shall have the meaning assigned to it in Section 2.05 of the Sale Agreement.
“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any Sanctions (at the time of the Restatement Effective Date, Crimea, Cuba, Iran, North Korea, Sudan and Syria).
“Sanctioned Person” means: (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State, the United Nations Security Council, the European Union, any European Union member state, Her Majesty’s Treasury of the United Kingdom, or other relevant sanctions authority, (b) any Person operating, organized or resident in a Sanctioned Country or, to any Transaction Party’s actual knowledge, is a target of Sanctions pursuant to any territorial or country-based Sanctions program, or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b).
“Sanctions” means individually and collectively, respectively any and all economic or financial sanctions, sectoral sanctions, secondary sanctions, trade embargoes or anti-terrorism laws, imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC, the U.S. Department of State, the U.S. Department of Commerce, or through any existing or future Executive Order or (b) the United Nations Security Council, the European Union, any European Union member state, Her Majesty’s Treasury of the United Kingdom or other relevant sanctions authority
“Schedule of Documents” shall mean the schedule of documents, instruments, agreements and legal opinions listed in Annex Y-1 attached hereto.
“Schedule of Post-Closing Documents” shall mean the schedule of documents, instruments, agreements and legal opinions listed in Annex Y-2 attached hereto.
“Secured Parties” shall mean each of the Lenders, the Administrative Agent, each Indemnified Person and each other Affected Party.
“Securities Act” shall mean the provisions of the Securities Act of 1933, 15 U.S.C. Sections 77a et seq., as amended from time to time, and any regulations promulgated thereunder.
“Securities Exchange Act” shall mean the provisions of the Securities Exchange Act of 1934, 15 U.S.C. Sections 78a et seq., as amended from time to time, and any regulations promulgated thereunder.
“Servicer” shall have the meaning assigned to it in the Preamble to the Sale Agreement.
“Servicer Termination Notice” shall mean any notice by the Administrative Agent to the Servicer that the Servicer’s appointment as servicer of the Transferred Receivables under the Sale Agreement has been terminated in accordance with the terms thereof.
“Servicing Fee” shall mean, for any day within a Settlement Period, the amount equal to (a) (i) the Servicing Fee Rate divided by (ii) 360, multiplied by (b) the Outstanding Balance of Transferred Receivables on such day.
“Servicing Fee Rate” shall mean 1.00%.
“Servicing Officer” shall mean any officer of the Servicer involved in, or responsible for, the administration and servicing of the Transferred Receivables and whose name appears on any Officer’s Certificate listing servicing officers furnished to the Administrative Agent by the Servicer, as such certificate may be amended from time to time.
“Servicing Records” shall mean all Records prepared and maintained by the Servicer with respect to the Transferred Receivables and the Obligors thereunder.
“Servicing Reserve Rate” shall mean, as of any Monthly Determination Date, an amount equal to the product of (i) the Servicing Fee Rate and (ii) a fraction, the numerator of which is the higher of (a) 30 and (b) the highest Days Sales Outstanding computed during the twelve calendar months ending on such date, and the denominator of which is 360.
“Settlement Date” shall mean the twenty-second (22nd) Business Day of each calendar month; provided, that on and after the occurrence and continuation of any Termination Event, the Settlement Date shall be the date selected as such by the Administrative Agent from time to time (it being understood and agreed that the Administrative Agent may select such Settlement Date to occur as frequently as daily) or, in the absence of any such selection, the date which would be the Settlement Date pursuant to this definition.
“Settlement Period” shall mean (a) solely for purposes of determining the Ratios, (i) with respect to all Settlement Periods other than the final Settlement Period, each calendar month, whether occurring before or after the Closing Date, and (ii) with respect to the final Settlement Period, the period ending on the Termination Date and beginning with the first day of the calendar month in which the Termination Date occurs, and (b) for all other purposes, (i) with respect to the initial Settlement Period, the period from and including the Closing Date through and including the last day of the calendar month in which the Closing Date occurs, (ii) with respect to the final Settlement Period, the period ending on the Termination Date and beginning with the first day of the calendar month in which the Termination Date occurs, and (iii) with respect to all other Settlement Periods, each calendar month.
“Single Employer Plan” shall mean any Plan subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA.
“Sold Receivable” shall have the meaning assigned to it in Section 2.01(b) of the Sale Agreement.
“Solvent” when used with respect to any Person, means that, as of any date of determination, (a) the amount of the present fair saleable value of the assets of such Person will, as of such date, exceed the amount of all liabilities of such Person, contingent or otherwise, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such Person will be able to pay its debts as they mature. For purposes of this definition, (i) “debt” means liability on a “claim”, (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured and (iii) “present fair saleable value” and “liabilities of such Person, contingent or otherwise” shall, in each case, be determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors.
“Specified Lender” hall have the meaning given such term in Section 2.01(b)(vi) of the Funding Agreement.
“SPV” shall mean any special purpose funding vehicle which acquires any interest in a Lender’s Advances under the Funding Agreement.
“Stock” shall mean all shares, options, warrants, member interests, general or limited partnership interests or other equivalents (regardless of how designated) of or in a corporation, limited liability company, partnership or equivalent entity whether voting or nonvoting, including common stock, preferred stock or any other “equity security” (as such term is defined in Rule 3a11‑1 of the General Rules and Regulations promulgated by the Securities and Exchange Commission under the Securities Exchange Act).
“Stockholder” shall mean, with respect to any Person, each holder of Stock of such Person.
“Subordinated Loan” shall have the meaning given such term in Section 2.01(c)(ii) of the Sale Agreement.
“Subordinated Note” shall have the meaning given such term in Section 2.01(c)(ii) of the Sale Agreement.
“Sub-Servicer” shall mean any Person with whom the Servicer enters into a Sub-Servicing Agreement.
“Sub-Servicing Agreement” shall mean any written contract entered into between the Servicer and any Sub-Servicer pursuant to and in accordance with Section 7.01 of the Sale Agreement relating to the servicing, administration or collection of the Transferred Receivables.
“Subsidiary” shall mean, with respect to any Person, any corporation or other entity (a) of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions are at the time directly or indirectly owned by such Person or (b) that is directly or indirectly controlled by such Person within the meaning of control under Section 15 of the Securities Act.
“Successor Servicer” shall have the meaning assigned to it in Section 9.02 of the Sale Agreement.
“Successor Servicing Fees and Expenses” shall mean the fees and expenses payable to the Successor Servicer as agreed to by the Borrower, the Lenders and the Administrative Agent.
“Swing Line Advance” shall have the meaning assigned to it in Section 2.01(b)(i) of the Funding Agreement.
“Swing Line Availability” shall mean, as of any date of determination, an amount equal to the lesser of (i) Funding Availability as of the end of the immediately preceding day and (ii) the difference between (A) the Swing Line Commitment as of such date and (B) the Outstanding Principal Amount of the Swing Line Loan as of the end of the immediately preceding day.
“Swing Line Commitment” shall mean, as to the Swing Line Lender, the commitment of the Swing Line Lender to make Swing Line Advances pursuant to the terms of the Funding Agreement. As of the Restatement Effective Date, the Swing Line Commitment is equal to the Aggregate Commitment.
“Swing Line Lender” shall have the meaning set forth in the Preamble of the Funding Agreement.
“Swing Line Loan” shall mean at any time, the aggregate amount of Swing Line Advances outstanding to the Borrower.
“Swing Line Note” shall have the meaning assigned to it in Section 2.01(b)(ii) of the Funding Agreement.
“Taxes” shall have the meaning assigned to it in Section 13.01(a) of the Funding Agreement.
“Termination Date” shall mean the date on which (a) the Outstanding Principal Amount has been permanently reduced to zero, (b) all other Borrower Obligations under the Funding Agreement and the other Related Documents have been indefeasibly repaid in full and completely discharged and (c) the Aggregate Commitment has been irrevocably terminated in accordance with the provisions of Section 2.02(b) of the Funding Agreement.
“Termination Event” shall have the meaning assigned to it in Section 8.01 of the Funding Agreement.
“Transaction Parties” shall mean the Originators, the Member, the Servicer and, if the Parent is not the Servicer, the Parent.
“Transfer” shall mean any Sale or contribution (or purported Sale or contribution) of Transferred Receivables by any Originator to the Borrower pursuant to the terms of the Sale Agreement.
“Transfer Date” shall have the meaning assigned to it in Section 2.01(a) of the Sale Agreement.
“Transferred Receivable” shall mean any Sold Receivable or any Contributed Receivable and “Transferred Receivables” shall mean the Sold Receivables and the Contributed Receivables. Any Receivable repurchased by an Originator pursuant to Section 4.04 of the Sale Agreement shall not be deemed to be a Transferred Receivable from and after the date of such repurchase unless such Receivable has subsequently been repurchased by or contributed to the Borrower.
“Trigger Event” means any of the following:
(i) any Termination Event;
(ii) any Incipient Termination Event; and
(iii) the Administrative Agent’s determination that Excess Availability is less than $10.0 million.
“Turnover Days Ratio” shall mean, as of any date of determination, the amount (expressed in days) equal to:
(a)    a fraction, (i) the numerator of which is equal to sum of the aggregate Outstanding Balances of Billed Receivables on the first day of the calendar month that is three full calendar months prior to such date of determination and (ii) the denominator of which is equal to aggregate Collections received during such three full calendar months with respect to all Transferred Receivables, multiplied by
(b)    the average number of days per period contained in such three (3) Settlement Periods.
“UCC” shall mean, with respect to any jurisdiction, the Uniform Commercial Code as the same may, from time to time, be enacted and in effect in such jurisdiction.
“Ultimate Parent” means Cumulus Media, Inc., a Delaware corporation.
“Unapproved Receivable” shall mean any receivable (a) with respect to which the Originator’s customer relationship with the Obligor thereof arises as a result of the acquisition by such Originator of another Person or (b) that was originated in accordance with standards established by another Person acquired by an Originator, in each case, solely with respect to any such acquisitions that have not been approved in writing by the Administrative Agent and then only for the period prior to any such approval.
“Unbilled Receivable” shall mean, at any time of determination, any Transferred Receivable for which an invoice has not yet been issued.
“Unrelated Amounts” shall have the meaning assigned to it in Section 7.03 of the Sale Agreement.
“Unused Commitment Fee” shall mean an amount (expressed in days) and payable on each Settlement Date equal to (a) the excess of the Aggregate Commitment over the Outstanding Principal Amount multiplied by (b) a per annum margin equal to 0.5%.
“Unrestricted Subsidiary” shall mean any Subsidiary of the Parent designated by the board of directors of the Parent as an Unrestricted Subsidiary pursuant to the Credit Agreement.
“U.S. Lender Party” means each of the Administrative Agent, each Lender, each SPV and each participant, in each case that is a United States person as defined in Section 7701(a)(30) of the IRC.
“Wells Fargo” shall mean Wells Fargo Bank, National Association, a Delaware corporation.
“Weekly Report” shall have the meaning assigned to it in paragraph (a) of Annex 5.02 to the Funding Agreement.
“Weekly Reporting Trigger Event” means (i) a Termination Event or (ii) any time that (a) the sum of (W) the Outstanding Principal Amount at such time and (X) the amount of any outstanding Advance requests at such time exceeds (b) the product of (Y) 0.80 multiplied by (Z) the amount described in clause (ii) of the definition of Borrowing Base.
“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete withdrawal or a partial withdrawal from such Multiemployer Plan, as such terms are defined in Title IV of ERISA.

SECTION 2. Other Terms and Rules of Construction.
(a) Accounting Terms. Unless otherwise specifically provided therein, any accounting term used in any Related Document shall have the meaning customarily given such term in accordance with GAAP, and all financial computations thereunder shall be computed in accordance with GAAP consistently applied. That certain items or computations are explicitly modified by the phrase “in accordance with GAAP” shall in no way be construed to limit the foregoing.
(b) Other Terms. All other undefined terms contained in any of the Related Documents shall, unless the context indicates otherwise, have the meanings provided for by the UCC as in effect in the State of New York to the extent the same are used or defined therein.
(c) Rules of Construction. Unless otherwise specified, references in any Related Document or any of the Appendices thereto to a Section, subsection or clause refer to such Section, subsection or clause as contained in such Related Document. The words “herein,” “hereof” and “hereunder” and other words of similar import used in any Related Document refer to such Related Document as a whole, including all annexes, exhibits and schedules, as the same may from time to time be amended, restated, modified or supplemented, and not to any particular section, subsection or clause contained in such Related Document or any such annex, exhibit or schedule. Any reference to any amount on any date of determination means such amount as of the close of business on such date of determination. Any reference to or definition of any document, instrument or agreement shall, unless expressly noted otherwise, include the same as amended, restated, supplemented or otherwise modified from time to time. Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine and neuter genders. The words “including,” “includes” and “include” shall be deemed to be followed by the words “without limitation”; the word “or” is not exclusive; references to Persons include their respective successors and assigns (to the extent and only to the extent permitted by the Related Documents) or, in the case of Governmental Authorities, Persons succeeding to the relevant functions of such Persons; and all references to statutes and related regulations shall include any amendments of the same and any successor statutes and regulations.
(d) Rules of Construction for Determination of Ratios. The Ratios as of the last day of the Settlement Period immediately preceding the Closing Date shall be established by the Administrative Agent on or prior to the Closing Date and the underlying calculations for periods immediately preceding the Closing Date to be used in future calculations of the Ratios shall be established by the Administrative Agent on or prior to the Closing Date and approved by the Borrower in accordance with the form of Monthly Report. For purposes of calculating the Ratios, (i) averages shall be computed by rounding to the second decimal place and (ii) the Settlement Period in which the date of determination thereof occurs shall not be included in the computation thereof and the first Settlement Period immediately preceding such date of determination shall be deemed to be the Settlement Period immediately preceding the Settlement Period in which such date of determination occurs.

ANNEX Y-1
SCHEDULE OF DOCUMENTS
[Attached]
ANNEX Y-2
SCHEDULE OF POST-CLOSING DOCUMENTS
[Attached]